UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       EAGLE WIRELESS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

           TEXAS                                      3663                              76-0494995
(State or other jurisdiction of           (Primary Standard Industrial              (I.R.S. Employer
incorporation or organization)             Classification Code Number)            Identification Number)

               101 COURAGEOUS DRIVE, LEAGUE CITY, TEXAS 77573-3925
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


           DR. H. DEAN CUBLEY
               PRESIDENT                             WITH A COPY TO:
          101 COURAGEOUS DRIVE                    RICHARD O. WEED, ESQ.
       LEAGUE CITY, TX 77573-3925                    WEED & CO. L.P.
             (281) 538-6000                  4695 MACARTHUR CT., SUITE 1450
 (Name, address, including zip code, and          NEWPORT BEACH, CA 92660
  telephone number, including area code,          TELEPHONE 949.475.9086
          of agent for service)                   FACSIMILE 949.475.9087

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is effective and all other conditions of the transaction described in the proxy statement/prospectus included in this registration statement have been satisfied or waived.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------
                                 Proposed
 Title of each                    maximum       Proposed
   class of                      offering        maximum       Amount of
 securities to   Amount to be    price per      aggregate    registration
 be registered    registered       share     offering price       fee
---------------------------------------------------------------------------
$.001 par value
common stock      35,186,944     1.375(1)      $48,382,048    $12,773 (2)
---------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act, based upon the average of the high and low prices of common stock of Eagle Wireless International, Inc. on December 26, 2000 of $1.375.

(2)   Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

To The Stockholders Of Eagle Wireless International, Inc. And ClearWorks.net,
Inc.:

Eagle Wireless International, Inc. and ClearWorks.net, Inc. have entered into an Agreement and Plan of Reorganization dated September 15, 2000. Eagle will issue
0.8 shares of Eagle common stock for each share of ClearWorks. Further, Eagle will assume all outstanding ClearWorks stock options and warrants based upon the same 0.8 exchange ratio.

Eagle's common stock is traded on the American Stock Exchange under the symbol "EAG." ClearWorks' shares are currently listed and traded on the American Stock Exchange under the symbol "CLW." On December 20, 2000 the last reported sale price for Eagle common stock was $1.44 per share. On December 20, 2000 the last reported sale price for ClearWorks common stock was $1.13 per share. Following the merger, Eagle's common stock will continue to be listed on the American Stock Exchange under the symbol "EAG."

The merger is subject to Eagle's stockholders' approval of the proposed share issuance in connection with the merger, and ClearWorks' stockholders' approval of the Merger Agreement. The board of directors of Eagle has approved the merger and unanimously recommends that Eagle's stockholders vote in favor of the merger. Likewise, the board of directors of ClearWorks has approved the merger and unanimously recommends that ClearWorks' stockholders vote in favor of the merger. THE BOARDS OF DIRECTORS OF BOTH EAGLE AND CLEARWORKS URGE YOU TO READ THIS DOCUMENT, INCLUDING THE SECTION DESCRIBING THE RISK FACTORS THAT BEGINS ON PAGE 5.

The date, times and places of the Eagle annual meeting and ClearWorks special meeting are as follows:

        For Eagle stockholders:               For ClearWorks stockholders:
               2:00 p.m.                               10:00 a.m.
            January 31, 2001                        January 31, 2001
         2500 South Shore Blvd.                    2900 Briarpark Ave
        League City, Texas 77573                  Houston, Texas 77042

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend either meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. The date of this joint proxy statement/prospectus is December 29, 2000 and was first mailed to Eagle and ClearWorks stockholders on January 5, 2001.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR OF THE SECURITIES TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        EAGLE WIRELESS INTERNATIONAL INC.

                    Notice of Special Meeting of Stockholders
                           To be Held January 31, 2001

To the stockholders:

We invite you to attend a special meeting of the stockholders of Eagle Wireless International, Inc., which will be held at 2:00 p.m., central time on January 31, 2001 at 2500 South Shore Blvd., League City, Texas 77573.

At this meeting, you will be asked to consider and vote upon the following proposals:

1. To authorize the proposed issuance of shares of Eagle common stock and the assumption of stock options and warrants in connection with the Agreement and Plan of Reorganization (the "Merger Agreement") between Eagle and
ClearWorks.net, Inc., a Delaware corporation.

2. To re-elect the following persons to our board of directors: H. Dean Cubley, Christopher W. Futer, A.L. Clifford, and Glenn Allan Goerke.

3. To elect the following persons to our board of directors pending approval of the merger: Michael T. McClere, Shannon D. McLeroy, and Raymond G. Harrell III.

4. To ratify McManus & Co. as our independent auditors for the fiscal year ended August 31, 2001.

5. To act upon such other matters as may properly come before the meeting.

Only stockholders of record as of December 29, 2000 are entitled to vote at this meeting and any adjournments thereof. You may revoke this proxy at any time before the vote is taken by delivering to Eagle either a written revocation or a later-dated proxy. You may also revoke your proxy orally at the special meeting.

                                          By order of the Board of Directors,
                                          /s/ Dr. H. Dean Cubley
                                          Dr. H Dean Cubley

THE ACCOMPANYING JOINT PROXY STATEMENT-PROSPECTUS INCLUDES A SUMMARY OF TERMS OF THE MERGER AGREEMENT AND CERTAIN RELATED INFORMATION. WE ENCOURAGE YOU TO READ THIS DOCUMENT CAREFULLY.

YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, AND HAS DETERMINED THAT IT IS IN THE BEST INTEREST OF EAGLE AND ITS STOCKHOLDERS FOR EAGLE TO ACQUIRE CLEARWORKS PURSUANT TO THE TERMS OF THE MERGER AGREEMENT. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

If you have any questions in regard to the proposed transaction, please contact Clareen O'Quinn, Investor Relations, Eagle Wireless International, Inc., 101 Courageous Drive, League City, Texas 77573.

                              CLEARWORKS.NET, INC.

                    Notice of Special Meeting of Stockholders
                           To be Held January 31, 2001

To the stockholders:

We invite you to attend a special meeting of the stockholders of ClearWorks.net, Inc., which will be held at 10:00 a.m., central time on January 31, 2001 at 2900 Briarpark Ave., Houston, Texas 77042.

At this meeting, you will be asked to consider and vote upon the following proposals:

1. To approve the Agreement and Plan of Reorganization (the "Merger Agreement") between Eagle Wireless International, Inc., a Texas corporation, and ClearWorks.

2. To act upon such other matters as may properly come before the meeting.

Only stockholders of record as of December 29, 2000 are entitled to vote at this meeting and any adjournments thereof. You may revoke this proxy at any time before the vote is taken by delivering to ClearWorks either a written revocation or a later-dated proxy. You may also revoke your proxy orally at the special meeting.

                                          By order of the Board of Directors,
                                          /s/ Michael T. McClere
                                          Michael T. McClere

THE ACCOMPANYING JOINT PROXY STATEMENT-PROSPECTUS INCLUDES A SUMMARY OF TERMS OF THE MERGER AGREEMENT AND CERTAIN RELATED INFORMATION. WE ENCOURAGE YOU TO READ THIS DOCUMENT CAREFULLY.

YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, AND HAS DETERMINED THAT IT IS IN THE BEST INTEREST OF CLEARWORKS AND ITS STOCKHOLDERS TO APPROVE THE MERGER AGREEMENT. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                       Eagle Wireless International, Inc.
                             Shares of Common Stock
                             -----------------------

                              Joint Proxy Statement
                                       For
                       Eagle Wireless International, Inc.
                         Special Meeting of Stockholders
                         To be held on January 31, 2001

                                       And

                              ClearWorks.net, Inc.
                         Special Meeting of Stockholders
                         To be held on January 31, 2001

This joint proxy statement/prospectus relates to a proposed merger pursuant to the terms of an Agreement and Plan of Reorganization dated September 15, 2000 between Eagle, Eagle Acquisition Corporation and ClearWorks. Under the Merger Agreement, Eagle acquires 100% of the outstanding common stock of ClearWorks and merges Eagle Acquisition Corporation, a wholly-owned subsidiary of Eagle, with ClearWorks. Eagle will issue 0.8 shares of Eagle common stock for each share of ClearWorks. Further, Eagle will assume all outstanding ClearWorks stock options and warrants based upon the same 0.8 exchange ratio.

Eagle will pay the costs of registering the shares under this prospectus, including legal fees.

An investment in Eagle common stock involves risks. See Risk Factors beginning on page 5.

                             Additional Information

THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT EAGLE THAT IS NOT INCLUDED IN OR DELIVERED WITH THE DOCUMENT; AND THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST. YOU MAY OBTAIN THIS INFORMATION BY WRITING TO EAGLE WIRELESS INTERNATIONAL, INC., ATTENTION: INVESTOR RELATIONS, 101 COURAGEOUS DRIVE, LEAGUE CITY, TEXAS 77573 OR TELEPHONING EAGLE AT (281) 538-6000. TO OBTAIN TIMELY DELIVERY, SECURITY HOLDERS MUST REQUEST THE INFORMATION NO LATER THAN JANUARY 24, 2001.

The date of this joint proxy statement/prospectus is December 29, 2000.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT / PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EAGLE. THE DELIVERY OF THIS JOINT PROXY STATEMENT / PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN AT ITS DATE IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                TABLE OF CONTENTS

                                                                            PAGE

PROSPECTUS SUMMARY..........................................................   3
  The Companies.............................................................   3
  The Merger Agreement......................................................   3
  Questions and Answers about the Merger....................................   3
  Risk Factors..............................................................   5
  Risk Factors Related to The Merger Agreement..............................   5
  Risk Factors Relating to the Business of Eagle............................   5
  Selected Historical Consolidated and Unaudited Pro Forma Combined
    Financial Information...................................................   8
  Comparative Per Share Data................................................  11
  Comparative Market Price Information......................................  12
  Directors, Executive Officers and Their Affiliates........................  13
  Other Matters.............................................................  13
TERMS OF THE MERGER.........................................................  13
  The Merger Agreement......................................................  13
  Differences between Rights of Stockholders................................  14
  Federal Tax Consequences..................................................  15
PRO FORMA FINANCIAL INFORMATION.............................................  16
BACKGROUND OF MERGER........................................................  17
MATERIAL CONTRACTS WITH CLEARWORKS..........................................  20
INTERESTS OF NAMED EXPERTS AND COUNSEL......................................  21
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
  ACT LIABILITIES...........................................................  21

INFORMATION ABOUT THE REGISTRANT
  Eagle Wireless International, Inc.........................................  22
  Management's Discussion and Analysis of Financial Condition and
    Results of Operations...................................................  30
  Description of Property...................................................  32
  Legal Proceedings.........................................................  33
  Market Price of and Dividends on Common Equity and Related Stockholder
    Matters.................................................................  33

INFORMATION ABOUT THE COMPANY BEING ACQUIRED
  ClearWorks.net, Inc.......................................................  34
  Management's Discussion and Analysis of Financial Condition and Results
    of Operations...........................................................  41
  Description of Property...................................................  47
  Legal Proceedings.........................................................  47
  Market Price of and Dividends on Common Equity and Related Stockholder
    Matters.................................................................  49

VOTING AND MANAGEMENT INFORMATION FOR EAGLE AND MATTERS TO BE VOTED ON
  AT THE MEETING............................................................  50
  Eagle Wireless International, Inc.........................................  50
  Item 1 - Election of Directors............................................  50
  Item 2 - Ratification of Independent Public Accountants...................  56
  Item 3 - Eagle - ClearWorks Merger Proposal...............................  56
VOTING AND MANAGEMENT INFORMATION FOR CLEARWORKS AND MATTERS TO BE VOTED
  ON AT THE MEETING.........................................................  57
  ClearWorks.net............................................................  57
  Item 1 - ClearWorks - Eagle Merger Proposal...............................  57
FINANCIAL STATEMENTS........................................................ F-1

                               PROSPECTUS SUMMARY

                                  THE COMPANIES

EAGLE WIRELESS INTERNATIONAL, INC.

Eagle Wireless International, Inc. was incorporated in the state of Texas on May 24, 1993 and commenced business in April of 1996. Eagle and its subsidiaries, BroadbandMagic.com, Atlanticpacific Communications, Inc., and etoolz, Inc. are leading suppliers of cabling, multi-media set-top devices, telecommunications equipment and related software used by service providers in the messaging and other wireless personal communications markets. Eagle designs, manufactures, markets and services its products under the Eagle, BroadbandMagic.com, etoolz and Atlanticpacific names. These products include cabling, multi-media set-top devices, transmitters, communication systems, including messaging, voice messaging and mobile data systems, and radio telephone systems. Eagle formed Eagle Acquisition Corporation to complete the merger with ClearWorks. Eagle is located at 101 Courageous Drive, League City, Texas 77573 and its phone number is (281) 538-6000.

CLEARWORKS.NET, INC.

ClearWorks.net, Inc., a Delaware corporation, provides voice, data and video transmission services to residential and commercial customers located primarily in the Houston, Texas area. Its services consist of installing and maintaining fiber optic cable and copper wire. ClearWorks then sells Internet access, telephone service, and television programming over those lines. ClearWorks is located at 2450 Fondren, Suite 200, Houston, Texas 77063 and its telephone number is (713) 334-2595.

                              THE MERGER AGREEMENT

Eagle seeks to register 35,186,944 shares of Eagle common stock in connection with an Agreement and Plan of Reorganization dated September 15, 2000. As a result of the merger, stockholders of ClearWorks will receive in the aggregate approximately 58% of the outstanding common stock of Eagle following completion of the merger. In addition to the share issuance, Eagle will assume all outstanding ClearWorks stock options and warrants based upon the same 0.8 exchange ratio. As of December 29, 2000, ClearWorks had warrants to purchase approximately 4,909,584 shares of ClearWorks common stock outstanding, which would become options to purchase approximately 3,927,667 shares of Eagle common stock after the merger.

Terms of the Merger Agreement provide that ClearWorks will merge with Eagle Acquisition Corporation, a Delaware corporation, and that all of ClearWorks' public stockholders at the effective time of the merger will become public stockholders of Eagle. It is anticipated that ClearWorks will continue to function in most respects and perform the same services as is currently the case. Eagle will pay all of its legal and accounting costs and the legal, accounting and auditing cost necessary to prepare for the closing of the Merger Agreement and this registration statement. ClearWorks will pay all of its professional fees necessary to complete this transaction, including legal and accounting fees incurred by ClearWorks in connection with the merger. Registrar & Transfer Company will act as the exchange agent for the merger.


QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: AS AN EAGLE STOCKHOLDER, WHY AM I BEING ASKED TO APPROVE THE MERGER?

A: The Merger Agreement requires Eagle to issue approximately 35,186,944 additional shares of its common stock. The issuance of new shares will result in a 140% increase in the number of outstanding shares of Eagle. Under the listing standards, policies and requirements of the American Stock Exchange, Eagle agreed to seek approval of its stockholders where the issuance of common stock could result in an increase in Eagle's outstanding common shares of 20% or more.

Q: AS A CLEARWORKS STOCKHOLDER, WHY AM I BEING ASKED TO APPROVE THE MERGER?

A: Under the Merger Agreement, all shares of ClearWorks will be cancelled in exchange for newly issued shares of Eagle. Delaware law requires the affirmative vote of holders of a majority of the outstanding shares in order to approve the merger.

Q: AS A CLEARWORKS STOCKHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

A: You will receive 0.8 of a share of Eagle common stock in exchange for each share of common stock of ClearWorks that you hold. No fractional shares will be issued. For example, if you own 100 shares of common stock of ClearWorks, you will receive 80 shares of Eagle common stock on the date the merger becomes effective in exchange for your shares of common stock of ClearWorks.

Q: WHAT WILL HAPPEN TO THE OUTSTANDING OPTIONS TO PURCHASE SHARES OF CLEARWORKS COMMON STOCK AS A RESULT OF THE MERGER?

A: Each outstanding option to purchase shares of ClearWorks common stock will be assumed by Eagle. The number of shares of Eagle common stock issuable upon the exercise of an assumed option will be equal to the number of shares of ClearWorks common stock subject to the option multiplied by 0.8. The per share exercise price of an assumed option will be determined by dividing the exercise price of the option in effect immediately prior to the merger by 0.8. The resulting exercise price will then be rounded up to the nearest whole cent. For example, an option to purchase 100 shares of ClearWorks common stock at an exercise price of $50.00 per share will become after the merger an option to purchase 80 shares of Eagle common stock at an exercise price of $62.50 per share.

Q: WHAT ARE THE TAX CONSEQUENCES TO ME OF THE MERGER?

A: Eagle and ClearWorks have structured the merger so that for federal income tax purposes, the ClearWorks stockholders will generally not recognize a gain or a loss upon the receipt of the Eagle common stock in the merger, except with respect to cash received in lieu of fractional shares. Please read carefully the discussion of "Federal Income Tax Consequences" beginning on page 14 below. Eagle and ClearWorks have conditioned the completion of the merger on receipt of a legal opinion regarding the tax consequences of the merger.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this document, please fill out, date and sign your proxy card. Then mail your signed proxy card in the enclosed postage-prepaid return envelope as soon as possible so that your shares may be represented at the special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you instruct your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes, you may revoke this proxy at any time before the vote is taken by delivering to your respective company either a written revocation or a later-dated proxy. You may also revoke your proxy orally at the special meeting.

Q: SHOULD I SEND IN MY CLEARWORKS STOCK CERTIFICATES NOW?

A: No. Eagle will send you written instructions on how to exchange your stock certificates after the merger is completed.

Q: IF I HOLD CLEARWORKS STOCK OPTIONS, DO I HAVE TO DO ANYTHING WITH MY OPTIONS?

A: No. Options will be assumed as noted above and in accordance with the terms of the Merger Agreement.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Assuming that Eagle and ClearWorks satisfy or waive all of the other conditions to closing contained in the Merger Agreement, the merger will occur as soon as practicable after receiving the required vote of the stockholders of Eagle and ClearWorks.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. EAGLE'S BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THE FOLLOWING RISKS. FURTHER, THERE MAY BE ADDITIONAL RISKS NOT KNOWN TO EAGLE AT THIS TIME. THE TRADING PRICE OF SHARES OF EAGLE COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. EAGLE'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY EAGLE DESCRIBED BELOW OR RISKS NOT KNOWN TO IT AT THIS TIME.

                    Risk Factors Related To Merger Agreement

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT EAGLE'S STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS. If the merger is not completed for any reason, Eagle may be subject to a number of material risks. For example, the price of Eagle common stock may decline to the extent, if any, that the current market price of Eagle common stock reflects an assumption by investors that the merger will be completed. Also, the costs incurred by Eagle related to the merger, including legal and accounting fees, and a portion of financial advisor fees, must be paid even if the merger is not completed.

THERE MAY NOT BE A MARKET FOR EAGLE COMMON STOCK FOLLOWING THE COMPLETION OF THIS MERGER. Upon effectiveness of this registration statement, Eagle shares will be registered under the Securities Act. However, there can be no assurance as to the liquidity of any market for the Eagle shares that may develop, your ability to sell the Eagle shares or the price at which you will be able to sell your shares.

IF EAGLE CANNOT SUCCESSFULLY INTEGRATE CLEARWORKS AND ITSELF, THE ANTICIPATED ADVANTAGES OF THE BUSINESS COMBINATION BETWEEN EAGLE AND CLEARWORKS MAY NOT BE REALIZED, IN FULL, IF AT ALL. The integration of ClearWorks and its subsidiaries into Eagle will require the dedication of Eagle management resources. This may distract management's attention from management of the day to day business of Eagle. Retention of key employees by Eagle and the combined company of ClearWorks and its subsidiaries and Eagle has been, and will remain critical to ensure continued advancement, development and support of the companies' technologies, and ongoing sales and market efforts. The inability to retain key technical, sales or marketing personnel after the merger would adversely effect the combined company's business.

UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE EAGLE AND CLEARWORKS TO LOSE KEY PERSONNEL. Current and prospective Eagle and ClearWorks employees may experience uncertainty about their future roles with Eagle or the combined company. This uncertainty may adversely affect Eagle and ClearWorks' ability to attract and retain key management, sales, marketing and technical personnel.

CUSTOMERS OF EAGLE AND CLEARWORKS MAY DELAY OR CANCEL ORDERS AS A RESULT OF CONCERNS OVER THE MERGER. The announcement and closing of the merger could cause customers and potential customers of Eagle and ClearWorks to delay or cancel orders for products or services as a result of customer concerns and uncertainty over the evolution, integration and support of Eagle's or ClearWorks' products and services. A delay or cancellation of orders could have a material adverse effect on the business of Eagle and ClearWorks.

                  Risk Factors Related To The Business Of Eagle

EAGLE HAS A LIMITED OPERATING HISTORY AND EXPECTS TO ENCOUNTER RISKS FREQUENTLY FACED BY SUCH COMPANIES. Eagle has a limited operating history and, accordingly, is subject to all of the substantial risks inherent in the commencement of a new business enterprise. Additionally, Eagle has a limited business history that investors can analyze to aid them in making an informed judgment as to the merits of an investment in Eagle. Any investment in Eagle should be considered a high risk investment because it is a start-up company with unforeseen costs, expenses, competition and other problems to which start-up ventures are often subject. Eagle's prospects must be considered in light of the risks, expenses and difficulties encountered in establishing a new business in a highly competitive industry characterized by rapid technological development.

ALTHOUGH EAGLE HAS HAD A HISTORY OF EARNINGS, EAGLE MAY INCUR LOSSES IN THE FUTURE AND THERE CAN BE NO ASSURANCE WHEN OR IF IT WILL SUSTAIN LONG-TERM PROFITABILITY. Eagle had net sales of $5,239,670 and net earnings of $193,041 for the year ended August 31, 2000. However, for the fiscal years ended 2000 and 1999, Eagle has had losses from operations of $1,226,791 and $438,208, respectively. Eagle may incur losses in the future, and there can be no assurance when or if it will sustain long-term profitability.

EAGLE'S PRODUCTS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND AN INABILITY ON ITS PART TO ADAPT OR ADJUST ITS TECHNOLOGY TO THESE DEVELOPMENTS MAY HAVE A MATERIAL ADVERSE EFFECT ON ITS BUSINESS. The design, development, and manufacturing of personal communication systems, specialized mobile radio products and multimedia entertainment products are highly competitive and characterized by rapid technology changes. Eagle will compete with other existing products and may compete against other development technology. Development by others of new or improved products or technologies may make Eagle's products obsolete or less competitive. While management believes that Eagle's products are based on established state-of-the-art technology, there can be no assurance that they will not be obsolete in the near future or that Eagle will be able to develop a commercial market for its products in response to future technology advances and developments.

EAGLE'S CONVERGENT SET-TOP BOXES ARE IN THE INITIAL STAGES OF DEVELOPMENT, AND EAGLE MAY NOT BE ABLE TO EFFECTIVELY MASS PRODUCE OR MASS MARKET THESE NEW PRODUCTS. Eagle has developed several models of its convergent set-top box product line, and is currently in negotiations to obtain the necessary additional financing to mass produce and market these devices. Eagle may not be able to obtain such financing, and even if it does, it may not be able to continue to effectively mass produce or mass market these products.

EAGLE IS DEPENDENT ON ITS KEY PERSONNEL AND LOSS OF THESE PERSONNEL MAY HAVE AN ADVERSE EFFECT ON ITS BUSINESS. The success of Eagle is dependent upon, among other things, the services of Dr. H. Dean Cubley, president and chief executive officer and James Futer, executive vice-president and chief operating officer. The loss of the services of Dr. Cubley or Mr. Futer, for any reason, could have a material adverse effect on the prospects of Eagle. Eagle has not entered into employment agreements with Dr. Cubley and Mr. Futer but does maintain $5 million of key-man life insurance on Dr. Cubley. Eagle has enlisted experienced personnel in several key positions; however, there can be no assurance that Eagle will be able to continue to attract and retain qualified employees to implement its business plan.

EAGLE'S SUCCESS DEPENDS UPON ITS ABILITY TO PROTECT ITS PROPRIETARY TECHNOLOGIES. Eagle relies on non-disclosure agreements with employees, and common law remedies with respect to its proprietary technology and the filing of patents on its key technology. There can be no assurance that others will not misappropriate Eagle's proprietary technologies or develop competitive technologies or products that could adversely affect Eagle. In addition, although Eagle is not aware of any infringement claims against it or any circumstances that could lead to such claims, there can be no assurance that these claims could not be made which could adversely affect its business.

Eagle's efforts to protect its intellectual property may cause it to become involved in costly and lengthy litigation, which could seriously harm its business. In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Although it has not become involved in intellectual property litigation, it may become involved in litigation in the future to protect its intellectual property or defend allegations of infringement asserted by others. Legal proceedings could subject it to significant liability for damages or invalidate Eagle's proprietary rights. Any litigation, regardless of its outcome, would likely be time consuming and expensive to resolve and would divert management's time and attention. Any potential intellectual property litigation also could force Eagle to take specific actions, including:

o Ceasing the sale of its products that use the challenged intellectual property;

o Obtaining from the owner of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

o     Redesigning those products that use infringing intellectual property.

THE MESSAGING AND PERSONAL COMMUNICATIONS INDUSTRY IS HEAVILY REGULATED AND COMPLIANCE WITH FEDERAL LAWS MAY BE OVERLY BURDENSOME AND COSTLY FOR EAGLE. The messaging and personal communications industry is heavily regulated. Although compliance with these laws and regulations historically has not had a material adverse effect on Eagle's competitive position, operations or financial condition or required material capital expenditures, there is no assurance that the implementation of new or amended laws or regulations in the future would not have this effect or require these expenditures.

EAGLE FACES SUBSTANTIAL COMPETITION FROM COMPETITORS WITH SIGNIFICANTLY GREATER RESOURCES. The wireless personal communications industry includes equipment manufacturers that serve many of the same customers served by Eagle. Substantially all of Eagle's competitors have significantly greater resources, including financial, technical and marketing, than Eagle, and there can be no assurance that Eagle will be able to compete successfully in the future.

Eagle faces competition from many entities with significantly greater financial resources, well-established brand names and larger customer bases. The numerous companies that may seek to enter its industry may expose Eagle to severe price competition for its products and services. Eagle expects competition to intensify in the future and expects significant competition from traditional and new telecommunications companies including, local, long distance, cable modem, Internet, digital subscriber line, microwave, mobile and satellite data providers.

A SYSTEM FAILURE COULD DELAY OR INTERRUPT EAGLE'S ABILITY TO PROVIDE PRODUCTS OR SERVICES AND HAVE A MATERIALLY ADVERSE EFFECT ON EAGLE'S BUSINESS. Eagle's operations are dependent upon its ability to support its highly complex network infrastructure. Many of its customers are particularly dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in its operations could result in loss of these customers. Because of the nature of the services Eagle supplies and the complexity of Eagle's network, it is not feasible to maintain backup systems, and the occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services it provides.

Additionally, the failure of a major supplier to provide the components and parts necessary for its products and services, or of a major customer to continue buying its goods and services, as a result of a natural disaster, operational disruption or any other reason, could cause interruptions in the service Eagle provides and adversely affect its business prospects, financial condition and results of operations.

STOCKHOLDERS FACE POSSIBLE VOLATILITY OF STOCK PRICE FOR EAGLE STOCK. The market price of the common stock may experience fluctuations that are unrelated to the operating performance of Eagle. Eagle recently experienced a decrease in the market price of its common stock and the market price of its common stock has been quite volatile in the last 12 months. Eagle can provide no assurance that the current price will be maintained.

As of December 29, 2000, a total of 25,968,763 shares of Eagle common stock were outstanding. The resale of the shares of common stock offered hereby, along with the resale of the shares of common stock issuable upon the exercise of the stock options may have a negative impact on Eagle's stock price.

THE BOARD OF DIRECTORS HAVE UNLIMITED DISCRETION TO ISSUE EAGLE PREFERRED STOCK THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF ITS COMMON STOCK. The board of directors of Eagle has the authority to issue up to 5,000,000 shares of preferred stock with designations, rights and preferences as they may determine. Accordingly, the board of directors is empowered, without further shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Eagle common stock. Companies have used the issuance of preferred stock as an anti-takeover device and the board of directors could, without further shareholder approval, issue preferred stock with rights that could discourage an attempt to obtain control of Eagle in a transaction not approved by the board of directors.

CONTINUED GROWTH OF EAGLE'S BUSINESS DEPENDS ON ITS ABILITY TO MANAGE EXPANSION AND DEVELOPMENT EFFECTIVELY. Eagle's ability to manage expansion effectively will require it to continue to implement and improve its operating, financial and accounting systems and to hire, train and manage new employees. Among other things, the continued expansion and development of Eagle's business will also depend on its ability to continue to grow as a supplier of telecommunications equipment and related software used by service providers in the messaging and other wireless personal communications market. In addition, it must perform these tasks in a timely manner, at a reasonable cost and on satisfactory terms and conditions. Failure to effectively manage Eagle's planned expansion could have a material adverse effect on its business, growth, financial condition, results of operations and the market price of Eagle common stock. Eagle's expansion may involve acquiring other companies and assets. These acquisitions could divert its resources and management attention and require integration with its existing operations. Eagle cannot assure you that these acquisitions will be successful. Eagle further cannot assure you that it will be successful or timely in developing and marketing service enhancements or new services that respond to technological change, changes in customer requirements and emerging industry standards. Even if Eagle is successful, it cannot assure you that its lack of significant experience with respect to a new service or market will not hinder its ability to successfully capitalize on any such opportunity.

FAILURE TO EXPAND EAGLE'S DISTRIBUTION CHANNELS AND MANAGE EAGLE'S DISTRIBUTION RELATIONSHIPS MAY ADVERSELY EFFECT ITS OPERATIONS. The future growth of Eagle's business will depend in part on its ability to expand its existing relationships with distributors and resellers, develop additional channels for the distribution and sale of Eagle products and manage these relationships. As part of Eagle's growth strategy, Eagle intends to expand its relationships with distributors and resellers. The inability to successfully execute this strategy could impede its future growth.

THE LOSS OF EAGLE'S CONTRACT SUPPLIERS, OR FAILURE TO FORECAST DEMAND ACCURATELY FOR ITS PRODUCTS OR TO MANAGE ITS RELATIONSHIP WITH ITS CONTRACT SUPPLIERS SUCCESSFULLY, WOULD NEGATIVELY IMPACT EAGLE'S ABILITY TO MANUFACTURE AND SELL ITS PRODUCTS. To date Eagle relies on third party suppliers for component and assemblies used in Eagle's products. If its relationship with these suppliers was harmed for any reason or its demand for products was higher than these suppliers could produce, Eagle may have to locate alternative suppliers. Although Eagle believes that other suppliers of the components and assemblies it requires exist, it may be difficult to contract with these suppliers in time to avoid a negative impact on its operations. Further, there can be no assurance that these contractswould be on favorable terms.

FORWARD-LOOKING STATEMENTS

Except for historical information contained in this joint proxy statement / prospectus, the matters discussed in this prospectus are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. These risks and uncertainties include Eagle's dependence on the timely development, introduction and customer acceptance of products, the impact of competition and downward pricing pressures, the ability of Eagle to generate revenues and raise any needed capital, the effect of changing economic conditions, and risks in technology development.

            SELECTED HISTORICAL CONSOLIDATED AND UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

The following selected historical annual financial data of Eagle and ClearWorks has been derived from their respective historical financial statements and should be read in conjunction with those financial statements and the notes related to those financial statements. The financial statements of Eagle for the fiscal year ended August 31, 2000 and August 31, 1999 are found on pages F-1 through F-32. The financial statements for ClearWorks for the fiscal years ended December 31, 1999 and December 31, 1998 are found on pages F-33 through F-68.

The unaudited selected historical financial information as of September 30, 2000 of ClearWorks are derived from its unaudited financial statements and should be read in conjunction with those statements and the notes related to those financial statements which are included. In the opinion of ClearWorks' management, the financial statements reflect all normal and recurring adjustments necessary for the fair presentation of the unaudited interim financial information. The results of operations for those interim periods are not necessarily indicative of the results to be expected for the entire year.

The business combination will be accounted for under the purchase method of accounting. Accordingly, the unaudited pro forma combined condensed balance sheet at August 31, 2000 includes the accounts of Eagle on a historical cost basis and the assets and liabilities of ClearWorks at acquisition cost, allocated by relative estimated fair value as of the date of the acquisition. The estimated purchase price allocations have been made on a preliminary basis and may change as additional information becomes known. The unaudited pro forma combined statements of operations data have been presented as if the business combinations took place at the beginning of the periods presented. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the if the business combination had been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operations or financial period.

                    Eagle Historical Condensed Financial Data
                        At and For Year Ended August 31,

----------------------- ----------------- ------------- -------------- -------------- ----------------
                              1996            1997          1998           1999             2000
                           (audited)       (audited)      (audited)      (audited)       (audited)
----------------------- ----------------- ------------- -------------- -------------- ----------------
CONSOLIDATED
STATEMENT OF
OPERATIONS
DATA
----------------------- ----------------- ------------- -------------- -------------- ----------------
Total Revenue                  1,028,942     4,300,129      5,254,578      3,016,373        5,239,670
----------------------- ----------------- ------------- -------------- -------------- ----------------
Total Costs and                  991,055     3,231,913      4,106,126      2,757,242        6,466,461
Operating
Expenses
----------------------- ----------------- ------------- -------------- -------------- ----------------
Income (Loss)                     37,887     1,068,216      1,148,452        259,131       (1,226,791)
From Operations
----------------------- ----------------- ------------- -------------- -------------- ----------------
Net Income (Loss)                 32,204       728,494        770,968        168,271          193,041
----------------------- ----------------- ------------- -------------- -------------- ----------------
CONSOLIDATED
BALANCE
SHEET DATA
----------------------- ----------------- ------------- -------------- -------------- ----------------
Working Capital                1,657,320     6,090,971      6,812,622      1,658,303       45,798,423
(deficit)
----------------------- ----------------- ------------- -------------- -------------- ----------------
Total Assets                   3,446,992     7,379,898      8,550,443     10,320,282       57,640,811
----------------------- ----------------- ------------- -------------- -------------- ----------------
Long Term Debt                    16,704         2,791          8,621          3,939           73,354
----------------------- ----------------- ------------- -------------- -------------- ----------------
Stockholder's                  2,077,006     6,592,388      7,516,168      8,894,317       54,059,968
Equity (Deficit)
----------------------- ----------------- ------------- -------------- -------------- ----------------
Cash Dividends                      0.00          0.00           0.00           0.00             0.00
Declared Per Common
Share
----------------------- ----------------- ------------- -------------- -------------- ----------------

                 ClearWorks Historical Condensed Financial Data
                       At and For Year Ended December 31,

----------------------- ------------- ------------- -------------- --------------- ---------------- -----------------
                                                                                                      For the nine
                                                                                                      months ended
                                                                                                     September 30,
                            1995          1996          1997            1998            1999              2000
                                                                                                      (unaudited)
----------------------- ------------- ------------- -------------- --------------- ---------------- -----------------
CONSOLIDATED
STATEMENT OF
OPERATIONS
DATA
----------------------- ------------- ------------- -------------- --------------- ---------------- -----------------
Total Revenue                    n/a           n/a        114,000       1,090,000        3,032,000        16,738,665
----------------------- ------------- ------------- -------------- --------------- ---------------- -----------------
Total Costs and                  n/a           n/a        105,000       1,332,000        7,430,000        21,527,839
Operating
Expenses
----------------------- ------------- ------------- -------------- --------------- ---------------- -----------------
Income (Loss)                    n/a           n/a          9,000        (242,000)      (4,398,000)      (14,272,023)
From Operations
----------------------- ------------- ------------- -------------- --------------- ---------------- -----------------
Net Income (Loss)                n/a           n/a          8,000        (252,000)      (5,159,000)      (14,272,023)
----------------------- ------------- ------------- -------------- --------------- ---------------- -----------------
CONSOLIDATED
BALANCE
SHEET DATA
----------------------- ------------- ------------- -------------- --------------- ---------------- -----------------
Working Capital
(Deficit)                        n/a           n/a          4,000          91,000          978,000        (1,920,467)
----------------------- ------------- ------------- -------------- --------------- ---------------- -----------------
Total Assets                     n/a           n/a         72,000       1,190,000       13,758,000        22,670,125
----------------------- ------------- ------------- -------------- --------------- ---------------- -----------------
Long Term Debt                   n/a           n/a         46,000          70,000        3,320,000         1,972,420
----------------------- ------------- ------------- -------------- --------------- ---------------- -----------------
Stockholder's                    n/a           n/a          9,000         884,000        5,770,000        11,528,137
Equity (Deficit)
----------------------- ------------- ------------- -------------- --------------- ---------------- -----------------
Cash Dividends                   n/a           n/a           0.00            0.00             0.00              0.00
Declared Per
Common Share
----------------------- ------------- ------------- -------------- --------------- ---------------- -----------------

           Unaudited Eagle and ClearWorks Pro Forma Combined Condensed
                            Historical Financial Data
                      (In Thousands, Except Per Share Data)


              -------------------------------- -------------------
              PRO FORMA COMBINED CONDENSED         Year Ended
              STATEMENT OF INCOME DATA           August 31, 2000
              -------------------------------- -------------------
              Total Revenue                               $26,687
              -------------------------------- -------------------
              Total Cost of Revenue                       $22,775
              -------------------------------- -------------------
              Total Operating Expenses                    $26,192
              -------------------------------- -------------------
              Income (Loss) From Operations              $(22,280)
              -------------------------------- -------------------
              Net Income (Loss)                          $(27,058)
              -------------------------------- -------------------


              -------------------------------- -------------------
              PRO FORMA CONSOLIDATED                  As of
              BALANCE SHEET DATA                 August 31, 2000
              -------------------------------- -------------------
              Cash and Cash Equivalents                   $33,377
              -------------------------------- -------------------
              Working Capital                             $48,122
              -------------------------------- -------------------
              Total assets                               $165,712
              -------------------------------- -------------------
              Long Term Debt                               $2,045
              -------------------------------- -------------------
              Stockholder's Equity                       $150,984
              -------------------------------- -------------------

COMPARATIVE PER SHARE DATA

The following table summarizes the unaudited historical per share information of Eagle and ClearWorks and the combined per share data on an unaudited pro forma basis. The information presented in the following table is derived from and should be read in conjunction with the selected consolidated financial data and the unaudited pro forma combined financial data included elsewhere in this prospectus. The pro forma combined financial data is not necessarily indicative of the operating results of future operations or the actual results that would have occurred if the acquisition of ClearWorks had been consummated as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial positions of the combined companies.

                           Year Ended August 31, 2000

                                EAGLE HISTORICAL

               -------------------------------------- -----------
               Net Income Per Share-Basic                   $.01
               And Diluted
               -------------------------------------- -----------
               Book Value Per Share (1)                    $2.11
               -------------------------------------- -----------
               PRO FORMA COMBINED:
               -------------------------------------- -----------
               Net Income (Loss) Per Share-
               Basic                                       $(.68)
               Diluted                                      (.56)
               -------------------------------------- -----------
               Book Value Per Share (2)                    $2.61
               -------------------------------------- -----------

                              CLEARWORKS HISTORICAL

               -------------------------------------- -----------
               Net Income (Loss) Per Share-Basic           $(.83)
               And Diluted (4)
               -------------------------------------- -----------
               Book Value Per Share (1)(4)                 $1.24
               -------------------------------------- -----------
               EQUIVALENT PRO FORMA COMBINED (3):
               -------------------------------------- -----------
               Net Income (Loss) Per Share-
               Basic                                       $(.54)
               Diluted                                      (.44)
               -------------------------------------- -----------
               Book Value Per Share (1)                    $2.09
               -------------------------------------- -----------

(1) Book Value is computed by dividing total stockholders' equity by the number of common shares outstanding and does not reflect the possible exercise of stock options and warrants.

(2) Eagle's pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Eagle's common stock which would have been outstanding had the merger been consummated as of each balance sheet date.

(3) ClearWorks' equivalent pro forma combined book value per share is calculated by multiplying Eagle's pro forma combined per share amounts and book value by the expected exchange ratio of approximately .8 shares of Eagle common stock.

(4) ClearWorks' historical book value and loss per share have been adjusted for the acquisitions of Link Two Communications, Inc. and LD Connect, Inc. from the beginning of the pro forma period. These acquisitions occurred after the execution of the Merger Agreement.

COMPARATIVE MARKET PRICE INFORMATION

Shares of Eagle common stock are listed on the American Stock Exchange under the symbol "EAG." ClearWorks common stock is traded on the American Stock Exchange under the symbol "CLW." On September 15, 2000, the last full trading day prior to the public announcement of the proposed Merger Agreement, Eagle's common stock closed at $5.63 per share, and ClearWorks' common stock closed at $4.94 per share. On December 20, 2000, Eagle's common stock closed at $1.44 per share and ClearWorks' common stock closed at $1.13per share.

The table below sets forth, for the periods indicated, the reported high and low sale prices per share of Eagle common stock on the American Stock Exchange.


                               Eagle Common Stock

             ----------------------------------------- ------- ------
             FISCAL 1998                                High    Low
             ----------------------------------------- ------- ------
                   Quarter ended November 30, 1997     $4.75   $2.75
             ----------------------------------------- ------- ------
                   Quarter ended February 28, 1998     $3.56   $0.88
             ----------------------------------------- ------- ------
                   Quarter ended May 31, 1998          $1.69   $1.12
             ----------------------------------------- ------- ------
                   Quarter ended August 31, 1998       $2.16   $0.88
             ----------------------------------------- ------- ------
             FISCAL 1999
             ----------------------------------------- ------- ------
                    Quarter ended November 30, 1998    $2.00   $1.09
             ----------------------------------------- ------- ------
                    Quarter ended February 28, 1999    $3.06   $1.53
             ----------------------------------------- ------- ------
                    Quarter ended May 31, 1999         $2.81   $1.66
             ----------------------------------------- ------- ------
                    Quarter ended August 31, 1999      $2.75   $1.03
             ----------------------------------------- ------- ------
             FISCAL 2000
             ----------------------------------------- ------- ------
                     Quarter ended November 30, 1999   $2.00   $1.00
             ----------------------------------------- ------- ------
                     Quarter ended February 29, 2000   $19.00  $1.13
             ----------------------------------------- ------- ------
                      Quarter ended May 31, 2000       $19.50  $5.62
             ----------------------------------------- ------- ------
                     Quarter ended August 31, 2000     $8.75   $5.63
             ----------------------------------------- ------- ------


The table below sets forth, for the periods indicated, the reported high and low sale prices per share of ClearWorks common stock on the OTC Bulletin Board until and including the quarter ended March 31, 2000 and on the American Stock Exchange for the quarters ended June 30, 2000 and September 30, 2000.


                             ClearWorks Common Stock

             ----------------------------------------- -------- --------
             FISCAL 1998                                High     Low
             ----------------------------------------- -------- --------
                   Quarter ended March 31, 1998        $0.5625  $0.3750
             ----------------------------------------- -------- --------
                   Quarter ended June 30, 1998         $3.6250  $0.5625
             ----------------------------------------- -------- --------
                   Quarter ended September 30, 1998    $3.3125  $1.0313
             ----------------------------------------- -------- --------
                   Quarter ended December 31, 1998     $2.1563  $0.3125
             ----------------------------------------- -------- --------
             FISCAL 1999
             ----------------------------------------- -------- --------
                    Quarter ended March 31, 1999       $1.2500  $0.4375
             ----------------------------------------- -------- --------
                    Quarter ended June 30, 1999        $3.8750  $1.05
             ----------------------------------------- -------- --------
                    Quarter ended September 30, 1999   $8.56    $1.81
             ----------------------------------------- -------- --------
                    Quarter ended December 31, 1999    $4.25    $2.00
             ----------------------------------------- -------- --------
             FISCAL 2000
             ----------------------------------------- -------- --------
                     Quarter ended March 31, 2000      $14.50   $2.56
             ----------------------------------------- -------- --------
                     Quarter ended June 30, 2000       $10.63   $3.37
             ----------------------------------------- -------- --------
                     Quarter ended September 30, 2000  $5.75    $3.19
             ----------------------------------------- -------- --------

DIRECTORS, EXECUTIVE OFFICERS AND THEIR AFFILIATES

As reported on Eagle's 10-KSB for the year ended August 31, 2000, Eagle's officers, directors, executive officers and their affiliates own 2.2% of outstanding shares of Eagle. Eagle's directors have unanimously approved this transaction. Under Texas law and the requirements of the American Stock Exchange, a vote of a majority of the stockholders present in person or represented by proxy at the meeting is required to approve the issuance of additional shares in connection with this transaction. Eagle's directors, executive officers and their affiliates have indicated that they intend to vote in favor of this transaction and have executed voting agreements to that effect.

As reported on ClearWorks' 10-KSB for the year ended December 31, 1999, ClearWorks' directors, executive officers and their affiliates own 38.6% outstanding shares of ClearWorks. ClearWorks' directors have unanimously approved this transaction and have executed voting agreements to that effect. Under Delaware law, a vote of a majority of the outstanding stock entitled to vote at the meeting is required for this transaction.

                                  OTHER MATTERS

Except for the requirements of applicable federal and state securities laws, there are no federal or state regulatory requirements to be complied with or obtained by Eagle in connection with the merger. Dissenters' rights of appraisal do not exist as to ClearWorks' stockholders as ClearWorks' stock is quoted on the American Stock Exchange. Eagle's stockholders do not have the right to dissent as Eagle is not exchanging substantially all of its stock or assets, but are voting to approve the issuance of additional shares in connection with this transaction. There are FCC requirements on the transfer of the Link-Two licenses as well as the state Public Utility Commission transfer requirements on the Texas, Nevada, and Arizona competitive local exchange carrier, or CLEC, licenses.

                               TERMS OF THE MERGER

THE MERGER AGREEMENT

Under the Merger Agreement, Eagle will acquire 100% of the outstanding common stock of ClearWorks and merge Eagle Acquisition Corporation, a wholly-owned subsidiary of Eagle, with ClearWorks. Eagle will issue 0.8 shares of Eagle common stock for each share of ClearWorks common stock at the closing. As a result of the merger, stockholders of ClearWorks will hold in the aggregate approximately 58% of the outstanding common stock of Eagle following completion of the merger. In addition to the share issuance, Eagle will assume all outstanding ClearWorks stock options and warrants based upon the same 0.8 exchange ratio.

The business purpose of the merger between Eagle and ClearWorks is to create a company with unique product and service offerings. This merger is, in effect, creating a new company that will have the ability to provide a full complement of broadband products and services to a wide range of customers and applications in a manner that both companies believe is not currently being provided by any other competitor. Each Bundled Digital Service, or BDSsm subscriber gives the new company an opportunity to create a long-term recurring revenue stream and to generate up-front product revenue by adding a number of current and future hardware and software and service products, such as the convergence set-top box to the existing ClearWorks contracts. This balance of near-term and long-term recurring revenue is a combination that in the opinion of management is highly desirable. The companies believe that hardware, installation and home wiring for the current BDSsm contracts alone have the potential to generate substantial near-term revenue for the new company in the next 24 months. The new company is looking forward to applying the BDSsm concept to some of the current Eagle contract applications in the near future. The combination of Eagle's convergent hardware products, network services, wireless products, wireless network and spectrum services, and strong manufacturing and R&D capabilities and ClearWorks' BDSsm, "last mile" cable and fiber installation, and ClearWorks' CLEC status should provide a well-balanced revenue mix as the combined company provides a full complement of broadband products and services to its customers.

The merger is subject to the approval by the stockholders of Eagle of the proposed share issuance in connection with the merger, the approval by the stockholders of ClearWorks of the Merger Agreement, and other customary closing conditions. Following the merger, Eagle's common stock will continue to be listed on the American Stock Exchange under the symbol "EAG."

The board of directors of Eagle has approved the proposed issuance of shares of Eagle common stock and the assumption of stock options and warrants in connection with the merger and unanimously recommends that Eagle's stockholders vote in favor of the proposed share issuance to complete the merger. Likewise, the board of directors of ClearWorks has approved the Merger Agreement and unanimously recommends that ClearWorks' stockholders vote in favor of the Merger Agreement. The Merger Agreement is attached to this registration statement as Exhibit 10.1 and incorporated by reference in this prospectus.

DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS

Eagle is a Texas corporation subject to the provisions of the Texas Business Corporation Act. ClearWorks is a Delaware corporation subject to the provisions of Delaware General Corporation Law. Upon consummation of the Merger, stockholders of ClearWorks, whose rights are governed by ClearWorks Certificate of Incorporation and bylaws and by the Delaware General Corporation Law, will become stockholders of Eagle, and their rights will be governed by Eagle's Articles of Incorporation and bylaws and by the Texas Business Corporation Act. The following is a summary of the material differences between the rights of the stockholders of Eagle and ClearWorks. This summary is not a complete discussion of, and is qualified in its entirety by reference to, the governing law and the certificate or articles of incorporation and the bylaws of each corporation.

AUTHORIZED COMMON STOCK

Eagle is authorized to issue 100,000,000 shares of common stock, of which 25,968,763 shares were issued and outstanding at December 29, 2000. ClearWorks is authorized to issue 50,000,000 shares of common stock, of which 43,983,680 shares were issued and outstanding at December 29, 2000.

AMENDMENT OF ARTICLES

An amendment to Eagle's Articles of Incorporation may be effected by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote at a meeting. An amendment to ClearWorks' Certificate of Incorporation requires a majority vote of the outstanding stock of ClearWorks entitled to vote at a meeting.

SHAREHOLDER CONSENT

Under Texas law, any action required or permitted to be taken at a meeting of the stockholders of Eagle may be taken without a meeting if written consents are obtained from all stockholders who would be able to vote at the meeting. Under Delaware law, any action required or permitted to be taken at a meeting of the stockholders of ClearWorks may be taken without a meeting if written consents are obtained from stockholders who would have been entitled to cast the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voting.

DIVIDENDS

The board of directors of Eagle may authorize and make distributions to its stockholders unless after giving effect to the distribution, the corporation would be insolvent, or the distribution exceeds the surplus of the corporation. The board of directors of ClearWorks may authorize and make distributions to its stockholders unless after giving effect to the distribution, the distribution exceeds the surplus of the corporation.

BUSINESS COMBINATIONS

Under Texas law, the vote of stockholders required for approval of a plan of merger or exchange is the affirmative vote of at least two-thirds of the outstanding shares of Eagle entitled to vote. Under Delaware law, the vote of stockholders required for approval of a plan of merger or exchange is a majority vote of the outstanding stock of ClearWorks entitled to vote. Under this joint proxy, Eagle stockholders are not being asked to approve a merger, but are voting on the proposal to issue additional shares because of American Stock Exchange listing criteria.

FEDERAL INCOME TAX CONSEQUENCES

It is intended that this merger, when consummated in accordance with the Merger Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the exchange of ClearWorks common stock for Eagle common stock will not give rise to the recognition of a gain or a loss for federal income tax purposes to ClearWorks stockholders. Gain or loss, if any, generally will be recognized by a holder of ClearWorks common stock with respect to the receipt of cash in lieu of any fractional share of Eagle common stock. Such gain or loss will be measured by the difference between the amount of cash received and the portion of the basis of the shares of ClearWorks common stock allocable to such fractional share interest. This gain or loss should be long-term capital gain or loss if such shares of ClearWorks are held as capital assets and have been held for more than one year at the effective date of the merger.

Tax matters are very complicated, and the tax consequences of the merger to ClearWorks' stockholders will depend upon their particular situation. Because of the complexities of the federal income tax laws and because the tax consequences may vary depending on a holder's individual circumstances or tax status, each stockholder of ClearWorks should consult his or her tax advisor concerning the federal, and any applicable state, local, foreign or other tax consequences of the merger.

PRO FORMA FINANCIAL INFORMATION
Eagle Wireless International, Inc. and Clearworks.net, Inc.
Consolidated ProForma Statement of Operations
For The Year Ended August 31, 2000
(Unaudited)(In Thousands)

                                                 Combined
                                                  Totals
                                                 ---------
Revenues                                         $  26,687
Cost of goods sold                                  22,775
Gross profit                                         3,912
Selling, general and
administrative                                      26,192
Loss from operations before other
income(expense)                                    (22,280)
Other income(expense)                               (4,788)
 (Net loss)                                        (27,068)
Earnings(loss)per share:
Primary                                               (.68)
Diluted                                               (.56)


Eagle Wireless International, Inc.
Consolidated ProForma Balance Sheet
August 31, 2000
(Unaudited) (In Thousands)

                                                  Merged
                                                   Total
                                                 ---------
Assets
Current assets                                   $  60,732
Property and equipment,net                          12,100
Other                                                1,071
Goodwill,net                                         5,771
Deferred charges                                     1,195
Licenses                                            20,000
Customer contracts                                  64,842
                                                 ---------
                                                 $ 165,711
                                                 =========
Liabilities and Stockholders' Equity
Current liabilities                              $  12,682
Long-term debt                                       2,046
Stockholders' equity:
Common stock                                        57,917
Paid in capital                                    149,051
Retained earnings                                    1,875
                                                 ---------
                                                   150,983
                                                 $ 165,711
                                                 =========

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                            BACKGROUND OF THE MERGER

Dr. H. Dean Cubley, Chief Executive Officer, President, and Chairman of Eagle, and Mr. Michael T. McClere, Chief Executive Officer and Chairman of ClearWorks, met twice in the summer of 2000 to discuss potential business development activities between the two companies.

During these meetings, Dr. Cubley and Mr. McClere discussed potential business development opportunities between Eagle's set-top boxes and ClearWorks' BDSsm contracts and subscribers.

In early July 2000, Dr. Cubley phoned Mr. McClere and indicated that Eagle would be interested in pursuing a business combination with ClearWorks. During July 2000, the parties engaged in preliminary discussions regarding the proposed business combination.

In late July 2000, Dr. Cubley and Mr. McClere received approval from their respective boards to move forward with negotiations regarding a possible business combination of Eagle and ClearWorks.

On August 1, 2000, Dr. Cubley sent Mr. McClere a letter of intent setting forth the basic terms of the merger. On August 11, 2000, after receiving approval from the ClearWorks' board, Mr. McClere signed the letter of intent.

In August 2000, legal representatives of Eagle, and ClearWorks' general counsel, participated in several conference calls regarding the logistics of conducting the due diligence process. Representatives of both parties conducted their business, legal, accounting and financial due diligence between August 11, 2000 and September 15, 2000. During this period, senior management of both companies held numerous discussions regarding various business, financial, operational, and technical issues.

On September 8, 2000, legal representatives of Eagle distributed a draft of the merger agreement and related agreements.

From September 8, 2000 until September 15, 2000, representatives of Eagle and ClearWorks participated in a series of negotiations on the terms of the merger agreement and related agreements.

On September 15, 2000, the Eagle board met to further discuss the merger and the due diligence regarding the merger. Management of Eagle presented the results of their due diligence and discussed the status of negotiations regarding the merger agreement.

On September 15, 2000, the ClearWorks board held a meeting to review drafts of the merger agreement and related agreements. The ClearWorks board reviewed the status of the negotiations and directed management to continue negotiations with Eagle.

The parties signed the merger agreement and related documents on September 16, 2000. On September 18, 2000, before the open of the market, Eagle and ClearWorks issued a joint press release announcing the transaction.

RECOMMENDATION OF EAGLE'S BOARD OF DIRECTORS AND EAGLE'S REASONS FOR THE MERGER.

At a meeting held on September 15, 2000, the board of directors of Eagle concluded that the merger was in the best interests of Eagle and its stockholders and determined to recommend that the Eagle stockholders approve the issuance of the shares of Eagle common stock in the merger. The summary set forth below briefly describes certain of the reasons, factors, and information taken into account by the Eagle board in reaching its conclusion. The Eagle board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors.

In reaching its determination, the Eagle board consulted with Eagle's management and legal and financial advisors, and carefully considered a number of factors, including:

o     The potential strategic benefits of the merger;
o Historical information concerning Eagle's and ClearWorks' respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations for each company filed with the SEC;
o Eagle management's view of the financial condition, results of operations and businesses of Eagle and ClearWorks before and after giving effect to the merger;
o Current financial market conditions and historical market prices, volatility and trading information with respect to Eagle's common stock and ClearWorks' common stock;
o The benefits to be received by Eagle and the dilution to Eagle's stockholders in the merger and the relationship between the current and historical market values of Eagle's common stock and ClearWorks' common stock and a comparison of comparable merger transactions;
o The belief that the terms of the merger agreement, including the parties' respective representations, warranties, and covenants, and the conditions to their respective obligations, are reasonable;
o     The prospects of Eagle independent of ClearWorks;
o The potential for other parties to enter into strategic relationships with or to acquire Eagle or ClearWorks;
o The expectation that the merger will be treated as a tax-free reorganization for federal income tax purposes;
o     The impact of the merger on Eagle's customers and employees; and
o Reports from management as to the results of the due diligence investigation of ClearWorks.

In its decision to recommend and approve the merger and the share issuance, the most important benefits identified by the board of directors of Eagle were the following:

o Eagle's belief that, given the complementary nature of the business strategies of Eagle and ClearWorks, the merger will enhance the opportunity for the potential realization of Eagle's strategic objectives;
o Eagle's stockholders would have the opportunity to participate in the potential for growth of the combined company after the merger;
o The combination of ClearWorks' BDSsm infrastructure with Eagle's products will allow the combined company to offer an end-to-end integrated solution to customers;
o The broader customer base of the combined company will allow it to mitigate the risk of customer concentration to which Eagle is currently exposed;
o The ability of Eagle's board, in exercise of its fiduciary duties in accordance with the Merger Agreement, to authorize Eagle to provide information to, engage in negotiations with and, subject to the payment of a termination fee, enter into a transaction with another party as described under the Merger Agreement; and
o     The depth of experience provided by the combined management team.

Potential risks or other negative factors identified by the Eagle board of directors include the following:

o     The risk that the potential benefits of the merger may not be realized;
o The challenges of integrating the management teams, strategies, cultures and organizations of the two companies;
o The risk of disruption of sales momentum as a result of uncertainties created by the announcement of the merger;
o The risk that the merger might not be consummated despite the parties' efforts;
o The substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger; and
o The effect of public announcement of the merger and the possibility that the merger might not be consummated on Eagle's sales and operating results and Eagle's ability to attract and retain key personnel.

The foregoing discussion of the information and factors considered by the Eagle board of directors is not intended to be exhaustive, but includes material factors considered by the Eagle board of directors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the Eagle board of directors, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered.

In addition, the Eagle board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the Eagle board of directors conducted an overall analysis of the factors described above, including discussions with Eagle's management and accounting advisors. In considering the factors described above, individual members of the Eagle board of directors may have given different weight to different factors.

The Eagle board considered all these factors as a whole and believed the factors supported its determination to approve the merger.

After taking into consideration all of the factors set forth above, Eagle's board of directors unanimously concluded that the merger was in the best interests of Eagle and its stockholders and that Eagle should proceed with the merger.

RECOMMENDATION OF CLEARWORKS' BOARD OF DIRECTORS AND CLEARWORKS' REASONS FOR THE MERGER.

The board of directors of ClearWorks unanimously concluded that the merger was in the best interests of ClearWorks and its stockholders. The ClearWorks board determined to recommend that the stockholders approve the merger and adopt the Merger Agreement. This decision was based upon several potential benefits of the merger that ClearWorks' board believed would contribute to the success of the combined company compared to ClearWorks continuing to operate as an independent business. The ClearWorks board believes that reasons the merger will be beneficial to ClearWorks and its stockholders include the following:

o The ability of the two companies to combine their products and services to create a leading provider of end-to-end integrated applications;
o     The increased customer base of the combined company;
o The potential revenue synergies including cross-selling opportunities for the products and services of both companies;
o ClearWorks' stockholders would have the opportunity to participate in the future growth potential for the combined company following the merger;
o ClearWorks management's belief that, given the complementary nature of the technologies and business strategies of ClearWorks and Eagle, the merger will enhance the opportunity for the potential realization of ClearWorks' strategic objectives; and
o     The strong financial position of the combined company.

ClearWorks' board reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

o Information concerning Eagle's business, financial performance and condition, operations and management;
o Information concerning the financial condition, results of operations and businesses of Eagle and ClearWorks before and after giving effect to the merger;
o Current financial market conditions and historical market prices, volatility and trading information with respect to Eagle common stock and ClearWorks common stock;
o The consideration Eagle will issue in the merger in light of comparable merger transactions;
o The belief that the terms of the Merger Agreement and related agreements are reasonable;
o The ability of ClearWorks' board, in exercise of its fiduciary duties in accordance with the Merger Agreement, to authorize ClearWorks to provide information to, engage in negotiations with and, subject to the payment of a termination fee, enter into a transaction with another party as described under the Merger Agreement;
o The impact of the merger on the customers and employees of ClearWorks and the combined company; and
o Results of the due diligence investigation conducted by ClearWorks' management, financial advisors, and legal counsel.

The ClearWorks board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

o     The risk that the potential benefits of the merger may not be realized;
o The risk that the merger may not be consummated, notwithstanding the voting agreements obtained from holders of ClearWorks common stock and holders of Eagle common stock;
o The risk of management and employee disruption associated with the merger, including that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company.

The foregoing discussion of the information and factors considered by the ClearWorks board of directors is not intended to be exhaustive but includes material factors considered by the ClearWorks board of directors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the ClearWorks board of directors, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the ClearWorks board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the ClearWorks board of directors conducted an overall analysis of the factors described above, including discussions with ClearWorks' management and legal, financial, and accounting advisors. In considering the factors described above, individual members of the ClearWorks board of directors may have given different weight to different factors.

The ClearWorks board considered all these factors as a whole and believed the factors supported its determination to approve the merger.

After taking into consideration all of the factors set forth above, ClearWorks' board of directors unanimously concluded that the merger was in the best interests of ClearWorks and its stockholders and that ClearWorks should proceed with the merger.

                       MATERIAL CONTRACTS WITH CLEARWORKS

Prior to the Merger Agreement, ClearWorks agreed to purchase a controlling interest in Link Two. Link Two has been a major customer of Eagle and accounted for a majority of Eagle's revenue for the year ended August 31, 1999. Moreover, Eagle made its sales to Link Two for cash and credit. On October 1, 1999, Link Two refinanced its existing account payable to Eagle of $6,733,571 through the issuance of a $733,571 note at ten percent annual interest secured by all lease station licenses and a $6,000,000 ten percent note secured by all assets, excluding the licenses. In connection with the purchase of Link Two by ClearWorks, ClearWorks agreed to issue an aggregate of 7,667,000 shares of its common stock for all outstanding shares of Link Two common stock, and Eagle will receive 4,105,643 shares of ClearWorks common stock in satisfaction of the Link Two indebtedness owed to Eagle.Some of the principal stockholders, directors, and officers of Eagle, including James Futer and A.L. Clifford are also principal stockholders of Link Two.

Some of the principal stockholders, directors, and officers of Eagle, including James Futer and A.L. Clifford are also principal stockholders of Link Two. These persons and other persons representing approximately 60% of the outstanding capital stock of Link Two entered into an Exchange Agreement with ClearWorks that closed October 4, 2000. Under the Exchange Agreement, ClearWorks issued 5,037,852 shares of ClearWorks common stock in exchange for 6,297,315 shares of Link Two common stock. The Exchange Agreement contains a right of rescission if the Merger Agreement is not closed according to its terms. If the Merger Agreement is not approved by the stockholders of ClearWorks, or the Eagle stockholders do not approve the issuance of additional shares in connection with the Merger Agreement, or if other closing conditions are not waived, then ClearWorks and the Link Two stockholders have the option to unwind the Exchange Agreement.

In October, November, and December 2000, Eagle loaned ClearWorks an aggregate of $2,500,000, accruing interest at the prime rate, to meet its immediate cash flow needs. Repayment of the loan is secured by all of the assets of ClearWorks. ClearWorks issued Eagle an aggregate of 3,000,000 shares of common stock as collateral for the loan, which will be returned to ClearWorks on re-payment. Moreover, it is likely that Eagle will loan additional funds to ClearWorks prior to the Special Meeting of Stockholders to approve the Merger Agreement. Any additional loans are likely to involve the issuance of additional shares of ClearWorks common stock as collateral.

On September 15, 2000, ClearWorks purchased the assets of LDConnect.com, which is engaged in the business of providing flat fee telephone long distance service and debit calling cards for the United States and Canada. ClearWorks paid 1,000,000 shares of common stock for the purchase of LDConnect.com.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

Richard O. Weed, counsel to Eagle in this transaction, owns 25,000 shares of Eagle common stock and an option to purchase up to 125,000 shares of common stock at exercise prices between $1.55 and $9.56 per share.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Under Texas law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such person against liability under the Securities Act. True and correct copies of Articles
2.02 and 2.02-1 of the Texas Business Corporations Act that address indemnification of officers, directors, employees and agents are attached hereto as Exhibit 99.1.

In addition, Article 2.02-1(B) of the Texas Business Corporation Act, Eagle's Articles of Incorporation and Bylaws provide that a director of Eagle shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability in circumstances which (1) the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or (2) the person is found liable to the corporation.

The effect of these provisions may be to eliminate the rights of Eagle and its stockholders (through stockholders' derivative suit on behalf of Eagle) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) - (2) of the preceding paragraph.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        INFORMATION ABOUT THE REGISTRANT

                       EAGLE WIRELESS INTERNATIONAL, INC.

Eagle is a worldwide supplier of telecommunications equipment and related software used by service providers in the messaging and other wireless personal communications market. Eagle designs, manufactures, markets, and services its products under the Eagle name. These products include transmitters, receivers, controllers, software and other equipment used in personal communications systems and radio and telephone systems. Most of Eagle's broad line of products, covering the messaging spectrum as well as specific personal communication systems, and specialized mobile radio products, have been tested and approved by the Federal Communications Commission. Eagle provides service and support for its products, as well as consulting and research development on a contract basis. In addition, Eagle has recently introduced a completely new line of multi-media and Internet products to the telecommunications industry, including a family of Convergence Set-Top-Box Products and markets these products under the name of BroadbandMagic.com. BroadbandMagic.com is a wholly owned subsidiary of Eagle.

Eagle was incorporated in May 1993, but did not conduct any substantive business operations until April 1996. During April 1996, Eagle commenced operations by the issuance of stock for cash, inventories, test equipment, other assets, and the assumption of liabilities to its principal shareholder. Concurrent with this transaction, Eagle entered into an asset purchase agreement with a company to acquire other production equipment, inventories and furniture and equipment. In August 1997, Eagle amended its articles of incorporation and changed its name to its current name. Unless otherwise indicated, all information in this Form S-4 has been adjusted to reflect the amended articles of incorporation. Eagle's principal place of business is located at 101 Courageous Drive, League City, Texas 77573 and its telephone number is (281) 538-6000.

PRODUCT CATEGORIES

WIRELESS MESSAGING PRODUCTS

For the fiscal years ended August 31, 1999 and 2000, infrastructure equipment, which includes License Starter, transmitters, base stations, power amplifiers, link products, multi-terminal arbitrator, Extend-a-Page, Hot Switch Panel, and consulting services, accounted for 67% and 33%, respectively, of Eagle's net sales.

Messaging is a method of wireless telecommunication, which uses an assigned radio frequency to contact a messaging subscriber anywhere within a service area. A messaging system is generally operated by a service provider that incurs the cost of building and operating the system. Each service provider in the United States licenses spectrum from the FCC and elsewhere from the authorized government body to operate a messaging frequency within either a local, regional, or national geographical area. Each messaging subscriber is assigned a distinct telephone number that a caller dials to activate the subscriber's pager, a pocket-sized radio receiver carried by the subscriber. A messaging switch receives telephone calls by the subscriber. A network of transmitters, that broadcast a signal over a specific geographical area, then receives the information from the messaging switch through the controller, and a radio signal is sent by the transmitters via antennae to the subscriber's pager. The transmitters manufactured by Eagle are specifically designed to simulcast, which is the transmission of the same signal over two or more transmitters on the same channel at the same time in an overlap area, resulting in superior voice and data quality and coverage area. The radio signal causes the messaging device to emit a beep or to vibrate, and to provide the subscriber with information from the caller in the form of a voice, tone, numeric or alphanumeric message.

A messaging device has an advantage over a landline telephone in that the messaging device's reception is not restricted to a single location, and has an advantage over a cellular portable telephone in that a messaging device is smaller, has a much longer battery life, has excellent coverage, and is less expensive to use. Historically, the principal disadvantage of traditional messaging service in comparison to landline telephones or cellular portable telephones has been that messaging provided only one-way communication capabilities.

However, this limitation may have been overcome in the United States as a result of the auction in 1994 by the FCC of nationwide and regional licenses for designated narrowband personal communication services, radio frequencies or spectrum to service providers. Many of the nationwide license holders and many of the regional license holders are current Eagle customers, directly or indirectly. The cost of the licenses to the narrowband personal communication services auction winners in 1994 was approximately $1 billion. The FCC anticipates that these narrowband personal communication services licenses will be used to provide such new services as pager location, two-way acknowledgment messaging, advanced voice messaging and data services.

The narrowband personal communication services radio frequencies or spectrum are located at three separate points within the total radio spectrum, at 902-928 MHz, 930-931 MHz and 940-941 MHz. Initially, the radio frequencies located at 930-931 MHz and 940-941 MHz have been designated for outbound message transmission, to the pager, and the 902-928 MHz have been designated response channels, from the pager. This application is similar to traditional messaging except that these license holders have been granted wider frequency bandwidth permitting the user to transmit substantially more information. In addition, Eagle manufactures other messaging infrastructure products that cater to the VHF and UHF messaging frequencies in the United States and other areas of the world as well as supporting most international messaging brands.

The narrowband personal communication services nationwide licenses cover all fifty states, the District of Columbia, American Samoa, Guam, the Northern Marianas Islands, Puerto Rico and the United States Virgin Islands. These licenses are divided into 50 kHz paired and unpaired channel categories. Paired channels permit both outbound and inbound signals while unpaired channels are limited to only outbound signals. The FCC has imposed infrastructure construction or build-out requirements on all narrowband personal communication services license holders. Each narrowband personal communication services license holder must establish minimum service availability for at least 37.5% of the population in its geographic region within five years after receiving the license. After ten years, each narrowband personal communication services license holder must make the service available to at least 75% of the area's population. If a narrowband personal communication services license holder fails to achieve these build-out requirements, it risks cancellation by the FCC of its narrowband personal communication services license and a forfeiture of any auction monies paid.

Eagle manufactures products that will enable messaging license holders to legally put their systems into operation at a low cost, a strategy adopted by Eagle to create a "captive" customer in terms of future build-out.

Eagle offers its customers an end-to-end solution for narrowband personal communication services applications. Eagle has developed new technology based products with enhanced architecture and technology from its existing messaging systems to accommodate the advanced services available through messaging and PCS. This system approach includes full product lines of radio frequency network controllers, transmitters, receivers, and a special satellite receiver system, to receive the response message from the end-user. Eagle is currently shipping its narrowband personal communication services products to various beta test sites, based on product development schedules and the build-out requirements of the narrowband personal communication services license holders.

The design of a messaging system is customer specific and depends on:

   o The number of messaging subscribers the service provider desires to accommodate,
   o  The operating radio frequency,
   o  The geography of the service area,
   o  The expected system growth, and
   o  Specific features desired by the customer.

Messaging equipment hardware and software developed by Eagle may be used with all types of messaging service, including voice, tone numeric (telephone number display) or alphanumeric messaging (words and numbers display).

SWITCHES

Eagle is involved at an early stage in the development of industry wide technology standards and is familiar with developments in messaging protocol standards throughout the world. Eagle works closely with its customers in the design of large, complex messaging networks. Eagle believes that its customers' purchasing decisions are based, in large part, on the quality and technological capabilities of such networks. Eagle believes that the advanced hardware and software features of its switches ensure high reliability and high volume call processing.

RADIO FREQUENCY EQUIPMENT, TRANSMITTERS AND RECEIVERS

Transmitters are available in frequency ranges of 70 MHz to 960 MHz and in power levels of 2 watts to 500 watts. Radio link receivers are available in frequency ranges of 70 MHz to 960 MHz. Satellite link receivers are available for integration directly with the transmitters at both Ku- and C- band frequencies.

Eagle's range of receivers detects the responses back from the two-way narrowband personal communication services subscriber devices. The receivers take advantage of Digital Sound Processing demodulation techniques that maximize receiver performance. Depending upon frequency, antenna height, topography and power, Eagle transmitter systems are designed to cover broadcast cells with a diameter from 3 to 100 miles. Typical simulcast systems have broadcast cells that vary from 3 to 15 miles in diameter. Eagle transmitters are designed specifically for the high performance and reliability required for high speed simulcast networks.

MULTIMEDIA DEVICES

Eagle recently developed WebFlyer, an Internet Set-Top-Box designed to access the Internet and e-mail through a television set for individual or commercial use. The WebFlyer is the latest product family to be introduced into the multimedia home entertainment arena. It uses a standard TV set as a monitor, allowing the user to connect to their chosen ISP on the Internet. The multimedia entertainment device can at a minimum:

o     Receive, write and send e-mail;
o     Write a letter, work on a spreadsheet;
o     Play games, use learning tools;
o     Watch movies from CDs, DVDs, or even downloaded from the Internet; and
o Record on the hard drive direct from the TV, providing better quality picture than through a VCR.

CONTROLLERS

Eagle currently offers products for transmitter control known as Eagle's L20X transmitter control system, which is a medium-feature transmitter control system used in domestic and international markets.

CURRENT PRODUCTS AND SERVICES

The principal products and enhancements currently being manufactured and sold by Eagle relate to its wireless messaging products and include the following:

LICENSE STARTER

This product provides new messaging license holders a method to install a system that will keep them in compliance with FCC regulations. The product is expandable, giving the license holder the ability to fund the expansion from revenues. Installation of this product requires 110-Volt AC power and a standard telephone line.

BASE STATIONS AND TRANSMITTERS

Transmitters and full-featured transmitters called Base Stations are used by messaging carriers to broadcast radio-frequency messages to subscribers carrying mobile receivers commonly known as pagers. Eagle offers a slimline Stealth and a larger Quantum transmitter that is available in the 72MHz, VHF, UHF, and 900MHz broadcast frequency ranges. Each unit can be equipped to provide an output power ranging from 15 Watts up to 500 Watts on almost any domestic or international messaging frequency.

RADIO FREQUENCY POWER AMPLIFIERS

Radio-frequency power amplifiers are a sub-component of both messaging and SMR transmitters and base stations. The high, medium and low power base station and link transmitter power amplifiers are designed to operate with any FCC type accepted exciter or may be combined with an Eagle optional plug-in base station in the same space as the power amplifier. All Eagle power amplifiers above 100 watts are equipped with Eagle "Heat Trap"(TM) design to provide the user with long life and high reliability performance.

EXTEND-A-PAGE

Extend-a-Page is a compact lower-power transmitter and receiver set designed to provide fill-in coverage in fringe locations where normal messaging service from a wide-area messaging system is not adequate. The Extend-a-Page receives the messaging data on either a radio frequency control link or wireline link and converts this information into low power simulcast compatible messaging transmissions on any of the common messaging frequencies. The Extend-a-Page transmits the messaging information at a one to two Watt level directly into hard to reach locations such as hospitals, underground structures, large industrial plants, and many locations near the outer coverage contour of messaging systems.

LINK PRODUCTS

Radio frequency and wireline communication links are needed to connect multiple transmitters within a messaging network. Eagle provides both Link equipment (the Link 20TX, 20RX, 20GX and 20PX) and the Link 20 software to facilitate this interconnection. Major competitors have licensed the Eagle Link 20 software and have incorporated it as an industry standard into their radio-messaging terminals. Customers may also purchase the same software directly from Eagle as part of an Eagle system at a lesser cost. Management believes that its software allows the user to mix and match the products of different vendors on a common radio-messaging system.

MICROBEEP

The MicroBeep messaging terminal is a small messaging terminal that can be plugged into the expansion slot of an IBM compatible computer. This fully-contained messaging terminal includes a low-power transmitter and subscriber software. This system is used for local messaging applications within factories, offices, restaurants and campuses.

MULTI-TERMINAL ARBITRATOR

The Multi-Terminal Arbitrator is a programmable communications switch that facilitates the sharing of a single radio-frequency transmitter by a maximum of eight different messaging terminals. A target market for this product is in private carrier messaging where multiple companies share the same radio frequency and are required to coordinate the sharing activities.

TWO-WAY MESSAGING DEVICES

Eagle is a licensed distributor and value added reseller of spread-spectrum wireless messaging receivers that, when used in conjunction with Eagle's one-way messaging transmitters, provide a two-way messaging system for both consumer and industrial applications. In addition to the receivers, Eagle currently sells and distributes a wireless water meter, a wireless power meter, a wireless home security alarm, a wireless vehicle tracking system and a multi-purpose wireless module that can be combined with a wide variety of switch-type applications.

CONSULTING SERVICES

Eagle routinely provides consulting services on a contract basis to support the sale of its main product lines. Examples of these consulting services include the design and installation of radio messaging systems. Eagle also performs research and development on a contract basis.

BROADBAND MULTIMEDIA AND INTERNET PRODUCTS

Eagle developed a complete new line of broadband multimedia set-top-box products during 1999 and 2000 and has been test marketing and initially distributing these products under the name of BroadbandMagic.com. BroadbandMagic.com is a wholly owned subsidiary of Eagle. These new products are multimedia-based products that provide a user with the ability to interface their Internet connection, their broadcast video source, their cable or DSL source, or their satellite video source directly to their television receiver. Eagle markets the new multimedia and Internet products as convergence set-top-box products. One version of the convergence set-top-box includes a DVD player and full high performance computer functionality as well as all of the other convergence set-top-box capabilities. The marketing plan of Eagle through BroadbandMagic.com has been to initially focus on the large Internet service providers or ISP's and OEM customers who typically bundle set-top-boxes with their service as their own marketing strategy. In addition, the convergence set-top-box is marketed to large retail distributors, through the company representative network, as well as through e-commerce web sites and other e-commerce sites. Eagle is currently negotiating to obtain the necessary additional large scale financing to mass produce and market these devices.

FIBER AND CABLING

Through its subsidiary Atlanticpacific, Eagle resells and installs fiber and cabling to commercial and industrial clients throughout the United States. Eagle's services include end-to-end project management. Eagle provides project planning, installation, project management, testing, and documentation. For the year ended August 31, 2000, fiber and cabling sales represented 65% of Eagle's sales. For the year ended August 31, 2000, Sprint PCS was Eagle's largest customer representing 15% of Eagle's total sales.

WIRELESS BROADBAND CONNECTIVITY

During 2000, Eagle has developed certain wireless broadband products and services and is currently testing these products in multiple locations in the U.S. markets. Eagle plans to introduce these new products in the near future.

SERVICE AND SUPPORT

Eagle provides service to customers on a regular basis including installation, project management of turnkey systems, training, service or extended warranty contracts with Eagle. Eagle believes that it is essential to provide reliable service to customers in order to solidify customer relationships and to be the vendor of choice when a customer seeks new services or system expansions. This relationship is further developed as customers come to depend upon Eagle for installation, system optimization, warranty and post-warranty services.

Eagle has a warranty and maintenance program for both its hardware and software products and maintains a customer service network in its operating locations. Eagle's standard warranty provides its customers with repair or replacement of any defective Eagle manufactured equipment. The warranty is valid on all products for the period of one year from the later of the date of shipment or the installation by an Eagle qualified technician.

CUSTOMERS

Eagle sells to a broad range of customers worldwide. In the United States, customers include the regional Bell operating companies, telecommunications companies, medical messaging operators, and public and private radio common carriers. Internationally, customers include public telephone and telegraph companies, as well as private telecommunication service providers.

Eagle's second largest customer for 2000, Link Two, accounted for approximately 12% of Eagle's sales for the fiscal year ended August 31, 2000. Link Two is a common carrier of exclusively wholesale one-way messaging and two-way messaging network services. Its customers purchase messaging network services as an aggregator and resell Link Two's network services to individual subscribers and other communications providers. Link Two has been classified as an incumbent carrier by the FCC and has secured the rights to use or options to purchase spectrum in all of the major metropolitan U.S. cities on five PCP frequencies. Link Two has also secured several exclusive RCC frequencies providing regional coverage in two of the top ten markets. More recently, Link Two has secured an exclusive block of FCC spectrum covering a majority of the population centers in the southern and western United States in a successful bidding at the FCC auction. In addition, Link Two has also recently purchased a large block of exclusive spectrum from another carrier. Link Two is currently operational in Houston and Dallas, Texas as well as over much of the remaining population base of Texas. See also "Material Contracts with ClearWorks" on page 20.

MARKETING AND SALES

Eagle markets its products and services in the United States through representative organizations and internationally through agents. As Eagle's business is highly technical, a majority of sales are complete systems with technical support. A large percentage of Eagle's marketing comes from direct sales by the employees. Eagle also utilizes distributors and agents to sell its products in certain countries and geographic regions to market outside of Eagle's core markets.

Eagle currently has non-exclusive arrangements with eight distributors and agents to service selected regions within the United States. A non-exclusive arrangement is also in effect with one distributor on a worldwide basis and Eagle has one exclusive arrangement with a distributor to service Australia. Terms of these arrangements provide for payments to the distributors on either a fixed percentage commission or discount from list price basis. Eagle has an agreement with Motorola whereby certain products offered by Eagle are listed in Motorola's product catalog under the Eagle name. In addition, Eagle has been granted the status of a Value Added Reseller or VAR by Lucent Technologies, Inc. for all of Lucent's wireless networking or Internet product lines. Eagle has recently hired a manufacturer's representative for the new multimedia and Internet product lines. Currently this program consists of fourteen manufacturers representatives on a worldwide basis.

Eagle maintains and Internet websites at www.eglw.com, www.broadbandmagic.com, www.atlanticpacific.net, and www.etoolz.com where information can be found on Eagle's and its subsidiaries products and services. The website provides customers with a mechanism to request additional information on products and allows the customer to quickly identify and obtain contact information for their regional sales representative. Information on the web site of Eagle or any of its subsidiaries is not part of this joint proxy statement / prospectus and you should not rely on that information in deciding whether to approve this merger.

INTERNATIONAL BUSINESS RISK

Eagle generated net sales in markets outside the United States, which amount to less than 2% of total Eagle net sales in the last two years. Sales are subject to the customary risks associated with international transactions, including political risks, local laws and taxes, the potential imposition of trade or currency exchange restrictions, tariff increases, transportation delays, difficulties or delays in collecting accounts receivable, and, to a lesser extent, exchange rate fluctuations. Pre-payments and letters of credit drawn on American or limited foreign corresponding banks are required from international customers to reduce the risk of non-payment.

RESEARCH AND DEVELOPMENT

Eagle believes that a strong commitment to research and development is essential to the continued growth of its business. One of the key components of Eagle's development strategy is the promotion of a close relationship between its development staff, internally with Eagle manufacturing and marketing personnel, and externally with Eagle customers. This strategy has allowed Eagle to develop and bring to market customer-driven products.

Eagle has focused a large portion of its new development resources during 1999 and 2000 on the development of the new broadband multimedia and Internet product line. In addition, Eagle has formed a number of strategic relationships with other large suppliers and manufacturers that will allow the latest in technology and techniques to be utilized in the convergence set-top-box product line. Eagle will continue to incur research and development expenses with respect to the convergence set-top-box product line during the current fiscal year.

Eagle has extensive expertise in the technologies required to develop wireless communications systems and products including high power, high frequency RF design digital signal processing, real-time software, high-speed digital logic, wireless DSL products, radio frequency and data network design. Eagle believes that by having a research and development staff with expertise in these key areas, it is well positioned to develop enhancements for its existing products as well as the next generation of personal communication products. Investment in advanced computer-aided design tools for simulation and analysis has allowed Eagle to reduce the time for bringing new products to market. Research and development expenditures incurred by Eagle for the fiscal years ended August 31, 2000, and August 31, 1999 were $370,828, and $438,693 respectively.

MANUFACTURING

Eagle currently manufactures its wireless products at its facilities in League City, Texas. Some subassemblies are manufactured for Eagle by subcontractors at various locations throughout the world. Eagle's manufacturing expertise resides in assembling subassemblies and final systems that are configured to its customers' specifications. The components and assemblies used in Eagle's products include electronic components such as resistors, capacitors, transistors, and semiconductors such as field programmable gate arrays, digital signal processors and microprocessors, and mechanical materials such as cabinets in which the systems are built. Substantially all of the components and parts used in Eagle's products are available from multiple sources. In those instances where components are purchased from a single source, the supplier is reviewed frequently for stability and performance. Additionally, as necessary, Eagle purchases sufficient quantities of components that have long-lead requirements in the world market. Eagle ensures that all products are tested, tuned and verified prior to shipment to the customer.

Eagle has determined that the most cost effective manufacturing method for its high volume multimedia and Internet product line will be to utilize offshore contract production facilities supplemented with high volume U.S. based contract facilities. The high volume requirements of convergence set-top-box product line are well beyond the capabilities of the current facilities and would be cost prohibitive to construct. However, in the selection of a high volume international manufacturer, Eagle has selected SCI, an U.S. owned company with manufacturing facilities in over twenty countries around the world. The initial manufacturing location for the convergence set-top-box is the SCI facility in Singapore.

COMPETITION

Eagle supplies transmitters, receivers, controllers and software used in messaging, voice messaging and message management systems. While the services from the foregoing products represent a significant portion of the wireless personal communications industry today, the industry is expanding to include new services and new markets. The wireless personal communications industry includes equipment manufacturers that serve many of the same PCS markets served by Eagle. Many Eagle competitors, and all competitors that have publicly tradable securities, have significantly greater resources than Eagle, and there can be no assurance that Eagle will be able to compete successfully in the future. In addition, manufacturers of wireless telecommunications equipment, including those in the cellular telephone industry, some of which are larger and have significantly greater resources than Eagle, could elect to enter into Eagle's markets and compete with Eagle's products. There can be no assurance that Eagle will be able to increase its market share in the future.

Eagle competes with many established companies in the set-top-box business including Scientific Atlanta, General Instrument, and many smaller companies. Most of these companies have greater resources available than Eagle does. The markets that are currently developing for multimedia and other Internet related products are extremely large and growing daily. Eagle has conducted extensive study of these markets and is of the belief based on this research that it can effectively compete in these markets with its new convergence set-top-box product line.

However, there can be no assurance that these conclusions are correct and that the multimedia and Internet markets will continue to expand at their current rates and that Eagle can gain significant market share in the future.

PROPRIETARY INFORMATION

Eagle attempts to protect its proprietary technology through a combination of trade secrets, non-disclosure agreements, patent applications, copyright filings, technical measures, and common law remedies with respect to its proprietary technology. This protection may not preclude competitors from developing products with features similar to Eagle's products. The laws of some foreign countries in which Eagle sells or may sell its products do not protect Eagle's proprietary rights in the products to the same extent as do the laws of the United States. Although Eagle believes that its products and technology do not infringe on the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against Eagle in the future. If litigation resulted in Eagle's inability to use technology, Eagle might be required to expend substantial resources to develop alternative technology. There can be no assurance that Eagle could successfully develop alternative technology on commercially reasonable terms. More recently, Eagle has registered and trademarked the name of BroadbandMagic.com for its new wholly owned subsidiary. This name is thought by Eagle to be a valuable addition to the intellectual property rights of Eagle.

REGULATION

Many of Eagle's products operate on radio frequencies. Radio frequency transmissions and emissions, and certain equipment used in connection therewith, are regulated in the United States and internationally. Regulatory approvals generally must be obtained by Eagle in connection with the manufacture and sale of its products, and by customers to operate Eagle's products. There can be no assurance that appropriate regulatory approvals will continue to be obtained, or that approvals required with respect to products being developed for the personal communications services market will be obtained. The enactment by federal, state, local or international governments of new laws or regulations or a change in the interpretation of existing regulations could affect the market for Eagle's products. Although recent deregulation of international telecommunications industries along with recent radio frequency spectrum allocations made by the FCC have increased the demand for Eagle's products by providing users of those products with opportunities to establish new messaging and other wireless personal communications services, there can be no assurance that the trend toward deregulation and current regulatory developments favorable to the promotion of new and expanded personal communications services will continue or that future regulatory changes will have a positive impact on Eagle.

EMPLOYEES

At September 1, 2000, Eagle employed approximately 125 persons and retained three independent contractors. Eagle believes its employee relations to be good. Eagle enters into independent contractual relationships with various individuals, from time to time, as needed.

Eagle intends to hire new personnel to support the growth of Eagle. The key positions that will emerge from this growth include all areas of management from administration through marketing, sales, financial controller, and personnel director to quality director.

AVAILABLE INFORMATION

Eagle files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document Eagle files with the Commission at the Commission's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Eagle's Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

You may request a copy of these filings, at no cost, by writing or telephoning as follows:

      Eagle Wireless International, Inc.
      Attention: Investor Relations
      101 Courageous Drive
      League City, TX 77573
      Telephone (281) 538-6000

This prospectus is part of a registration statement on Form S-4 Eagle filed with the SEC under the Securities Act. You should rely only on the information or representations provided in this prospectus. Eagle has authorized no one to provide you with different information. Eagle is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with Eagle's financial statements and accompanying notes to the financial statements.

      OVERVIEW

During the year ended August 31, 2000, 65% of Eagle's revenues were derived from the fiber and cabling operations of Atlanticpacific. Other sales during this period were to Eagle's broader customer base and were comprised principally of paging infrastructure products. During the year, Eagle began taking steps to diversify its product and service offerings beyond the paging infrastructure market. Examples of new products either in development or in production are wireless set-top devices and utility meters, vehicle tracking systems and wireless backups for residential security monitoring systems. In accordance with this strategy, Eagle entered into an acquisition agreement with ClearWorks that, if closed, Eagle believes will integrate their wireless and broadband products and services to a wide range of customers and applications.

      REVENUE RECOGNITION

Eagle reports income from long-term contracts by the percentage-of-completion method of accounting. This method recognizes income and costs with respect to individual contracts on the basis of the proportionate value of work completed during the period. Estimated losses are recognized in full as soon as they are identifiable. Earnings are charged with a provision for doubtful accounts receivable based on collection experience and current review of the collectability of accounts. The majority of cabling contracts are completed in less than one month.

      RECEIVABLES

For fiscal 2000, Eagle accounts receivables increased to $1,247,113 from $286,269 for fiscal 1999. This $960,844 increase is primarily due to increased sales from Atlanticpacific. A note receivable from Link-Two Communications for $8,655,126 represents a substantial portion of Eagle's assets for fiscal 2000. Subsequent to the end of fiscal 2000, this note receivable was repaid by ClearWorks, which owns a majority of Link Two Communications, in the form of 2,856,000 shares of ClearWorks common stock.

      RECENT ACQUISITIONS; GOODWILL

During the year ended August 31, 2000, Eagle recognized goodwill of $5,965,437 due primarily to the acquisitions of Atlanticpacific, Comtel, and eToolz. Goodwill represented the excess of the cost of the acquired companies over the fair value of their net assets on the date of acquisition. Eagle amortizes goodwill over a twenty-year period.

In September 2000, Eagle entered into a merger agreement with ClearWorks, whereby it agreed to acquire 100% of the outstanding common stock of ClearWorks in exchange for 0.8 shares of Eagle common stock for each share of ClearWorks common stock at the closing. In addition to the share issuance, Eagle will assume all outstanding ClearWorks stock options and warrants based upon the same
0.8 exchange ratio. Eagle has set the date of its meeting to vote on the merger for January 31, 2001. The merger requires the vote of a majority of Eagle shareholders voting at the meeting, and a majority of the ClearWorks shareholders entitled to vote at the meeting. Eagle can provide no assurance that the merger will be completed.

      MARKETABLE SECURITIES

Eagle has adopted the provisions of SFA No. 115, as amended by SFAS 130, which provides that all marketable equity securities be classified as available-for-sale or trading securities, and be carried on the balance sheet at fair market value. Any unrealized holding gains or losses affiliated to these securities are carried below net income under the caption "Other Comprehensive Income," net of tax.

      INVENTORY

Inventories are valued at the lower of cost or market. The cost is determined by using the first-in first-out method. At August 31, 2000, Eagle's inventory consisted of $5,755,778, as compared to $2,355,861 at August 31, 1999. The additional inventory is primarily attributable to Eagle's set-top devices and cabling held for sale.

RESULTS OF OPERATIONS

YEAR ENDED AUGUST 31, 2000 COMPARED TO THE YEAR ENDED AUGUST 31, 1999

NET SALES. For the year ended August 31, 2000, net sales increased to $5,239,670 from $2,217,275 during the year ended August 31, 1999. The increase of 136% was primarily attributable to added sales from Atlanticpacific.

COST OF GOODS SOLD. For the year ended August 31, 2000, cost of goods sold on Eagle's product sales increased to $2,481,695 from $1,336,502 during the year ended August 31, 1999. The increase of 86% is primarily associated with the cable and fiber products. Although Eagle's cost of sales increased, Eagle's gross profit percentage for products sold increased to 53% from 40% during the year ended August 31, 1999.

OPERATING EXPENSES. For the year ended August 31, 2000, operating expenses increased to $3,984,767 from $1,318,981 during the year ended August 31, 1999, an increase of 219%. The primary portions of the increase are discussed below:

      o A $1,365,194 increase in salaries, or 2,319%, as a result of its acquisitions and expanded business.
      o A $263,893 increase in advertising and promotion, or 636%, due primarily to increased attendance at conventions and trade shows on a worldwide basis.
      o A $438,605 increase in depreciation and amortization, or 674%, due to an increase in amortization of goodwill and purchase of additional assets.
      o     A $665,959 increase in other support costs, or 98%.

NET EARNINGS. For the year ended August 31, 2000, Eagle's net earnings increased to $193,040 from $168,271 during the year ended August 31, 1999.

CHANGES IN CASH FLOW. Eagle's operating activities used net cash of $5,299,367 in fiscal 2000, compared to $1,901,656 in fiscal 1999. The increase in net cash used by operating activities in fiscal 2000 was primarily attributable to an increase in receivables and inventory. Eagle's investing activities used net cash of $2,223,570 in fiscal 2000, compared to $32,559 in fiscal 1999. The increase was due primarily to investment in acquisitions and purchase of equipment. Eagle's financing activities provided cash of $39,681,262, in fiscal 2000, compared to $1,024,935 in fiscal 1999. The increase was primarily the result the exercise of outstanding warrants during fiscal 2000.

YEAR ENDED AUGUST 31, 1999 COMPARED TO THE YEAR ENDED AUGUST 31, 1998

NET SALES. For the year ended August 31, 1999, net sales on products sold decreased to $2,217,275 from $4,827,434 during the year ended August 31, 1998. The decrease of $2,610,159, or 54%, was attributable to the shifting focus to the research, development and sale of the convergence set-top-box devices, and away from Eagle's traditional products.

COST OF GOODS SOLD. For the year ended August 31, 1999, cost of goods sold on Eagle's product sales decreased to $1,336,502 from $1,964,954 during the year ended August 31, 1998. The decrease of $628,452, or 32%, was primarily attributable to fewer products sold and costs associated with production. The decrease in cost of sales reduced Eagle's gross profit percentage for products sold and increased costs associated with production.

OPERATING EXPENSES. For the year ended August 31, 1999, operating expenses decreased to $1,318,981 from $2,107,058 during the year ended August 31, 1998, a decrease of $788,077 or 37%. The primary portions of the decrease are discussed below:

      o     A $677,854 decrease in salaries, or 92%.
      o     A $117,356 decrease in advertising and promotion, or 61%.
      o     A $130,789 decrease in other support costs, or 16%.

However, Eagle's research and development costs increased approximately $202,000 due to existing officers and employees being utilized in the development of the convergence set-top-box.

NET EARNINGS. For the year ended August 31, 1999, Eagle's net earnings decreased to $168,271 from $770,968 during the year ended August 31, 1998.

CHANGES IN CASH FLOW. Eagle's operating activities used net cash of $405,953 in fiscal 1999 and $1,498,393 in fiscal 1998. The decrease in net cash used by operating activities in fiscal 1999 was primarily attributable to a change in Eagle's business activities. Eagle's investing activities used net cash of $1,528,262 in fiscal 1999 and $344,519 in fiscal 1998. Such increase was due primarily to an increase in its investment in Link Two in 1999. Eagle's financing activities provided cash of $1,024,935, in fiscal 1999 and $45,596 in fiscal 1998, and such increase was primarily the result of financing activities consisted primarily of the sale of common stock, which was partially offset by the repayment of shareholder advances.

LIQUIDITY AND CAPITAL RESOURCES.

Current assets for the fiscal year ended August 31, 2000 totaled $49,305,912 as compared to $9,714,538 reported in the fiscal year ended August 31, 1999. Of this amount, $32,346,289 consisted of cash and cash equivalents, $8,655,126 consisted of other receivables that were converted into ClearWorks common stock subsequent to the end of the fiscal year, and $5,775,778 consisted of inventory. Eagle's increase in current assets is primarily due to its substantial increase in cash received from the exercise of outstanding warrants during the fiscal year ended August 31, 2000. Eagle believes that its working capital of $45,798,424 as of August 31, 2000 should be sufficient to fund operations through the end of the fiscal year 2001. Historically, Eagle has financed its operations through the sale of debt and equity securities. As such, if its current cash is insufficient to fund its long-term capital needs, Eagle will rely on future best-efforts financings for capital. As of August 31, 2000, Eagle had no material capital commitments other than its federal income and state franchise tax liabilities.

DESCRIPTION OF PROPERTY

Eagle's headquarters are located in League City, Texas and include approximately 23,000 square feet of leased office and production space. The lease is at market rate and expires in 2001. Eagle has insured its facilities in an amount that it believes is adequate and customary in the industry. In addition, Eagle maintains subsidiary offices in two other Houston area locations, San Antonio, Texas, Chicago, Illinois, and Oxnard, California. Eagle believes that its existing facilities are adequate to meet its current requirements but anticipates the need to acquire additional space within the next two years. Eagle believes that suitable additional space in close proximity to its existing headquarters will be available as needed to accommodate the growth of its operations through the foreseeable future.

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
LEGAL PROCEEDINGS

In connection with the merger, Eagle has been added as defendant to the lawsuit invoked by Sherman, Gerald Mason d/b/a Castle Developments, Ltd. against ClearWorks. The suit alleges that ClearWorks breached a contract whereby it failed to pay consulting fees. Castle is seeking from Eagle a temporary injunction preventing the merger between Eagle and ClearWorks. Eagle intends to vigorously defend this matter.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Shares of Eagle common stock are listed on the American Stock Exchange under the symbol "EAG." On September 15, 2000, the last full trading day prior to the public announcement of the proposed Merger Agreement, Eagle's common stock closed at $4.63 per share. On December 20, 2000 Eagle's common stock closed at $1.44 per share. Eagle is authorized to issue 100,000,000 shares of common stock, 25,968,763 of which were issued and outstanding at December 29, 2000. At December 29, 2000, there were approximately 411 holders of record of Eagle common stock.

The table set forth below, for the periods indicated, list the reported high and low sale prices per share of Eagle common stock on the American Stock Exchange.

                               Eagle Common Stock

           ------------------------------------------ -------- -------
           FISCAL 1998                                  High     Low
           ------------------------------------------ -------- -------
                 Quarter ended November 30, 1997        $4.75   $2.75
           ------------------------------------------ -------- -------
                 Quarter ended February 28, 1998        $3.56   $0.88
           ------------------------------------------ -------- -------
                 Quarter ended May 31, 1998             $1.69   $1.12
           ------------------------------------------ -------- -------
                 Quarter ended August 31, 1998          $2.16   $0.88
           ------------------------------------------ -------- -------
           FISCAL 1999
           ------------------------------------------ -------- -------
                  Quarter ended November 30, 1998       $2.00   $1.09
           ------------------------------------------ -------- -------
                  Quarter ended February 28, 1999       $3.06   $1.53
           ------------------------------------------ -------- -------
                  Quarter ended May 31, 1999            $2.81   $1.66
           ------------------------------------------ -------- -------
                  Quarter ended August 31, 1999         $2.75   $1.03
           ------------------------------------------ -------- -------
           FISCAL 2000
           ------------------------------------------ -------- -------
                   Quarter ended November 30, 1999      $2.00   $1.00
           ------------------------------------------ -------- -------
                   Quarter ended February 29, 2000     $19.00   $1.13
           ------------------------------------------ -------- -------
                   Quarter ended May 31, 2000          $19.50   $5.62
           ------------------------------------------ -------- -------
                    Quarter ended  August 31, 2000      $8.75   $5.63
           ------------------------------------------ -------- -------

The Merger Agreement requires Eagle to issue approximately 35,186,944 additional shares of its common stock. The issuance of new shares will result in an approximately 140% increase in the number of outstanding shares of Eagle. As a result, the percentage of common stock held by beneficial owners of more than five percent of Eagle common stock will be decreased.


Eagle has never paid any cash dividends on its common stock and does not anticipate paying cash dividends within the next two years. Eagle anticipates that all earnings, if any, will be retained for development of its business. Any future dividends will be subject to the discretion of the board of directors and will depend on, among other things, future earnings, Eagle's operating and financial condition, Eagle's capital requirements and general business conditions.

                  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

                              CLEARWORKS.NET, INC.

GENERAL

ClearWorks provides voice, data and video transmission services to residential and commercial customers located primarily in the Houston, Texas area. ClearWorks services consist of installing and maintaining fiber optic cable and copper wire. ClearWorks then sells Internet access, telephone service, and television programming over those lines. ClearWorks' operations are primarily focused in the Houston, Texas area and it also operates and provides service in San Antonio and Austin, Texas, and Phoenix, Arizona. In addition, ClearWorks opened an office in London, England and seeks to offer its products there.

To provide services, ClearWorks installs and maintains fiber optic and copper data transmission lines from its data transmission facilities to its prospective customers' properties. After the lines have been installed, ClearWorks sells its customers telephone service, access to the Internet, and cable and satellite television programs, all of which are transmitted in digital format over the same lines. ClearWorks refers to its ability to simultaneously offer telephone, Internet and television products as "Bundled Digital Services," which ClearWorks also refer to as "BDSsm", and ClearWorks has applied for and received servicemark protection for the term BDSsm.

STRATEGY

ClearWorks strategy is to acquire and integrate into its organization technology and technology-based companies that are focused on the delivery of a suite of digital services to its clients. ClearWorks is taking advantage of the convergence of telephone, cable TV, satellite TV, Internet and telecommunications technologies to accomplish its objectives. These efforts are designed to take advantage of the deregulation of the telecommunications industry based on the passage by the US Congress of the Telecommunications Act of 1996.

ClearWorks initially began developing voice, data and video integration capabilities to address the needs of businesses. However, during early operations, ClearWorks recognized an opportunity to utilize its expertise to develop and deliver Bundled Digital Services to residential customers directly. ClearWorks then developed a proprietary solution to deliver its digital services package directly to consumers, and ClearWorks developed technology that can utilize a high speed Internet connection for the delivery of all services.

COMPANY HISTORY

On September 18, 1997, Millennium Integration Technologies, L.L.C. was organized as a Texas limited liability company. At the time, Millennium concentrated mainly on software administration and networking integration. Shannon D. McLeroy, ClearWorks current President, was the founder of Millennium.

Michael T. McClere, ClearWorks current Chief Executive Officer, joined the management of Millennium in early 1998, and on April 9, 1998, the LLC reorganized itself into Millennium Integration Technologies, Inc., a Texas corporation. ClearWorks refers to the reorganized company as Millennium Texas.

On April 27, 1998, Southeast Tire Recycling, Inc., a publicly traded Florida corporation with no ongoing operations that previously had been engaged in the tire recycling business, purchased the stock of Millennium Texas. At the time of this transaction, Southeast was an empty corporate shell. As a result, Millennium Texas became a wholly owned subsidiary of Southeast. The exchange of shares between Millennium Texas and Southeast recapitalized the Millennium Texas operations into the corporate shell of Southeast.

On May 12, 1998, Southeast merged with and into ClearWorks. At the time of the merger, ClearWorks was a Delaware corporation with no stockholders, and the stockholders of Southeast became ClearWorks stockholders. The exchange of shares with Southeast was accounted for as a second recapitalization of the Millennium Texas operations into ClearWorks corporate shell.

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
On May 26, 1998, ClearWorks expanded its high tech business by acquiring InfraResources, L.L.C. through ClearWorks wholly owned subsidiary, Millennium Texas. InfraResources is a provider of high-end consulting services with respect to integrated solutions for client/server based computing. ClearWorks paid $40,000 cash and 80,000 shares of ClearWorks common stock, which were valued at $2.06 per share for the purposes of this transaction, in exchange for all the outstanding interests of InfraResources. The funding for this acquisition was derived from revenues.

On May 29, 1998, ClearWorks acquired all the outstanding shares of Team Renaissance, Inc. in exchange for 156,250 shares of common stock, which ClearWorks valued at $2.06 per share for the purposes of this transaction. Team Renaissance is a provider of network computing solutions that specializes in delivering systems integration services, design services, and structured wiring solutions.

On November 19, 1998, ClearWorks purchased all the assets of Vidatel Communications, a sole proprietorship owned by Juan "John" Diaz, which is engaged in the business of laying fiber optic and copper based cable. ClearWorks issued Mr. Diaz 98,039 shares of common stock, which ClearWorks valued at $1.53 per share for the purposes of this transaction, in exchange for the Vidatel assets. ClearWorks did not incur liabilities in this transaction except for assuming a note payable to Planet Ford bearing interest at 13.46%, due $513.33 monthly until September 2002, in the principal amount of $18,078.

On May 14, 1999, ClearWorks acquired all the membership interests of Archer-Mickelson Technologies, L.L.C. and Archer became ClearWorks wholly owned subsidiary. Archer provides the integration services described above in the description of the business of ClearWorks Integration Services, Inc. ClearWorks paid $50,000 and 75,000 shares of common stock for the purchase of Archer, which ClearWorks valued at $1.00 per share for the purposes of this transaction. In addition, ClearWorks agreed to pay obligations of Archer in the amount of $5,547. The funding for the cash portion of this acquisition was derived from ClearWorks' revenues. On June 3, 1999, Archer reorganized itself into ClearWorks Integration Services, Inc., a Texas corporation.

In April 1999, ClearWorks began using the name ClearWorks.net, Inc. The primary reason for the use of this name is that ClearWorks utilizes Internet protocol technology in providing Bundled Digital Services to its customers. ClearWorks activities also relate to the Internet because its use of high-speed fiber optics cable is anticipated to aid in reducing Internet bottlenecks. By the time ClearWorks started using the new name, ClearWorks had three wholly owned subsidiaries:

      o ClearWorks Integration Services, Inc. (formerly Archer-Mickelson Technologies),

      o ClearWorks Structured Wiring, Inc. (formerly Millennium Integration Technologies, Inc.), and

      o ClearWorks Communications, Inc. (which has two wholly owned subsidiaries called Northpointe Telecom Services, L.L.C. and Stonegate Telecom, L.L.C.).

On December 30, 1999, ClearWorks acquired all the outstanding stock of two Texas corporations, United Computing Group, Inc. and United Consulting Group, Inc. Both companies became wholly owned subsidiaries of ClearWorks Integration. Collectively the companies provide Internet consulting, design, and implementation, including the sale, installation and integration of computer hardware equipment, as well as information technology and staffing. This type of business is typically referred to in the technology industry as an accelerator company. ClearWorks paid 2,000,000 shares of common stock for the purchase of these companies, which ClearWorks valued at $2.25 per share for the purposes of this transaction. In addition, ClearWorks provided United Computing Group a $500,000 loan, the proceeds of which were used to repay loans to United Computing Group made by former stockholders of United Computing Group. The funding for the cash portion of this acquisition was derived from funds raised in a private placement. On July 13, 2000, ClearWorks announced its plan to merge United Computing Group with and into its subsidiary ClearWorks Integrated Services and change the name of the subsidiary to "Clearworks IT Solutions, Inc."

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
On March 17, 2000, ClearWorks purchased the assets of Secure All Security, a home security company located in San Antonio, Texas. At the time of the acquisition, Secure All was a sole proprietorship owned by Mr. Ronnie Evans. ClearWorks paid 34,000 shares of common stock for the purchase of Secure All, which ClearWorks valued at $9.00 per share for the purposes of this transaction, plus an aggregate of $225,000 cash. The funding for the cash portion of this acquisition was derived from funds raised in a private placement.

On September 15, 2000, ClearWorks purchased the assets of LDConnect.com, which is engaged in the business of providing flat fee telephone long distance service and debit calling cards for the United States and Canada. ClearWorks paid 1,000,000 shares of common stock for the purchase of LDConnect, which ClearWorks valued at $4.00 per share for the purposes of this transaction.

PRINCIPAL OPERATING COMPANIES

ClearWorks has four wholly owned subsidiaries which constitute its principal operating companies:

      o     ClearWorks Structured Wiring Services, Inc.,
      o     ClearWorks Communications, Inc.,
      o     ClearWorks Integration Services, Inc., and
      o     ClearWorks Home Systems, Inc.

ClearWorks also has a subsidiary known as ClearWorks.net UK, PLC which was formed to market and deliver ClearWorks' products and services in the United Kingdom and other European countries.

ClearWorks Communications has two wholly owned subsidiaries named Northpointe Telecom Services, L.L.C. and Stonegate Telecom, L.L.C. ClearWorks Integration has two wholly owned subsidiaries named United Computing Group, Inc. and United Consulting Group, Inc. On July 13, 2000, ClearWorks announced its plan to merge United Computing Group with and into its subsidiary ClearWorks Integrated Services and change the name of the subsidiary to "ClearWorks IT Solutions, Inc." ClearWorks believes that it has an advantage by operating these companies together based on delivering similar services to both commercial and residential customers. Additionally, ClearWorks can utilize its proprietary technology to deliver voice, data and video solutions to both sets of customers via the Internet.

ClearWorks Structured Wiring Services, Inc. focuses primarily on developing commercial accounts for deployment of structured wiring solutions. These customers consist of companies that seek outside expertise to deploy fiber optic and copper-based structured wiring solutions. ClearWorks Structured Wiring generates revenue through time and materials billings, consulting contracts, service and support contracts. ClearWorks Structured Wiring does not intend to focus on product sales, but rather on acting as a provider of structured wiring solutions.

ClearWorks Communications, Inc. focuses primarily on the delivery of integrated voice, data and video services to the residential marketplace. ClearWorks' proprietary technology enables this subsidiary to proceed into the voice, data and video market for bundled consumption. ClearWorks foresees deploying dialtone, multi-channel digital video services, dedicated Internet connectivity, on-demand video rental, voicemail, and a community intranet as a Bundled Digital Service over one wire into the home. The market for these customers is just beginning to develop and is benefitted by a strategic business alliance with other companies in the technology market. ClearWorks Communications is providing solutions to consumers by implementing technology both within the community and within the home. Within the residential community, ClearWorks Communications is installing fiber optic backbones to deliver voice, data and video solutions directly to consumers.

ClearWorks Integration Services, Inc. provides information technology staffings, network engineering, vendor evaluation of network hardware, implementation of network hardware, and support of private and enterprise networks. Additional services include desktop rollouts, multi-platform supports and Local Area Networks, or LANs, as well as Wide Area Networks, or WANs, analysis and server deployment. Through its United Computing Group and United Consulting Group subsidiaries, ClearWorks Integration is engaged in the Internet consulting, design and implementation business. This business includes the sale, installation and integration of computer hardware equipment as well as information technology and staffing.

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
ClearWorks Home Systems, Inc. focuses on installing and maintaining in-home security systems.

To further its operations, ClearWorks has developed a Remote Response Center which consists of three primary components:

      o     the Network Support Center,
      o     the Remote Network Management Center, and
      o     the Internet Support Center.

The Network Support Center is fully operational and provides existing clients with advanced technical support and comprehensive network operational support. The Remote Network Management Center enables ClearWorks' Systems Engineers to monitor and administer clients' LAN and WAN systems remotely from its headquarters by means of an established communication link. The Internet Support Center offers a broad range of services including Internet access, security and publishing services. ClearWorks intends to leverage the services provided by the Remote Response Center in order to enhance its long-term client relationships and to expand the scope of services offered to existing and potential clients.

ClearWorks software and hardware products are designed to enhance its ability to provide complex technology solutions for enterprise-wide networks. ClearWorks is an authorized nonexclusive reseller of networking products, which enables it to deliver integration services. Generally, ClearWorks' products are technically sophisticated and require a high level of integration services for successful deployment. ClearWorks has nonexclusive reseller relationships with many industry-leading vendors of information technology products, including Compaq, Computer Associates, Network Associates, IBM, Hewlett Packard and 3Com. ClearWorks also purchases technology from Cisco Systems, Netscape and General Instruments. ClearWorks is a value added reseller,meaning it purchases hardware and software directly from the manufacturer and resells these products at a higher retail price directly to its customers. ClearWorks' relationships with these leading aggregators of computer hardware and software enable it to provide clients with competitive product pricing, ready product availability and services such as electronic product ordering, product configuration and testing, and product warehousing and delivery. Moreover, these relationships enable ClearWorks to reduce inventory costs by not carrying inventory normally associated with the delivery of these products.

ClearWorks also is a nonexclusive value added reseller of fiber and copper for companies such as Seicor Corporation, Lucent Technologies, Panduit, Leviton Telecom, AMP Incorporated, Ortonics, Siemens Corporation and Belldon Wire & Cable. There are no binding long-term commitments with respect to any of the business relationships referred to in this or the preceding paragraph of this section. Each of these relationships can be terminated by either party at any time.

REVENUES

ClearWorks derives 51% of its revenues from network cabling and wiring; 45% of revenues from integration services; and 4% of revenues from software administration.

MARKETS, MARKETING AND ADVERTISING

Although ClearWorks core market is the Houston, Texas area, potential markets include most suburban and urban areas in the United States and perhaps in other countries. Most of ClearWorks' marketing comes from direct efforts by employees. The remainder of ClearWorks' marketing is in the form of referrals from suppliers, together with a limited amount of advertising in trade magazines and newsletters.

PRINCIPAL SUPPLIERS

ClearWorks Structured Wiring Services, Inc. purchases all of its fiber, IBM Home Director boxes, switches, connectors, interducts, and routers from several vendors, principally from G.E. Supply, Anixter, Accu-Tech Supply, LiteComm Supply Company, TVC Communications, and Rexel/Summers.

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
ClearWorks Integration Services, Inc. purchases most of its software products from Tech Data or directly from the respective manufacturers of these products.

ClearWorks Communications, Inc. purchases most of its supplies and equipment from TVN Entertainment Corp., B&H Commercial Services, TVC Incorporated and Siecor Corporation. ClearWorks Communications also purchases supplies and software from General Instruments, Cisco Systems, and Netscape, either directly from the respective manufacturers of these products or through distributors.

ClearWorks has not experienced shortages or other difficulties in obtaining components, supplies or other materials. ClearWorks currently anticipates that components, supplies and other necessary materials will remain readily available.

CLEARWORKS WEB SITE

ClearWorks maintains an Internet web site at www.clearworks.net where information about its services can be found. The web site provides customers with a mechanism to request additional information on services and allows customers to obtain contact information for particular services and support. However, ClearWorks does not earn any revenues from the operation of the web site, which is informational only. Moreover, ClearWorks' web site is not a part of this joint proxy statement / prospectus.

RESEARCH AND DEVELOPMENT

ClearWorks spent approximately $175,000 on research and development during 1999 and approximately $217,000 on research and development during 1998. ClearWorks expects to continue to commit substantial resources for R&D in order to improve and expand the performance and capability of its Bundled Digital Services.

BUSINESS DEVELOPMENTS

ClearWorks has formed a strategic business alliance with Land Tejas Development, L.L.C., a major real estate developer in Houston, Texas. ClearWorks currently is beginning the installation of a state-of-the-art multi-channel video, telephone and Internet communications network, which ClearWorks refers to as Bundled Digital Services, in each of the Land Tejas development projects in Houston, Texas. The first development project to receive this network will be the Canyon Gate project. The project is underway and fiber optic cable will be installed in each of the Canyon Gate communities beginning with the Canyon Gate at Northpointe subdivision in Houston, Texas. On March 26, 1999, ClearWorks entered into a service agreement with Land Tejas Development at Northpointe, L.L.C. and the Canyon Gate at Northpointe Home Owner's Association to begin installing Bundled Digital Services in the Northpointe subdivision. Northpointe Telecom Services, L.L.C. services the Northpointe area. It is further anticipated that the Bundled Digital Services will provide many benefits to the homeowners in these communities.

The Bundled Digital Services installation in the Canyon Gate communities is anticipated to be completed over a span of three years ranging through mid-year 2002.

BUNDLED DIGITAL SERVICES

ClearWorks believes that there is substantial demand from customers for bundled telecommunications services provided on a single monthly bill and with a single point of contact for all sales and services. Through its Bundled Digital Services business, ClearWorks can provide a broad array of telecommunications services aimed at addressing customers' needs, including basic local exchange services (i.e. local telephone services or dialtone), enhanced switch services (i.e. telephone options such as call waiting, caller identification, voicemail, etc.), Internet services, and video channel transmission services.

ClearWorks' Bundled Digital Services customers receive video, audio and data signals transmitted by nearby television and radio broadcast stations, terrestrial microwave relay services and communications satellites. The signals are then amplified and distributed by optical fiber to the premises of customers who pay a fee for the service.

In many cases, video signals also originate and distribute local programming. ClearWorks multi-channel video systems generally will carry up to 1,000 digital channels. Compressed digital video technology converts on average as many as 14 analog signals (which also will be used to transmit video and voice) into a digital format and compresses the signals (which is accomplished primarily by eliminating the redundancies in television imagery) into the space normally occupied by one analog signal. The digitally compressed signal is uplinked to a satellite, which retransmits the signal to a satellite dish or to a head-end facility at the sub-division to be distributed via optical fiber to the customer's home. At the home, a set-top video terminal converts the digital signal into analog channels that can be viewed on a normal television set.

HIGH-SPEED INTERNET ACCESS

The use of computers, online services and the Internet has increased significantly over the last few years. ClearWorks believes in the revenue opportunities of Internet-related services and is taking advantage of these opportunities by developing and providing high-speed Internet access via its advanced network and point to point optical fiber. By using Bundled Digital Services network technology that delivers multi-channel video and telephone services, users can access the Internet at speeds up to hundreds of times faster than existing telephone modems. In particular, ClearWorks intends to offer residential subscribers Internet services that deliver data to homes through a fiber optic backbone infrastructure at speeds up to hundreds of times faster than traditional telephone dial-up alternatives.

SERVICE AND PROGRAMMING CHARGES

Subscribers to ClearWorks' Bundled Digital Services generally will be charged monthly fees based on the level of service selected, either Basic Bundled Services, Enhanced Bundled Services or Maximum Bundled Services. Monthly prices for the various levels of services (excluding services offered on a per-channel or per-program basis) range generally from $78 to $138 for residential customers. Other services offered include equipment rentals, usually for an additional monthly fee. Systems offering pay-per-view movies generally charge between $4 and $6 per movie, and systems offering pay-per-view events generally charge between $6 and $50, depending on the event. A one-time installation fee generally is charged for connecting subscribers to the Bundled Digital Services, however, the installation fee has been waived for the residents at Canyon Gate at Northpointe.

SALES FORCE

ClearWorks' sales professionals are trained to provide commercial and residential customers with sales and customer service relating to all of its services. Once a customer contracts with ClearWorks for services, it assigns a single account relations representative who has the responsibility of proactively contacting the customer to confirm satisfaction with existing products and to promote new services and programs. ClearWorks' sales staff works to gain a better understanding of the customer's operations in order to develop innovative, application-specific solutions to each customer's needs. Sales personnel locate potential business customers by several methods, including customer referral, market research, cold calling and other networking alliances.

POSSIBLE FUTURE ACQUISITIONS

ClearWorks has examined the size and highly fragmented composition of its industry and has identified the potential to carry out a market roll-up within the systems integration marketplace. Initially, ClearWorks intends to expand its business through selective, strategic acquisitions of other companies with complementary businesses, which companies' revenues range from $1 million to $15 million. ClearWorks believes that companies in this range of revenues may be receptive to its acquisition program because often they are too small to be identified by larger public companies as acquisition targets of or to independently attempt their own public offering.

In connection with this strategy ClearWorks identified Link Two as an acquisition candidate, and on August 3, 2000 entered into a letter of intent to acquire Link Two, a nationwide provider of high speed wireless broadband access. The acquisition of Link Two is anticipated to provide ClearWorks with a strategic arm in which to address the large retrofit market in wireless Bundled Digital Services. See "Material Contracts with ClearWorks".

In September 2000, ClearWorks purchased the assets of LDConnect.com, which is engaged in the business of providing flat fee telephone long distance service and debit calling cards for the United States and Canada. ClearWorks paid 1,000,000 shares of common stock for the purchase of LDConnect.com.

REGULATION AND LEGISLATION

ClearWorks business is subject to regulation by governmental authorities. Following is an overview of some of the laws and regulations which affect its operations.

FEDERAL LAWS. The Cable Communications Policy Act of 1984 referred to as the 1984 Cable Act, the 1992 Cable Act and the 1996 Telecommunications Act are the principal federal statutes governing the cable television industry. These statutes regulate, among other things, the following:

      o     Cable system rates for both basic and non-basic services;
      o     Programming access and exclusivity arrangements;
      o Access to cable channels for public, educational and governmental programming;
      o     Leased access terms and conditions;
      o     Horizontal and vertical ownership of cable systems;
      o     Consumer protection and customer service requirements;
      o     Franchise renewals;
      o Television broadcast signal carriage requirements and retransmission consent;
      o     Technical standards; and
      o     Privacy of customer information.

FEDERAL REGULATIONS. The FCC is the principal federal regulatory agency with jurisdiction over cable television. The FCC has promulgated regulations implementing federal laws which cover ClearWorks' operations. Nearly all cable television systems are subject to local rate regulation of basic service pursuant to a formula established by the FCC and enforced by local franchising authorities. In response to complaints filed by franchising authorities, federal legislation requires the FCC to review rates for non basic service tiers, known as "cable programming service tiers" or "CPST," except for per-channel or per-program services. Federal legislation also:

      o prohibits cable television systems from requiring subscribers to purchase service tiers above basic service in order to purchase premium service if the system is technically capable of doing so;
      o requires the FCC to adopt regulations to establish, on the basis of actual costs, the price for installation of cable service and rental of cable equipment; and
      o allows the FCC to impose restrictions on the retiering and rearrangement of basic and CPST services under limited circumstances.

Under the 1996 Telecommunications Act, regulation of CPST rates terminated on March 31, 1999. Regulation of both basic and CPST rates also ceases for any cable system subject to "effective competition." The 1996 Telecommunications Act expanded the definition of "effective competition" to cover situations where a local telephone company or its affiliate, or any multi channel video provider using telephone company facilities, offers comparable video service by any means except direct-to-home.

Under federal regulations, cable television operators have the opportunity to make cost-of-service showings which, in some cases, may justify rates above the applicable benchmarks. The regulations also provide that future rate increases may not exceed an inflation-indexed amount, plus increases in costs beyond the cable operator's control such as taxes, franchise fees and programming costs. Cost-based adjustments to these capped rates can also be made in the event a cable operator adds or deletes channels or significantly upgrades its system. In addition, new product tiers consisting of services new to the cable system can be created free of rate regulation as long as conditions are met. For example, services may not be moved from existing tiers to the new product tier. The rules also require that charges for cable-related equipment (for example, converter boxes and remote control devices) and installation be itemized separately from the provision of cable television service and the charges must be based upon actual costs plus a reasonable profit. Also, local franchising authorities and the FCC are empowered to order a reduction of existing rates which exceed the maximum permitted level for either basic and CPST services and associated equipment, and refunds can be required.

COMPETITIVE LOCAL EXCHANGE CARRIER

On August 26, 1999, the Public Utility Commission of Texas approved ClearWorks' application for a service provider certificate of operating authority or a "SPCOA", and ClearWorks became a Competitive Local Exchange Carrier, which also is referred to as a CLEC. On February 15, 2000, ClearWorks' application for an SPCOA was approved by the Nevada Public Utility Commission, and ClearWorks now qualifies as a CLEC in Nevada and may offer telecom services in Nevada.

ClearWorks pursued the SPCOA applications because the Telecommunications Act of 1966 mandated that the monopoly in local exchange service be opened to competition. Thus, incumbent providers must allow other companies to interconnect with existing phone networks and buy facilities from the owners of these networks. These steps are critical for competitors to solicit customers with the assurance that they will receive quality service.

EMPLOYEES

ClearWorks had a total of 115 employees at September 1, 2000 in addition to independent contractors. ClearWorks currently outsource human resources functions for employment administration services, benefits management services, and for services related to billing its BDSsm products. ClearWorks' employees are not represented by a labor union. ClearWorks has not experienced any organized work stoppages and believe that its relationship with employees is good.

OUTSTANDING LOANS

On August 4, 1999 ClearWorks borrowed $801,512 from KMA Investments at an interest rate of 12% per year. ClearWorks repaid the loan in April 2000, through the issuance of 588,747 shares of common stock at the rate of one share for each $1.375 of principal and interest. ClearWorks intends to rely upon future debt and equity offerings to finance its operations. On April 17, 2000, ClearWorks elected to convert this outstanding loan into shares of common stock, and the loan was converted into a total of 588,747 shares of common stock.

On October 14, 1999, ClearWorks borrowed $500,000 from NTL Securities. This loan is evidenced by a promissory note and accrues interest at the rate of 12% per year. All accrued and unpaid principal and interest is due on May 1, 2001.

In October , November, and December 2000, ClearWorks borrowed an aggregate of $2,500,000 from Eagle. See "Material Contracts with ClearWorks".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and comparison of the financial condition and results of ClearWorks operations for the nine-month periods ended September 30, 2000 and September 30, 1999. Also included is a similar discussion and comparison as of and for the years ended December 31, 1999 and 1998. These discussions should be read in conjunction with the financial statements, the notes related to the financial statements, and the other financial data included in this prospectus.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2000 TO NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                                   September 30, 2000    September 30, 1999
                                                                   ------------------    ------------------
          Revenues                                                 $       20,467,300    $        2,052,000
          Costs and expenses                                               37,632,939             3,491,000
          Loss from operations                                            (17,165,639)           (1,439,000)
          Net loss                                                        (21,761,194)           (1,453,000)
          Basic and diluted loss per share                                       (.91)                 (.09)

The following summary table presents comparative cash flows of ClearWorks for the nine-month periods ended September 30, 2000 and 1999:

                                                                   September 30, 2000    September 30, 1999
                                                                   ------------------    ------------------
          Net cash used by operating activities                    $       18,296,333    $         (628,000)
          Net cash used by investing activities                    $       (1,803,323)   $       (2,067,000)
          Net cash provided by financing activities                $        4,080,833    $        2,635,000

REVENUES

REVENUES. Total revenue increased by $18,415,300 over the September 30, 1999 fiscal quarter to $20,467,300 (an increase of 897%) for the nine months ended September 30, 2000. ClearWorks acquired three companies during 1998, two companies during 1999, and one company in 2000. As a direct result of these acquisitions, ClearWorks has been able to increase significantly its revenue in the primary areas in which it operates.

Revenues from ClearWorks IT Solutions increased from $1,215,458 through the third quarter 1999 to $16,738,665 (an increase of 1,277%) for the September 30, 2000 period. Integration revenues are derived from three principal product lines; information technology staffing and network engineering, vendor evaluation of network hardware and implementation of network hardware and support of private and enterprise networks. ClearWorks has been able to increase its revenues in the integration area primarily due to the acquisition of United Computing Group in December 1999 and an increased customer base through sales leverage between the companies.

Revenues from ClearWorks Structured Wiring decreased from $836,542 through the third quarter 1999 to $588,632 (a decrease of 30%) for the September 30, 2000 period. Structured wiring revenues are derived from providing wiring solutions for commercial and education customers. ClearWorks Structured Wiring Services deployed its structured wiring solutions to major education and commercial customers in the Houston area during the nine months ended September 30, 2000. ClearWorks anticipates that the decrease in revenues will continue as resources within ClearWorks Structured Wiring are deployed on internal projects to build out Fiber-To-The-Home telecommunications networks.

Revenues from ClearWorks Home Systems increased from $0 through the September 30, 1999 period to $1,761,381 for the September 30, 2000 period. Home Systems revenues are derived from providing wiring solutions for residential, security systems and audio/visual equipment. ClearWorks anticipates that the increase in revenues will continue as ClearWorks expands into new markets and completes acquisitions. ClearWorks is currently ramping up to meet the demand generated by communities in the ClearWorks Communications backlog.

Revenues from ClearWorks Communications increased from $0 through the September 30, 1999 period to $1,366,580 for the September 30, 2000 period. Revenues from delivery of ClearWorks' BDSsm services were $42,000 for the year ended December 31, 1999. ClearWorks currently delivers voice, video and data services to residential homes in primarily new communities. ClearWorks is currently deploying new infrastructure to ramp up subscribers from its backlog of residential communities. ClearWorks' subscriber revenue ramps up directly proportional to the number of new homes built in its subdivisions each quarter.

COSTS AND EXPENSES RELATED TO REVENUES

COSTS AND EXPENSES. Costs and expenses increased to $18,463,428 through the period ended September 30, 2000 compared to $1,340,000 through the period ended September 30, 1999. Costs and expenses grew based on an increase in new revenues primarily from acquisitions and from the opening of new offices. New offices were established in Phoenix, Arizona, and San Antonio and Dallas, Texas. Gross margins within the subsidiaries were consistent with management's expectations, with consolidated gross margins decreasing from thirty-five percent (35%) through the September 30, 1999 period to ten percent (10%) (a decrease of 25%) for the September 30, 2000 period. This decrease resulted primarily from the operational costs of acquisitions consummated and from expansion costs of opening new offices.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses increased to $17,971,621 through the period ended September 30, 2000, compared to $2,012,000 through the period ended September 30, 1999. Selling, general and administrative expenses consisted primarily of compensation to employees and management. During the nine months ended September 30, 2000, ClearWorks continued its rapid growth, deploying resources to expand in all areas. ClearWorks Home Systems expansion included the acquisition of all personnel from Secure-All Security, which are primarily sales oriented and the establishment of a Phoenix, Arizona office which has been relocated to new facilities at a lower rental cost. ClearWorks Communications continued deploying on their BDSsm contracts including adding customer service personnel to support the increasing subscriber base as well as field personnel to physically deploy fiber optics cable. ClearWorks IT Solutions added sales personnel to support the increase in revenue as well as accounting personnel to assist with record keeping. ClearWorks added a director of marketing to begin the extensive development of materials, advertising, and consumer awareness products. ClearWorks also expanded its accounting workforce by the addition of human resources specific personnel as well as the addition of a new company controller. Several areas of the Home Systems business were streamlined including the closing of all secondary market offices including Laredo, Harlingen, and McAllen Texas locations. ClearWorks had approximately 200 management, sales and administrative personnel at September 30, 2000.

DEPRECIATION AND AMORTIZATION

ClearWorks has recorded goodwill equivalent to the excess of the cost of companies acquired over the fair value of their net assets at the dates of acquisition. ClearWorks amortizes this cost over a five-year period. In addition ClearWorks acquired fixed assets to support its business growth. The fixed assets are depreciated over a two to twenty year period. Depreciation and Amortization expenses increased by $1,058,890 to $1,197,890 for the nine months ended September 30, 2000 primarily due to the amortization of goodwill associated with acquisitions.

INTEREST EXPENSE

Interest expense increased to $4,604,323 through the period ended September 30, 2000, compared to $24,000 through the period ended September 30, 1999. Interest accrued primarily on outstanding convertible debentures that are due August 2000 and May 2001.

INTEREST INCOME

Interest income remained at $8,768 through the period ended September 30, 2000, compared to $55,000 through the period ended September 30, 1999. Interest was earned primarily on overnight bank sweeps on current cash balances.

LIQUIDITY

The ability of ClearWorks to satisfy its obligations depends in part upon its ability to reach a profitable level of operations and securing short and long-term financing for development of its commercial and residential products. There is no assurance that short and long-term financing can be obtained to fulfill ClearWorks' capital needs. Without short or long-term financing, ClearWorks will attempt to sell additional common stock to meet its current and future capital needs. If ClearWorks is not able to obtain either short or long-term funding or funding through the sale of its common stock, ClearWorks would be required to cut back its expansion plans and operate the facilities it currently has built, and fund its operations with internally generated funds from its integration, structured wiring and communications business units.

CAPITAL EXPENDITURES

ClearWorks has incurred capital expenditures for construction of operating facilities, transportation and other field equipment, office furniture and computer equipment and software used in its operations. Capital expenditures for the nine months ended September 30, 2000 were $3,109,494 compared to $2,032,000 through the period ended September 30, 1999. Capital expenditures were primarily utilized for the deployment of ClearWorks' Fiber-To-The-Home program to deliver high speed broadband services to residential communities.

CAPITAL RESOURCES

During the nine months ended September 30, 2000, Candlelight exercised its right to acquire, upon total payment to ClearWorks of $4,000,000, an additional $4,000,000 face value of debentures and additional warrants to purchase up to 280,000 shares of common stock. ClearWorks is obligated to register for resale, the common stock underlying all debentures and warrants that have been or may be issued to Candlelight. ClearWorks has not satisfied its obligation to register the resale of the shares of common stock discussed above, and is currently subject to penalty provisions as a result. In addition, upon the consummation of the merger, Candlelight has the option to require ClearWorks to redeem any outstanding debentures at 125% of the principal amount plus accrued interest. Candlelight has notified ClearWorks that it intends to exercise this right. At the present time, there are debentures in principal amount of $2,000,000 outstanding.

THE FISCAL YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE FISCAL YEAR ENDED DECEMBER 31, 1998.

The following table includes information regarding ClearWorks operations during 1999 and 1998:

                                                                   December 31, 1999    December 31, 1998
                                                                   -----------------    -----------------
          Revenues                                                 $       3,032,000    $       1,090,000
          Costs and expenses                                               7,430,000            1,332,000
          Loss from operations                                            (4,398,000)            (242,000)
          Net loss                                                        (5,159,000)            (252,000)
          Basic and diluted loss per share                                      (.29)                (.03)

The following summary table presents ClearWorks comparative cash flows for 1999 and 1998:

                                                                   December 31, 1999    December 31, 1998
                                                                   -----------------    -----------------
          Net cash used by operating activities                    $      (2,697,000)   $         (91,000)
          Net cash used by investing activities                    $      (2,459,000)   $        (235,000)
          Net cash provided by financing activities                $       6,241,000    $         484,000

Cash used in operating activities for 1999 was $2,697,000, an increase of $2,606,000 over 1998. The primary components of the increase were a net loss of $5,159,000, an increase in accounts receivable of $739,000 and an increase in inventories and other assets of $129,000 and $398,000, respectively. This was partially offset by an increase in accounts payable of $926,000. Cash used by investing activities was $2,459,000, an increase of $2,224,000 over the same period in 1998. The primary components of the increase were the construction of the head-end facility at the Canyon Gate at Northpointe sub-division and cash issued in ClearWorks two 1999 acquisitions. Cash provided by financing activities for 1999 was $6,241,000 which was provided by the sale of common stock, borrowings and the issuance of 6% convertible debentures. This was an increase of $5,757,000 over the 1998 period.

REVENUES

Total revenue increased by $1,942,000 for 1998 to $3,032,000 (an increase of 178%) for 1999. ClearWorks acquired three companies during 1998 and two companies during 1999. As a direct result of these acquisitions, ClearWorks has been able to significantly increase revenue in the primary areas in which ClearWorks operates. Further increases are projected for the year 2000 as a result of the acquisition of United Computing Group and United Consulting Group on December 30, 1999.

Revenues from integration services increased from $535,000 during 1998 to $1,607,000 (an increase of 200%) for the 1999 period. Integration revenues are derived from three principal product lines; information technology staffing and network engineering, vendor evaluation of network hardware and implementation of network hardware and support of private and enterprise networks. ClearWorks has been able to increase revenues in the integration area primarily due to the acquisition of Archer Mickelson, LLC in May 1999 and an increased customer base and expansion of BDSsm services.

Revenues from structured wiring solutions for residential, commercial and education customers was $1,383,000, an increase of $828,000 (149%) over the same period last year. ClearWorks Structured Wiring Services deployed its structured wiring solutions in 408 homes in the Canyon Gate at Northpointe, Stonegate, the Brazos and Cinco Ranch sub-divisions in the Houston area during 1999. A total of eight home-builders used ClearWorks' structured wiring solutions during this period. ClearWorks also deployed its structured wiring solutions to three Houston area independent school districts, two universities and twenty-one commercial customers.

Revenues from delivery of ClearWorks' BDSsm services were $42,000 for 1999. ClearWorks began billing for its services at Canyon Gate at Northpointe sub-division in September 1999. ClearWorks currently delivers voice, video and data services to homes at Northpointe.

COSTS AND EXPENSES

Costs and expenses increased to $7,430,000 for 1999 compared to $1,332,000 for 1998. Integration services and materials increased to $1,280,000, an increase of $778,000 over 1998. Salaries of network engineers and information technology consultants, coupled with increased purchases for resale of computer hardware and software were the primary components of the increase. The gross profit margin for integration services increased from 7% in 1998 to 26% for 1999. This increase resulted primarily from the acquisition of Archer Mickelson, which had customers that provided better profit margins than ClearWorks customers during 1998. Structured Wiring Services' labor and materials increased to $1,295,000 for 1999, an increase of $756,000 over 1998. Increased business activity was the primary reason for the increase. The gross profit margin for structured wiring increased from 3% for 1998 to 7% for 1999. BDSsm services' costs were $222,000. There were no BDSsm services' costs for 1998. ClearWorks is building its infrastructure and, as such, has incurred start-up expenses for deployment of services.

Selling, general and administrative expenses increased by $4,221,000 to $4,428,000 for 1999, from $207,000 in 1998. During 1999, ClearWorks concentrated on building infrastructure for implementation of its business plan. ClearWorks added key management and other personnel in all areas of its organization to provide support for deployment of BDSsm services and other revenue generating areas. Salaries and related expenses increased from $12,000 for 1998 to $1,187,000. ClearWorks had 22 management, sales and administrative personnel at December 31, 1999. As part of its compensation plan, ClearWorks awarded shares of common stock and cash to certain employees and other service providers during 1999. The value associated with the issuance of the stock and warrants was $1,277,000 and $648,000 respectively and was a non-cash charge against earnings. There was no stock issued for compensation to employees in 1998.

Legal fees increased from $10,000 in 1998 to $243,000 in 1999, legal fees were related to SEC filings, litigation and general corporate matters in the amounts of $66,000, $84,000 and $93,000, respectively. Accounting fees were $139,000 and were comprised of expenses associated with ClearWorks' audit for the year ended December 31, 1998, SEC reporting and compliance, and outside consultants. There were no accounting fees incurred during 1998. The cost of investor relations increased from $3,000 in 1998 to $175,000 in 1999. These expenses are comprised of transfer agent expenses, investor relations firm fees, press release services, printing and postage. Rents increased from $15,000 in 1998 to $112,000 in 1999. The primary component of this category was the cost associated with the lease of executive office space. Other selling, general and administrative expenses increased from $167,000 in 1998 to $607,000 in 1999. This category is primarily comprised of travel and entertainment expenses, outside consultants, insurance, office supplies and telephone and communications expenses.

ClearWorks recorded goodwill equivalent to the excess of the cost of companies acquired over the fair value of their net assets at the dates of acquisition. ClearWorks amortizes this cost over a five-year period. Amortization of goodwill was $121,000 and $70,000 for 1999 and 1998, respectively. Depreciation expense for 1999 was $84,000 compared to $14,000 for 1998.

OTHER INCOME/EXPENSE

Other income and expense is comprised of interest income and expense. ClearWorks earned $63,000 in interest during 1999. Interest expense increased to $824,000 during 1999 and is composed primarily of the value attributable to the beneficial conversion feature of the 6% convertible debentures issued in December 1999 plus interest accrued on field vehicle loans and promissory notes.

CAPITAL EXPENDITURES

ClearWorks incurred capital expenditures for construction of operating facilities, transportation and other field equipment, office furniture and computer equipment and software used in operations. Capital expenditures for 1999 totaled $1,994,000 and for 1998 totaled $208,000. ClearWorks has completed the head-end facility at Canyon Gate at Northpointe and has begun installing conduit in the ground at the Stonegate sub-division and has begun providing BDSsm to the residents of Stonegate in sections 1 and 2 of Stonegate as of November 2, 2000.

CAPITAL RESOURCES

During 1999, capital resources were provided primarily by capital contributions from stockholders, through the sale of exempt securities that realized $1,000,000, and two private placements of common stock to a total of three entities which realized $1,450,000. In addition, ClearWorks issued a promissory note on August 4, 1999, in the principal amount of $801,512 at an annual interest rate of twelve percent. The note and all accrued interest was repaid in April 2000, throught the issuance of 588,747 shares of common stock at the rate of one share for each $1.375 of principal and interest. .

On October 14, 1999, ClearWorks issued a promissory note to NTL Securities in the principal amount of $500,000. This note carried a 12% rate per year and was payable on or before May 1, 2001. The note was repaid in September 2000 through the issuance of 250,000 shares of common stock.

On December 13, 1999, ClearWorks borrowed $150,000 from Michael T. McClere, its Chairman of the Board and Chief Executive Officer. This loan was evidenced by a promissory note and bore interest at the rate of 12% per year until ClearWorks repaid it on January 10, 2000.

On September 29, 2000, ClearWorks borrowed $101,000 from Michael T. McClere, its Chairman of the Board and Chief Executive Officer. This loan was evidenced by a promissory note and bore interest at the rate of 12% per year until ClearWorks repaid it on October 11, 2000.

In October, November, and December 2000, ClearWorks borrowed an aggregate of $2,500,000 from Eagle accruing interest at the prime rate, to meet its immediate cash flow needs.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued Statement of Financial Accounting Standards No, 133, "Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes new accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS 133, as amended, is effective for all fiscal years beginning after June 15, 2000. ClearWorks has not yet determined the impact, if any, SFAS 133 will have on its financial position or results of operations, and plan to adopt this standard for the year ending December 31, 2001.

DESCRIPTION OF PROPERTY

The principal offices of ClearWorks are located in Houston, Texas, consisting of approximately 9,000 square feet of space. leases this space under an agreement that expires in 2003 at a current annual base rental of approximately $129,000. ClearWorks also leases warehouse space in Houston, Texas at a current annual rental rate of approximately $20,000. This agreement expires on September 30, 2000. There is also an office located in Phoenix, Arizona, and with the acquisition of Secure-All Security, an office in San Antonio, Texas.

United Computing Group leases approximately 8,000 square feet of office and warehouse space in Houston, Texas. The current annual base rental is approximately $74,000 and the lease expires on August 31, 2001. United Computing Group also has office and warehouse space leased at an annual rental rate of approximately $17,000 which lease expires on February 28, 2001. United Computing Group has sub-leased this space through the end of the lease to a third party at an annual sub-lease rate of $12,000.

LEGAL PROCEEDINGS

ClearWorks is a defendant in Cause No. 98-34 190; MARTIN R. NATHAN V. CLEAR WORKS TECHNOLOGIES, INC., ET. AL.; In the 216th Judicial District Court, Harris County, Texas, which case was referred to arbitration in Case No. 70-168-00402-99; American Arbitration Association, CLEARWORKS TECHNOLOGIES, INC.; MICHAEL T MCCLERE, RACHEL MCCLERE 1998 TRUST; MCCLERE FAMILY TRUST; AND SHANNON MCLEROY VS. RECOH TRICOTE, INC., INTERNAL REVENUE SERVICE AND MCMANUS & COMPANY, P.C., JAMES W. WALTERS, J. STANFORD LIFSEY AND JANET W. LIFSEY, EARL STOVER AND DEBRA SMITH. This suit, however, has been dismissed, and the parties have agreed to work out a settlement of all claims. One of the claims among the parties to this proceeding is focused upon apportionment of liability among the parties for damages, if any, payable to Tim Pennington in the action brought by him against ClearWorks. This suit was originally instituted by by Martin R. Nathan, alleged escrow agent, against ClearWorks and others. This suit was filed as an interpleader action and arises out of the reverse merger, which created the public form of ClearWorks as it now exists. Pursuant to the terms of certain escrow agreements or arrangements between the original stockholders of Millennium Integration Technologies, a predecessor to ClearWorks, and Southeast Tire Recycling, Inc., the original owners of Southeast Tire escrowed shares of stock in ClearWorks that they received in the transaction in order to satisfy any disclosed or undisclosed outstanding obligations of Southeast Tire as of the date of the merger. The claimants in the proceeding are ClearWorks and the former stockholders of Millennium Integration Technologies. The principal respondents are those former stockholders of Southeast Tire, referred to as the Walters Group, who are alleged to have indemnity obligations to the claimants and who have escrowed approximately 86,000 shares of ClearWorks stock to secure any outstanding obligations claimed by any party and arising prior to the date of the merger. The known claims are Recoh Tricote, Inc., Internal Revenue Service, Tim Pennington and McManus & Company, P.C.

ClearWorks also currently is a defendant in CAUSE NO. 1999-15281; ROBERT HORN VS. CLEAR WORKS TECHNOLOGIES, INC. Suit was filed March 25, 1999, in the 333rd Judicial District Court of Harris County, Texas, alleging causes of action based on breach of contract in the amount of approximately $250,000.00; 100,000 shares of ClearWorks common stock; alleged lost commissions and attorney fees of $200,000. The facts underlying this lawsuit are as follows: Robert Horn entered into an employment agreement effective April 1, 1998. The employment agreement contained a condition precedent. The condition precedent was not met. On March 25, 1999, Mr. Horn filed a lawsuit claiming that ClearWorks had terminated Mr. Horn's employment without cause. ClearWorks filed an answer on April 16, 1999 denying the claim and asserting ClearWorks affirmative defenses. This lawsuit is currently in the discovery phase. Trial is scheduled for the two-week period beginning February 5, 2001. ClearWorks is vigorously contesting these claims by Robert Horn on the basis that they are without merit.

ClearWorks is a defendant in CAUSE NO. 1999-62209; SHERMAN GERALD MASON, D/B/A CASTLE DEVELOPMENTS, LTD. V. CLEARWORKS.NET, INC. FORMERLY CLEARWORKS TECHNOLOGIES, INC.; IN THE DISTRICT COURT OF HARRIS COUNTY, TEXAS; 157TH JUDICIAL DISTRICT. On December 17, 1999, Sherman Gerald Mason d/b/a Castle Developments, Ltd. filed suit against ClearWorks in the 157th Judicial District Court of Harris County, Texas. In his Original Petition, Mr. Mason alleges the breach of a consulting agreement with ClearWorks and seeks recovery of 500,000 shares of common stock. He also seeks recovery of alleged monthly retainer payments in an undisclosed amount and seeks injunctive relief. ClearWorks has filed an answer disputing all liability, asserting that the contract was terminable and that the contract is not enforceable because of the prior breaches of the consulting agreement by Mr. Mason.. ClearWorks has moved to have the case submitted to arbitration, and the Plaintiff has agreed to do so.

ClearWorks Structured Wiring Services is a defendant in CAUSE NO. 728431; CHARTERWOOD ASSOCIATES, LTD. V. CLEARWORKS STRUCTURED WIRING SERVICES, INC.; IN THE COUNTY CIVIL COURT AT LAW NUMBER THREE (3), HARRIS COUNTY, TEXAS. On January 21, 2000, Charterwood Associates, a Texas Limited Partnership, sued Clearworks Structured Wiring Services, Inc., a subsidiary of ClearWorks. The suit presents claims for breach of a contract to design, operate and maintain "bundled digital services" to Plaintiff's apartment complex. The suit seeks recovery of damages in the sum of $78,746.69 plus interest, attorneys' fees and court costs. ClearWorks denies the claims. ClearWorks maintains its own claims for breach of contract in connection with the same project. ClearWorks has filed an affidavit claiming a lien against the apartment project owned by the Plaintiffs, claiming that $52,800 is unpaid for services and materials provided. ClearWorks will seek attorneys' fees, interest and cost of court in connection with its counter-claim, when filed. No discovery has been taken. The court has scheduled a trial date beginning the week of March 5, 2001. ClearWorks intends to vigorously contest all claims in this case. ClearWorks also expects to vigorously pursue collection of its claims for services rendered and materials provided.

ClearWorks is a defendant in CAUSE NO. 2000-30394; MERGER COMMUNICATIONS, INC. VS. CLEARWORKS TECHNOLOGIES, INC.; IN THE 281ST JUDICIAL DISTRICT COURT OF HARRIS COUNTY, Texas. On June 16, 2000, Merger Communications, Inc. sued ClearWorks. The suit presents claims for breach of a contract to provide ClearWorks public relations services. The suit seeks recovery of damages in the sum of $7,797.92, the value of 106,667 restricted shares of ClearWorks common stock as of the date of the alleged breach plus interest, attorneys' fees and court costs. ClearWorks denies the claims and has filed an answer. No discovery has been taken. The court has not scheduled a trial date. Clearworks intends to vigorously contest all claims in this case.

ClearWorks is a defendant in CASE NO. CV2000015051; VALLEY FIRST COMMUNITY BANK VS. CLEARWORKS.NET, INC. AND CLEARWORKS HOME SYSTEMS, INC.; IN THE SUPERIOR COURT OF ARIZONA, MARICOPA COUNTY. On August 16, 2000, Valley First Community Bank sued ClearWorks and its subsidiary ClearWorks Home Systems, Inc. The facts underlying the lawsuit are as follows: On or about June 21, 2000, ClearWorks Home Systems, Inc. executed a binding letter of intent to purchase from Valley First certain assets, which Valley First represented to ClearWorks Home Systems that it held a first lien. The purchase price for such assets was set at $150,000.00. Subsequently, ClearWorks Home Systems discovered that Valley First did not in fact hold a first lien on such assets. Moreover, ClearWorks Home Systems discovered that such assets were sold in a landlord's auction. As a result, ClearWorks Home Systems did not pay Valley First $150,000. Valley First seeks recovery of an unspecified amount of damages not less than $150,000, attorneys' fees and court costs. ClearWorks denies the claims and has filed an answer, including affirmative defenses. No discovery has been taken. The court has not scheduled a trial date. ClearWorks intends to vigorously contest all claims in this case.

ClearWorks is a defendant in CIVIL NO. 00-K-1982; CARL THOMPSON ASSOCIATES, INC. VS. CLEARWORKS.NET, INC.; IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO. On October 4, 2000, Carl Thompson Associates, Inc. sued ClearWorks. The facts underlying the lawsuit are as follows: On or about January 13, 2000, ClearWorks executed a letter agreement for investor relations services for a term of one year. During the month of March, a dispute arose regarding Carl Thompson's hourly billing rates for answering shareholder's telephone inquiries, which billing rates were not initially disclosed to ClearWorks. Carl Thompson seeks recovery of damages in the sum of $521,415.00, attorneys' fees and court costs. Clearworks denies the claims and intends to vigorously contest all claims in this case.

United Consulting Group and United Computing Group are defendants and counter-plaintiffs in SALES CONSULTANTS OF HOUSTON'S V. UNITED CONSULTING GROUP, INC. AND UNITED COMPUTING GROUP, INC.; In the County Civil Court at Law Number 1 of Harris County, Texas; Cause No. 720200. Plaintiffs filed their lawsuit on August 24, 1999 alleging causes of action based on breach of contract and fraud. The facts underlying the lawsuit are as follows: On or about

March 16, 1999, Sales Consultants of Houston, which is in the personnel placement business, entered into an agreement with United Consulting Group, Inc. in which United Consulting agreed to pay Sales Consultants a finder's fee for placing an employee with United Consulting. United Consulting agreed to pay a finder's fee in the amount of 30% of the new employee's base salary. Shortly thereafter, a dispute arose regarding the amount of the new employee's base salary. United Consulting claims that the base salary was $8,000 because the new employee was offered $4,000 per month for only two months plus commissions. Sales Consultants claims that the new employee's base salary is calculated by multiplying $4,000 (the first two month's base salary) by 12 months and arrives at a base salary of $48,000. Consequently, the finder's fee was not paid. This suit was an uninsured claim in the amount of approximately $5,000. United Consulting filed an Answer on August 30, 1999 denying Sales Consultants' claims and also filed a Counterclaim for Declaratory Judgement on October 21, 1999. ClearWorks is vigorously contesting the claims by Sales Consultants on the basis that they are without merit.

Settlements:

On November 29, 2000, ClearWorks settled CLEARWORKS.NET, INC. V. MICHAEL C. CALLIHAN AND LINDA CALLIHAN; 157th Judicial District Court of Harris County, Texas; Cause No. 2000-10296. This case was settled at mediation on November 29, 2000. Pursuant to the terms of the settlement, ClearWorks is to pay the taxable costs of the Callihans in the litigation of approximately $1,000.00 and to issue to the Callihans 140,000 shares of restricted common stock in ClearWorks with the right to have such shares registered in the next registration that will allow this to be done. The parties have agreed to execute mutual releases of one another from any and all claims arising from any past actions by any party and all past relationships between them.

On December 1, 2000, ClearWorks settled Cause No. 98-34 190-A; TIM PENNINGTON V. CLEAR WORKS TECHNOLOGIES, INC. AND JAMES W. WALTERS; In the 269th Judicial District Court of Harris County, Texas. ClearWorks has agreed to pay Tim Pennington the sum of $135,000.00 on or before February 14, 2001 and to secure such payment by issuing 135,000 restricted shares of ClearWorks common stock in the name of an escrow agent. The parties will release each other from any and all claims that may exist among them, conditioned upon the timely payment of the settlement funds.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

ClearWorks common stock is traded on the American Stock Exchange under the symbol "CLW." On September 15, 2000, the last full trading day prior to the public announcement of the proposed Merger Agreement, ClearWorks' common stock closed at $4.94 per share. On December 20, 2000, ClearWorks common stock closed at $1.13 per share. ClearWorks is authorized to issue 50,000,000 shares of common stock, of which 43,983,680 shares were issued and outstanding at December 29, 2000. At December 29, 2000, ClearWorks had approximately 12,446 holders of record.

The table below sets forth, for the periods indicated, the reported high and low sale prices per share of ClearWorks common stock on the OTC Bulletin Board until and including the quarter ended March 31, 2000 and on the American Stock Exchange for the quarters ended June 30, 2000 and September 30, 2000.

                             CLEARWORKS COMMON STOCK

        -------------------------------------------- ---------- ----------
        FISCAL 1998                                     High       Low
        -------------------------------------------- ---------- ----------
              Quarter ended March 31, 1998             $0.5625    $0.3750
        -------------------------------------------- ---------- ----------
              Quarter ended June 30, 1998              $3.6250    $0.5625
        -------------------------------------------- ---------- ----------
              Quarter ended September 30, 1998         $3.3125    $1.0313
        -------------------------------------------- ---------- ----------
              Quarter ended December 31, 1998          $2.1563    $0.3125
        -------------------------------------------- ---------- ----------
        FISCAL 1999
        -------------------------------------------- ---------- ----------
               Quarter ended March 31, 1999            $1.2500    $0.4375
        -------------------------------------------- ---------- ----------
               Quarter ended June 30, 1999             $3.8750      $1.05
        -------------------------------------------- ---------- ----------
               Quarter ended September 30, 1999          $8.56      $1.81
        -------------------------------------------- ---------- ----------
               Quarter ended December 31, 1999           $4.25      $2.00
        -------------------------------------------- ---------- ----------
        FISCAL 2000
        -------------------------------------------- ---------- ----------
                Quarter ended March 31, 2000            $14.50      $2.56
        -------------------------------------------- ---------- ----------
                Quarter ended June 30, 2000             $10.63      $3.37
        -------------------------------------------- ---------- ----------
                Quarter ended September 30, 2000         $5.75      $3.19
        -------------------------------------------- ---------- ----------

ClearWorks has not paid dividends since its inception.

                   VOTING AND MANAGEMENT INFORMATION FOR EAGLE
                    AND MATTERS TO BE VOTED ON AT THE MEETING

EAGLE

The special meeting of the stockholders of Eagle will be held at 2:00 p.m., Texas time on December 29, 2000 at 2500 South Shore Blvd., League City, Texas 77573. At the special meeting, Eagle stockholders will be asked to authorize the proposed issuance of 29,450,740 shares of Eagle common stock and the assumption of stock options and warrants in connection with the Merger Agreement. In addition, stockholders will be asked to re-elect directors and to ratify the appointment of Eagle's independent auditors. Stockholders may revoke their proxies at any time before the vote is taken by delivering to Eagle either a written revocation or a later-dated proxy. Stockholders may also revoke their proxies orally at the special meeting. This joint proxy statement/prospectus is dated December 29, 2000 and is first being mailed to stockholders on or about January 5, 2001. This proxy solicitation is being made by Eagle.

On December 29, 2000, Eagle had 25,968,763 shares of common stock outstanding. Each share is entitled to one vote per share. Only stockholders of record as of December 29, 2000 are entitled to vote at this meeting and any adjournments thereof. The vote of the stockholders required for approval of the issuance of shares shall be the majority of the shares voting at the special meeting. Eagle stockholders are being asked to approve the issuance of additional shares of Eagle common stock to complete the merger as part of Eagle's listing agreement with the American Stock Exchange.

                         ITEM 1 -- ELECTION OF DIRECTORS

The following table lists Eagle's current directors and officers. Eagle's board of directors has nominated its current Directors to serve until its annual meeting for fiscal year 2001. Although it is not anticipated that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the persons named in the enclosed proxy will vote for the election of such person (s) as may be nominated by the board of directors.


Eagle's directors and executive officers are:

NAME                         AGE         POSITION

H. Dean Cubley                59          Chairman of the board of directors,
                                          president and chief executive officer

Christopher W. "James" Futer  60          Director, executive vice president and
                                          chief operating officer

A. L. Clifford                55          Director

Dr. Glenn Allan Goerke        69          Director

Richard Royall                54          Chief financial officer

DR. H. DEAN CUBLEY has served as chairman of the board, president and chief executive officer of Eagle since March 1996. Before that, Dr. Cubley served as vice-president of Eagle Telecom, Inc. from 1993 to March 1996. Dr. Cubley is also a member of the Oversight Committee for the University of Houston Epitaxy Center which managed the Wake Shield Flight aboard the Shuttle in September 1995. Dr. Cubley has over 35 years of extensive experience in the field of telecommunications. From 1965 to 1984, Dr. Cubley worked for the NASA Manned Spacecraft Center in the Electromagnetic Systems Branch of the Engineering and Development Directorate. For a five-year portion of that period, Dr. Cubley was the Antenna Subsystems Manager for all spacecraft antennas for the Shuttle Program. Dr. Cubley's duties included overall responsibility for the design, development, costs schedules and testing of the antennas and hardware for all Shuttle flights. Throughout his career, Dr. Cubley has authored or co-authored over fifty publications. In addition, he has a total of eight patents and patents-pending registered in his name. Dr. Cubley received a bachelor of science degree in electrical engineering from the University of Texas in 1964 and a masters degree in electrical engineering from the University of Texas in 1965. In 1970, Dr. Cubley received his Ph.D. in electrical engineering from the University of Houston.

CHRISTOPHER W. "JAMES" FUTER has served as a director, chief operating officer and vice president of Eagle since March 1996. Before that, Mr. Futer served as sales manager of Eagle Aerospace, Inc. Telecom Division from November 1994 until February 1996. From May 1993 to November 1994, Mr. Futer was employed as a vice president of operations with Starcom, Inc. Before May 1993, he was employed with Paging Products International. Mr. Futer was a manager of Universal Cellular, Inc., a California corporation ("UCI"), from October 1990 until February 1991. Mr. Futer resigned from UCI in February 1991 due to his disagreement with UCI management over its business policy and practices. In June 1993, UCI filed for protection under the federal bankruptcy laws. Mr. Futer's spectrum of experience has included work in the fields of hi-tech flight simulation and display technologies (especially those of light emitting diodes and liquid crystal displays), and in consumer electronics, i.e. electronic watches, pocket calculators, and electronic games. Most recently, he has been involved in pager design, manufacture and marketing, as well as the wider field of messaging equipment. His international background includes work with Hatfield Instrument (in England, where he was born), Canadian Aviation Electronics, located in Montreal, Canada, General Instruments (in Canada and the United States), Litronix (in California) and Siemens (living in California and England and commuting to the head office in Munich, as well as Berlin, Paris and Milan). In 1975, he was instrumental in implementing a major "turn-key" technology transfer from Canada to the (then) Soviet Union for the manufacture of hand-held electronic calculators, an operation which the Soviets then improved from the consumer level and adapted to suit their particular requirements. Since 1975, Mr. Futer has had extensive in-depth experience of interfacing with Pacific Rim countries. In 1992 and 1993, he spent time in the People's Republic of China coordinating a successful technology transfer for one of the first pager manufacturing facilities.

A. L. CLIFFORD has served as a director since December 1996. Mr. Clifford has served as president of Clifford & Associates for over five years, a company involved in the distribution of electrical and electronic products throughout the Midwest since 1920. Mr. Clifford is a graduate of the University of Miami, where he studied business and attended law school.

DR. GLENN ALLAN GOERKE has served as a director since March 2000. Dr. Goerke is president emeritus of the University of Houston and currently serves a director of The Institute for the Future of Higher Education. The institute's mission is to provide research and policy analysis on higher education issues within state, national, and international contexts. Prior to his current position, Dr. Goerke served as president of the University of Houston from June 1995 to September 1997, and president of the University of Houston - Clear Lake from August 1991 to June 1995 and has been associated with the University of Houston system since 1986. While at the University of Houston, Dr. Goerke initiated significant international program development with particular focus on Mexico and Taiwan and received the "Breaking the Mold" award given by the Texas Comptroller's Office for responsible fiscal planning efforts. Dr. Goerke was named "Manager of the Year" by the Texas Gulf Coast Council of the National Management Association in 1992. Dr. Goerke received his Ph.D. in Adult and Higher Education from Michigan State University in 1962. Dr. Goerke received his M.A. and B.A. degrees from Eastern Michigan University in 1955 and 1952, respectively.

RICHARD R. ROYALL has served as chief financial officer since March 1996. Mr. Royall has been a certified public accountant since 1971. From 1971 to 1976, Mr. Royall was employed with Haskins & Sells, Laventhol & Horwath (a partner from 1976 to 1986), and Bracken, Krutilek & Royall (1986). In 1986, Mr. Royall practiced accounting as a sole proprietor. Since 1987, Mr. Royall has been a partner in Royall & Fleschler, certified public accountants. In addition, Mr. Royall serves as financial officer and director of companies operating in the finance and chemical industries, including Fleetclean Systems, Inc., none of which are affiliated with Eagle.

Eagle's directors hold office until the next annual meeting of the stockholders and until their successors are duly elected and qualified. Directors are reimbursed for out-of-pocket expenses to attend meetings. Eagle has established and does maintain compensation, audit, executive and nominating committees. There are no family relationships among any of the directors and executive officers of Eagle.

Eagle has an Audit Committee. Eagle does not have a Compensation Committee or Nominating Committee. The Audit Committee is responsible for reviewing and making recommendations regarding employment of independent auditors, the annual audit of Eagle's financial statements and its internal accounting practices and policies. For the fiscal year ended August 31, 2000, the members of the Audit Committee were Messrs. Goerke and Clifford. The Audit Committee met one time during the fiscal year. In accordance with a recently issued American Stock Exchange requirement, Eagle's Board of Directors adopted a written charter for the Audit Committee. A copy of the charter is attached as Exhibit A to this Proxy Statement. All members of the Audit Committee are independent as defined by the American Stock Exchange. The Audit Committee held one meeting during the last fiscal year at which representatives of Eagle's independent auditors, McManus & Co., P.C. were present.

Audit Committee Report

In accordance with its written charter, the Audit Committee assists the Board of directors in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Eagle. During fiscal 2000, the Committee met one time, including meetings to review with management and the independent auditor the SEC Form 10-KSB for the fiscal year ending August 31, 2000, the first such filing after charter adoption. The Committee also discussed with management and the independent auditors the quality and adequacy of Eagle's internal controls. The Committee reviewed with the independent auditors their audit, plan, audit scope, and identification of audit risks. The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communications with Audit Committee." The Committee reviewed with the independent auditors and management the confirmation of auditors' independence in accordance with Independence Standards Board Standard No. 1 and the audited financial statements of Eagle for the fiscal year ended August 31, 2000. Management has the responsibility for the preparation and content of those statements. Based on the above mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that Eagle's audited financial statements be included in its Annual Report on Form 10-KSB for the fiscal year ended August 31, 2000 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.
Dr. Glenn Allan Goerke and Mr. A.L. Clifford

THE EAGLE BOARD OF DIRECTORS HAS NOMINATED MESSRS. CUBLEY, FUTER, CLIFFORD, AND GOERKE FOR ELECTION BY THE STOCKHOLDERS OF EAGLE AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE. THE ELECTION OF THESES DIRECTORS REQUIRES A PLURALITY OF THE VOTES CAST BY THE EAGLE SHAREHOLDERS PRESENT OR REPRESENTED BY PROXY AT THE MEETING AND ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS.

If the merger proposal is approved by both Eagle and ClearWorks stockholders, Michael T. McClere, Shannon D. McLeroy, and Raymond G. Harrell, III have agreed to join Eagle's board of directors. As such, Eagle's stockholders are being asked to elect Messrs. McClere, McLeroy, and Harrell to Eagle's board of directors. The biographies of Messrs. McClere, McLeroy, and Harrell are provided below.

Michael T. McClere. Currently, Mr. McClere is Chairman of the Board, Chief Executive Officer and a director of ClearWorks. Prior to joining ClearWorks, Mr. McClere had been involved in several businesses in the information technology
(IT) area, serving on the board of directors and as chief executive officer. Mr. McClere has been involved in the purchasing of numerous businesses, as well as selling businesses that he had assisted in the development. Mr. McClere's business background includes all aspects of the development and implementation of information technology businesses. Mr. McClere has also assisted in the development and implementation of major technology deployments for NASA in various space centers throughout the world. As a consultant on information systems, Mr. McClere assisted Lockheed Engineering & Sciences Company from May 1988 to October 1990, SAE, Inc. from May 1984 to May 1988, and Baker Hughes from May 1979 to May 1984. Mr. McClere has over seventeen years experience in the information technology field. He has received a Bachelor of Science in Computer Science from The University of Houston-University Park in 1988.

Shannon D. McLeroy. Mr. McLeroy serves as President and Secretary of ClearWorks. Mr. McLeroy has been in the systems integration business for over ten years. He has worked beginning as a technician and has progressed through various stages of management. Mr. McLeroy has managed teams of engineers to deploy technical computer services with the last three companies with which he has worked. Mr. McLeroy was solely responsible for managing and putting together a team of computer professionals to run a major portion of Exxon USA's network. This network was responsible for delivering key financial and business data to enable Exxon to perform its business.

Raymond G. Harrell III has been a director of ClearWorks since January 2000. Mr. Harrell currently is employed by Continental Airlines as a Director of International Schedules and has been employed by Continental Airlines since September 1987. He attended the University of Houston and in 1985 earned a Bachelor of Science degree in Industrial Distribution.

THE EAGLE BOARD OF DIRECTORS HAS NOMINATED MESSRS. MCCLERE, MCLEROY, AND HARRELL FOR ELECTION BY THE STOCKHOLDERS OF EAGLE, SUBJECT TO THE APPROVAL OF THE MERGER PROPOSAL, AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE. THE ELECTION OF THESES DIRECTORS REQUIRES A PLURALITY OF THE VOTES CAST BY THE EAGLE SHAREHOLDERS PRESENT OR REPRESENTED BY PROXY AT THE MEETING AND ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS.

EXECUTIVE COMPENSATION

The following table provides information regarding compensation paid to Eagle's chief executive officer. No other executive officer received in excess of $100,000 in compensation during the fiscal year ended August 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                  ANNUAL
                               COMPENSATION          LONG TERM COMPENSATION
                               ------------  ------------------------------------
                                                              AWARDS
                                             ------------------------------------
                                                                    SECURITIES
NAME AND                                        RESTRICTED         UNDERLYING        ALL OTHER
PRINCIPAL POSITIONS      YEAR   SALARY ($)   STOCK AWARD(S) ($)  OPTIONS/SARS (#)  COMPENSATION ($)
-------------------      ----   ----------   ------------------  ----------------  ----------------
H. Dean Cubley,
Chief Executive Officer  2000    $100,000            --                 --               --
                         1999    $100,000            --                 --               --
                         1998    $91,923             --                 --               --

Eagle has not entered into employment agreements with any of its executive officers.

STOCK OPTIONS

Eagle's 1996 Stock Option Plan provides for the issuance of an aggregate 400,000 shares of common stock upon the exercise of options granted under the plan. As of August 31, 2000, options to purchase an aggregate of 242,607 shares of common stock were outstanding under the plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

                            NUMBER OF     PERCENT OF
                            SECURITIES  TOTAL OPTIONS /
                            UNDERLYING   SARS GRANTED    EXERCISE OR
                           OPTIONS/SARS  TO EMPLOYEES     BASE PRICE  EXPIRATION
          NAME             GRANTED (#)  IN FISCAL YEAR      ($/SH)       DATE
          ----             -----------  --------------   -----------  ----------
H. Dean Cubley,
Chief Executive Officer       3,333          3.5%           $ 1.50     12/17/04

                       AGGREGATED OPTION EXERCISES IN 2000
                           AND YEAR-END OPTION VALUES

                               SHARES
                              ACQUIRED
                                 ON           VALUE         NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
    NAME                    EXERCISE (#)   REALIZED ($)       OPTIONS AT FY-END          IN-THE-MONEY OPTIONS
    ----                    -------------  ------------   --------------------------   --------------------------
                                                          EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
                                                          -----------  -------------   -----------  -------------
H. Dean Cubley,
Chief Executive Officer          -               -           3,333           -           $ 16,042         -

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of Eagle's principal stockholders, or their affiliates, including Messrs. Futer and Clifford, are also principal stockholders of Link Two Communications, which is one of Eagle's principal customers. Mr. Clifford is also the chairman, and chief executive officer of Link Two Communications and Dr. Cubley is a director of Link Two Communications. During the last two fiscal years, Link Two Communications issued Eagle an aggregate of 240,000 shares of its common stock as a result of accrued finance charges on its outstanding account payable to Eagle. In October 1999, Link Two Communications refinanced this account payable to Eagle through the issuance of notes maturing in September 2001, which amount equaled $8,655,126 at August 31, 2000. As a result of ClearWorks acquiring control of Link Two Communications in November 2000, ClearWorks discharged this Link Two Communications indebtedness in full through the issuance of 2,856,000 shares of its common stock to Eagle.

In October, November, and December 2000, Eagle advanced an aggregate of $2,500,000 to ClearWorks, maturing in December 2001, secured by substantially all of ClearWorks assets. Additionally, ClearWorks issued Eagle an aggregate of 3,000,000 shares of its common stock in connection therewith.

In April 2000, Eagle entered into a one-year agreement Synchton, Inc., an entity owned by Dr. Cubley's son, to provide professional business services to Eagle. As compensation for these services, Eagle agreed to pay Synchton $10,000 per month and issued a three year warrant to purchase 100,000 shares of common stock, which shares vest and become exercisable at the then market price throughout the term of the consulting arrangement.

In July 1999, Mr. Royall exchanged $.05 warrants to purchase 12,500 shares of common stock, and $5.00 warrants to purchase 12,500 shares of common stock and $8,400 for 12,500 shares of Eagle common stock. In July 1999, Mr. Futer exchanged 110,000 $.05 warrants, 110,000 $0,50 warrants, and $147,000 for
220,000 shares of Eagle common stock. In July 1999, Mr. Clifford exchanged 166,667, $.05 warrants, 166,667, $.50 warrants, and $223,334 for 333,334 shares of Eagle common stock. In July 1999 Hou-Tex Trust exchanged 350,000, $.05 warrants, 350,000, $.50 warrants, and $469,000 for 700,000 shares of Eagle common stock. In July 1999, Futer Family Partnership exchanged 110,000, $.05 warrants, 110,000, $.50 warrants, and $147,400 for 220,000 shares of Eagle common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 29, 2000, the number and percentage of outstanding shares of Eagle; common stock owned by (i) each person known to beneficially own more than 5% of Eagle's outstanding common stock, (ii) each director, (iii) each named executive officer, and (iv) all officers and directors as a group.

                                     SHARES OF COMMON STOCK
NAME AND ADDRESS                       BENEFICIALLY OWNED      % OF VOTING POWER
----------------                     ----------------------    -----------------
H. Dean Cubley
101 Courageous Drive
League City, TX  77573                          3,333             less than 1%

Futer Family Trust
1331 Lamar, Suite 1375
Houston, TX 77010                           1,076,500                     4.1%

Christopher W. Futer
101 Courageous Drive
League City, TX 77573                           5,000             less than 1%

A.L. Clifford
101 Courageous Drive
League City, TX  77573                        412,667                     1.6%

Glenn Allan Goerke
911 Live Oak Lane
Seabrook, TX  77586                            25,000             less than 1%

All officers and directors
as a group (5 persons)                        577,710                     2.2%

Dr. Cubley's ownership consists of options to purchase 3,333 shares of common stock issued under Eagle's employee stock option program at $1.50 per share and which will expire on December 15, 2004.

Mr. Futer disclaims beneficial ownership, as well as voting and disposition power of the shares of common stock owned by the Futer Family Trust. Mr. Futer's ownership consists of options to purchase 5,000 shares of common stock at $1.25 per share, which will expire on August 3, 2003, issued under Eagle's employee stock option program.

Mr. Clifford's ownership includes 141,000 shares, which are held in the name of The Clifford Family Trust, and 61,667 held by his wife.

Dr. Glenn Goerke holds options to purchase 25,000 shares of Eagle common stock at $2.00 per share. These options expire April 10, 2002 and have piggyback registration rights after March 10, 2001.

The total number of shares held by officers and directors include options and warrants to purchase 33,333 shares of common stock that are currently exercisable.

            ITEM 2 -- RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

Eagle's board of directors wishes to obtain from its shareholders a ratification of the Board's action in appointing McManus & Co., P.C., as its independent public accountants for the fiscal year ending August 31, 2001. The engagement of McManus & Co., P.C. has been approved by the Board. Representatives from the firm are expected to be present at the meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

In the event the appointment of McManus & Co., P.C. as Eagle's independent public accountants is not ratified by its Stockholders, the adverse vote will be considered as a direction to the Board to select other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for the fiscal year 2001 will be permitted to stand unless the Board finds other good reason for making a change.

EAGLE'S BOARD OF DIRECTORS HAS APPROVED THE APPOINTMENT OF MCMANUS & CO., P.C. AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 2001 AND UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF SUCH APPOINTMENT. THE RATIFICATION REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF EAGLE COMMON STOCK PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MEETING.

                   ITEM 3 - EAGLE - CLEARWORKS MERGER PROPOSAL

EAGLE'S BOARD OF DIRECTORS HAS APPROVED THE MERGER PROPOSAL AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE MERGER PROPOSAL. THE APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF EAGLE COMMON STOCK PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MEETING.

                VOTING AND MANAGEMENT INFORMATION FOR CLEARWORKS
                    AND MATTERS TO BE VOTED ON AT THE MEETING

CLEARWORKS

The special meeting of the stockholders of ClearWorks will be held at 10:00 a.m., Texas time on January 31, 2001 at 2900 Briarpark Ave., Houston, Texas 77042. At the special meeting, ClearWorks stockholders will be asked to approve the Agreement and Plan of Reorganization between Eagle and ClearWorks. Stockholders may revoke their proxies at any time before the vote is taken by delivering to ClearWorks either a written revocation or a later-dated proxy. Stockholders may also revoke their proxies orally at the special meeting. This proxy statement/prospectus is dated December 29, 2000 and is first being mailed to stockholders on or about January 5, 2001. This proxy solicitation is being made by ClearWorks.

On December 29, 2000, ClearWorks had 43,983,680 shares of common stock outstanding. Each share is entitled to one vote per share. Only stockholders of record as of December 29, 2000 are entitled to vote at this meeting and any adjournments thereof. Under Delaware General Corporation Law, a majority of the outstanding common stock entitled to vote thereon must approve the Merger Agreement. There are no dissenter's right of appraisal because Eagle's common stock is traded on the American Stock Exchange.

                   ITEM 1 - CLEARWORKS - EAGLE MERGER PROPOSAL

CLEARWORKS' BOARD OF DIRECTORS HAS APPROVED THE MERGER PROPOSAL AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE MERGER PROPOSAL. THE APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF CLEARWORKS COMMON STOCK OUTSTANDING.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 29, 2000, the number and percentage of outstanding shares of ClearWorks; common stock owned by (i) each person known to beneficially own more 5% of Eagle's common stock, (ii) each director, (iii) each named executive officer, (iv) all officers and directors as a group:

                                     SHARES OF COMMON STOCK
NAME AND ADDRESS                       BENEFICIALLY OWNED      % OF VOTING POWER
----------------                     ----------------------    -----------------
Michael T. McClere                          5,539,436 (2)                  16%
2450 Fondren, Suite 200
Houston, Texas  77063

Shannon D. McLeroy                          2,172,800 (3)                 6.3%
2450 Fondren, Suite 200
Houston, Texas  77063


Raymond G. Harrell III                        150,000                      *
4335 Alysheba Lane
Friendswood, Texas  77546

Hal Peterson                                     --                       --
2450 Fondren, Suite 200
Houston, Texas  77063

Eagle Wireless International, Inc.
101 Courageous Drive
League City, Texas 77573                    4,345,643 (4)                 9.9%

All Executive Officers and
Directors as a group (four persons)         7,712,236 (2)(3)             22.3%

*Less than one percent.

(1) "Beneficial ownership" is defined in the regulations promulgated by the SEC as having or sharing, directly or indirectly (i) voting power, which includes the power to vote or to direct the voting, or (ii) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. The definition of beneficial ownership includes shares underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2) Includes Class A warrants to purchase 210,000 shares of common stock held by Mr. McClere, Class A warrants to purchase 50,000 shares held by the Rachel McClere 1998 Trust and Class A warrants to purchase 200,000 shares held by the McClere Family Trust. The Class A warrants currently are exercisable at an exercise price of $3.00 per share until the warrants expire on April 24, 2003. Also includes Class B warrants to purchase 210,000 shares of common stock held by Mr. McClere, Class B warrants to purchase 50,000 shares held by the Rachel McClere 1998 Trust and Class B warrants to purchase 200,000 shares held by the McClere Family Trust. The Class B warrants currently are exercisable at an exercise price of $6.00 per share until the warrants expire on April 24, 2008. Also includes 312,500 shares held by the Rachel McClere 1998 Trust and 1,250,000 shares held by the McClere Family Trust. Also includes 1,500,000 shares of common stock and warrants to purchase 460,000 shares of common stock, all of which are held by Tech Technologies Services LLC. Mr. McClere owns 90 percent of the outstanding equity interests in Tech Technologies Services LLC.

(3) Includes immediately exercisable Class A warrants to purchase 300,000 shares of common stock at an exercise price of $3.00 per share until the warrants expire on April 24, 2003. Also includes immediately exercisable Class B warrants to purchase 300,000 shares of common stock at an exercise price of $6.00 per share until the warrants expire on April 24, 2008. Also includes 625 shares held by Mr. McLeroy's wife.

(4) Does not include 3,000,000 shares of common stock held as collateral for outstanding loans.

DIRECTORS AND EXECUTIVE OFFICERS OF EAGLE AFTER THE MERGER AGREEMENT

If the merger is approved by the ClearWorks and Eagle stockholders, then at the effective time of the merger, Eagle's management team would consist of the following persons. Biographies of Messrs. McClere, McLeroy, and Harrell are included above.

NAME                            AGE    POSITION
----                            ---    --------
H. Dean Cubley                   59    Chairman of the Board of Directors,
                                       President and Co-Chief Executive Officer

Christopher W. "James" Futer     60    Director, Executive Vice President and
                                       Chief Operating Officer

A. L. Clifford                   55    Director

Dr. Glenn Allan Goerke           69    Director

Richard Royall                   54    Chief Financial Officer

Michael T. McClere               40    Director, Co-Chief Executive Officer, and
                                       Chief Technical Officer

Shannon D. McLeroy               34    Director, President and Secretary
                                       of ClearWorks

Raymond G. Harrell III           37    Director

The following table sets forth in summary form the compensation received during each of the last three successive completed fiscal years by Michael T. McClere, Chief Executive Officer and Chairman of the Board of ClearWorks and Shannon D. McLeroy, President and Secretary of ClearWorks.

                           SUMMARY COMPENSATION TABLE

-------------------------- ------------ ------------- -------- ------------ ----------------------------------------- --------------
                                                                                       Long Term Compensation
                                                                            ----------------------------- -----------
                                          Annual Compensation                          Awards               Payouts
-------------------------- ------------ ------------- -------- ------------ ---------------- ------------ ----------- --------------
                                                               Other Annual   Restricted                    LTIP         All Other
Name and                                   Salary      Bonus   Compensation  Stock Awards      Options     Payouts     Compensation
Principal Position         Fiscal Year     ($)(1)      ($)(2)     ($)(3)          ($)            (#)        ($)(4)        ($)(5)
-------------------------- ------------ ------------- -------- ------------ ---------------- ------------ ----------- --------------
Michael T. McClere,
Chief Executive Officer       1999        $144,792      -0-         -0-           -0-            -0-         -0-           -0-
and Chairman Of The        1998 (6)(8)    $78,125       -0-         -0-           -0-            -0-         -0-           -0-
Board                         1997          $-0-        -0-         -0-           -0-            -0-         -0-           -0-
-------------------------- ------------ ------------- -------- ------------ ---------------- ------------ ----------- --------------
Shannon D. McLeroy,           1999        $104,792      -0-         -0-           -0-            ()          -0-           -0-
President and Secretary     1998 (6)      $73,375       -0-         -0-           -0-            -0-         -0-           -0-
                              1997        $11,250       -0-         -0-           -0-            -0-         -0-           -0-
-------------------------- ------------ ------------- -------- ------------ ---------------- ------------ ----------- --------------

(1) The dollar value of base salary (cash and non-cash) received during the year indicated.

(2) The dollar value of bonus (cash and non-cash) received during the year indicated.

(3) During the period covered by the Summary Compensation Table, ClearWorks did not pay any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.

(4) ClearWorks does not have in effect any plan that is intended to serve as incentive for performance to occur over a period longer than one fiscal year.

(5) All other compensation received that ClearWorks could not properly report in any other column of the Summary Compensation Table including annual contributions or other allocations to vested and unvested defined contribution plans, and the dollar value of any insurance premiums paid by ClearWorks on its behalf with respect to term life insurance for the benefit of the named executive officer, and the full dollar value of the remainder of the premiums paid by ClearWorks on its behalf.

(6) As part of ClearWorks April 1998 recapitalization with Southeast, a Stock Warrant Plan dated April 24, 1998 was executed by the former management of Southeast in conjunction with the Agreement for Purchase of Common Stock dated April 1, 1998 and Addendum to Agreement for Purchase of Common Stock dated April 24, 1998. In the Addendum to Agreement for Purchase of Common Stock, the management of Southeast agreed to issue warrants to each of the stockholders of Southeast in amounts proportionate to their stockholdings in Southeast. The names of the stockholders and the number of warrants issued to each are set forth below. Although Mr. McLeroy, Mr. McClere and entities related to Mr. McClere each received warrants in this transaction, ClearWorks did not recognize issuance of the warrants to be compensation to either Mr. McLeroy or Mr. McClere because the warrants were exchanged for equity interests owned by each of the persons or entities named below:

      NAME:                               WARRANT CLASS        AMOUNT
      -----                               -------------       --------
      Shannon D. McLeroy                        A             290,000
                                                B             300,000

      Michael T. McClere                        A                   0
                                                B             210,000

      Tech Technologies Services LLC*           A             220,000
                                                B             240,000

      Rachel McClere 1998 Trust                 A              50,000
                                                B              50,000

      McClere Family Trust                      A             200,000
                                                B             200,000


      * Celia Figueroa is the General Manager of Tech Technologies Services LLC and therefore may be considered a beneficial owner of the warrants held in the name of Tech Technologies. At the time of the transaction described above, Ms. Figueroa was Secretary and General Counsel of ClearWorks.

(8) From January 1, 1998 to March 31, 1998, ClearWorks engaged Tech Technologies as a consultant pursuant to a consulting agreement that provided that Tech Technologies would provide financial and managerial consulting services to ClearWorks in exchange for $10,000 per month. During that period, Michael T. McClere was the General Manager of Tech Technologies. Effective April 1, 1998, the consulting agreement with Tech Technologies was terminated and Mr. McClere became an employee of ClearWorks.

STOCK WARRANT PLAN

Effective as of April 24, 1998, Southeast instituted a Stock Warrant Plan (the "Warrant Plan"). After the merger of Southeast into ClearWorks on May 12, 1998, the Warrant Plan continued to be effective as ClearWorks' stock warrant plan. Pursuant to the Warrant Plan, ClearWorks may issue Class A Warrants or Class B Warrants to key employees, directors, and other persons who have contributed or are contributing to ClearWorks' success. Each Class A or Class B Warrant allows the holder to purchase one share of common stock. The maximum number of shares underlying all warrants that may be granted pursuant to the Warrant Plan is limited to 5,000,000 shares. The warrants granted pursuant to the Warrant Plan may be considered either incentive options qualifying for beneficial tax treatment for the recipient or nonqualified options. The Warrant Plan is administered by the board of directors. At February 17, 2000, Class A Warrants to purchase 1,000,000 shares and Class B Warrants to purchase 1,000,000 shares were outstanding under the Warrant Plan, and warrants to purchase 3,000,000 shares were available to be granted pursuant to the Warrant Plan.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Currently, there are no written employment contracts with respect to any of ClearWorks' officers and no compensatory plan or arrangement that results or will result from the resignation, retirement, or any other termination of an executive officer's employment or from a change in control of the company or a change in an executive officer's responsibilities following a change in control.

In connection with the transaction between Millennium Integration Technologies, Inc., a Texas corporation, ("Millennium Texas") and Southeast Tire Recycling, Inc., during 1998 a total of 1,312,500 shares of common stock were issued to Michael T. McClere and 1,875,000 shares of common stock were issued to Shannon
D. McLeroy, who together were the principal stockholders of Millennium Texas. ClearWorks also agreed to issue warrants to purchase 920,000 shares of stock to Mr. McClere and his affiliates, warrants to purchase 600,000 shares of stock to Mr. McLeroy and warrants to purchase 480,000 shares of stock to Tech Technologies Services LLC. Mr. McClere is the beneficial owner of 90 percent of the outstanding equity interests of Tech Technologies. The General

Manager of Tech Technologies is Celia Figueroa who was ClearWorks' General Counsel and Secretary at the time of this transaction. One-half of the warrants were Class A warrants and one-half were Class B warrants.

During the fiscal year 1997, ClearWorks borrowed $22,000 from Michael T. McClere, Chairman of the Board, with a note due November 13, 1998; and borrowed an additional $30,000 with a note due March 31, 1999. These notes were repaid during 1999. On December 13, 1999, ClearWorks borrowed $150,000 from Mr. McClere. This loan was evidenced by a promissory note and bore interest at the rate of 12% per year until it was repaid on January 10, 2000. On September 29, 2000, ClearWorks borrowed $101,000 from Mr. McClere. This loan was evidenced by a promissory note and bore interest at the rate of 12% per year until it was repaid on October 11, 2000.

Except as described above, during the last two years there were no transactions between ClearWorks and its directors, executive officers or known holders of greater than five percent of the common stock in which the amount involved exceeded $60,000 and in which any of the foregoing persons had or will have a material interest.

--------------------------------------------------------------------------------

              EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
                            AUGUST 31, 2000 AND 1999

--------------------------------------------------------------------------------


                               TABLE OF CONTENTS



                                                                         PAGE
                                                                      ----------
Independent Accountant's Report ....................................     F-1

Consolidated Balance Sheets ........................................     F-2

Consolidated Statements of Operations ..............................     F-3

Consolidated Statements of Changes in Shareholders' Equity .........     F-4

Consolidated Statements of Cash Flows ..............................     F-5

Notes to the Consolidated Financial Statements .....................  F-6 - F-32


--------------------------------------------------------------------------------

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

--------------------------------------------------------------------------------


                                TABLE OF CONTENTS


                                                                         Page
                                                                     -----------

Independent Accountant's Report ....................................     F-33
Consolidated Balance Sheets ........................................     F-34
Consolidated Statements of Operations ..............................     F-35

Consolidated Statements of Changes in Shareholders' Equity .........     F-36

Consolidated Statements of Cash Flows ..............................     F-37

Notes to the Consolidated Financial Statements ..................... F-38 - F-54

      Item 1. Consolidated Balance Sheets ..........................     F-55
                September 30, 2000 (unaudited) and December 31,1999

              Consolidated Statements of Operations ................     F-56
                For the Three and Nine Months Ended September 30,
                2000 and 1999 (unaudited)

              Consolidated Statements of Cash Flows ................     F-57
                For the Three and Nine Months Ended September 30,
                2000 and 1999 (unaudited)

              Consolidated Statements of  Shareholders' Equity .....     F-58
                For the Nine Months Ended September 30, 2000
                (unaudited) And the Year Ended December 31, 1999

              Notes to Consolidated Financial Statements ...........     F-59

                         INDEPENDENT ACCOUNTANT'S REPORT


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF EAGLE WIRELESS INTERNATIONAL, INC.:

We have audited the accompanying consolidated balance sheets of Eagle Wireless International, Inc. and subsidiaries as of August 31, 2000 and 1999 and the related consolidated statements of earnings, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of Eagle Wireless International, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Wireless International, Inc. and subsidiaries as of August 31, 2000 and 1999 and the results of their earnings, shareholders' equity, and their cash flows for the years then ended are in conformity with generally accepted accounting principles.





McMANUS & CO., P.C.
CERTIFIED PUBLIC ACCOUNTANTS
MORRIS PLAINS, NEW JERSEY

November 26, 2000

-------------------------------------------------------------------------------

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

-------------------------------------------------------------------------------

                                     ASSETS

                                                               AUGUST 31,
                                                       ----------------------------
                                                           2000            1999
                                                       ------------    ------------
CURRENT ASSETS:
   Cash and Cash Equivalents (Note 1) ..............   $ 32,346,290    $    187,965
   Accounts Receivable (Note 2) ....................      1,247,113         286,269
   Other Receivables (Note 21) .....................      8,655,126       6,641,892
   Inventories (Note 1) ............................      5,755,778       2,355,861
   Marketable Securities (Notes 1 & 9) .............        970,701               0
   Prepaid Expenses ................................        330,904         242,551
                                                       ------------    ------------
      Total Current Assets .........................     49,305,912       9,714,538

PROPERTY AND EQUIPMENT (NOTES 1 & 3):
   Operating Equipment .............................      2,702,948         922,204
   Less: Accumulated Depreciation ..................     (1,023,153)       (333,474)
                                                       ------------    ------------
      Total Property and Equipment .................      1,679,795         588,730

OTHER ASSETS:
   Security Deposits ...............................         32,415          17,014
   Deferred Advertising Costs (Note 1) .............        384,463               0
   Deferred Syndication Costs (Note 1) .............        270,389               0
   Goodwill (Notes 1 & 4) ..........................      5,965,437               0
   Less: Accumulated Amortization ..................       (193,718)              0
   Other Intangible Assets (Note 1) ................        171,118               0
   Other Assets ....................................         25,000               0
                                                       ------------    ------------
      Total Other Assets ...........................      6,655,104          17,014

                                                       ------------    ------------
   TOTAL ASSETS ....................................   $ 57,640,811    $ 10,320,282
                                                       ============    ============

                LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts Payable ................................   $  2,007,422    $    207,949
   Accrued Expenses ................................        308,346         106,355
   Notes Payable (Note 5) ..........................         41,607          16,643
   Line of Credit (Note 7) .........................        265,830               0
   Capital Lease Obligations (Note 6) ..............         58,995          14,962
   Deferred Revenues ...............................              0         532,772
   Federal Income Taxes Payable (Notes 1 & 10) .....        736,292         468,064
   Franchise Taxes Payable .........................         17,161          13,108
   Sales Taxes Payable .............................         56,722          48,348
   Deferred Taxes (Note 10) ........................         15,114           6,142
                                                       ------------    ------------
      Total Current Liabilities ....................      3,507,489       1,414,343

LONG - TERM LIABILITIES:
   Capital Lease Obligations
      (net of current maturities) (Note 6) .........         40,988           3,939
   Deferred Taxes (Note 10) ........................         32,366           7,683
                                                       ------------    ------------
      Total Long - Term Liabilities ................         73,354          11,622

COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 17)

SHAREHOLDERS' EQUITY:
   Preferred Stock - $.001 par value
      Authorized 5,000,000 shares
      Issued -0- shares ............................              0               0
   Common Stock - $.001 par value
      Authorized 100,000,000 shares
      Issued and Outstanding at 2000 and 1999
          25,609,263 and 13,479,833, respectively ..         25,609          13,480
   Paid in Capital .................................     52,159,531       7,180,900
   Retained Earnings ...............................      1,874,828       1,699,937
                                                       ------------    ------------
      Total Shareholders' Equity ...................     54,059,968       8,894,317
                                                       ------------    ------------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ......   $ 57,640,811    $ 10,320,282
                                                       ============    ============

See accompanying notes to the consolidated financial statements.

 ------------------------------------------------------------------------------

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS

 ------------------------------------------------------------------------------

                                                         FOR THE YEARS ENDED AUGUST 31,
                                                     -----------------------------------------
                                                        2000           1999           1998
                                                     -----------    -----------    -----------
NET SALES ........................................   $ 5,239,670    $ 2,217,275    $ 4,827,434

COST OF GOODS SOLD
   Materials and Supplies ........................     1,063,802        542,515      1,181,776
   Direct Labor and Related Costs ................     1,118,648        219,285        355,644
   Depreciation and Amortization .................        72,983         80,069         17,542
   Other Manufacturing Costs .....................       226,261        494,633        409,992
                                                     -----------    -----------    -----------
      Total Cost of Goods Sold ...................     2,481,694      1,336,502      1,964,954
                                                     -----------    -----------    -----------
GROSS PROFIT .....................................     2,757,976        880,773      2,862,480
                                                     -----------    -----------    -----------
OPERATING EXPENSES
   Selling, General and Administrative
      Salaries and Related  Costs ................     1,424,074         58,880        736,734
      Advertising and Promotion ..................       339,709         75,816        193,172
      Depreciation and Amortization ..............       503,700         65,095        128,997
      Research & Development .....................       370,828        438,693        236,869
      Other Support Costs ........................     1,346,456        680,497        811,286
                                                     -----------    -----------    -----------
      Total Operating Expenses ...................     3,984,767      1,318,981      2,107,058
                                                     -----------    -----------    -----------
EARNINGS/(LOSS) FROM OPERATIONS BEFORE OTHER
REVENUES/(EXPENSES), LOSS FROM MINORITY
INTEREST IN AFFILIATE, INCOME TAXES AND OTHER
COMPREHENSIVE INCOME .............................    (1,226,791)      (438,208)       755,422

OTHER REVENUES/(EXPENSES)
   Interest Income - net .........................     1,506,436        799,098        427,144
   Other Income ..................................         9,357        (10,081)        (5,451)
                                                     -----------    -----------    -----------
      Total Other Revenues .......................     1,515,793        789,017        421,693
                                                     -----------    -----------    -----------
EARNINGS BEFORE MINORITY INTEREST IN
AFFILIATE, INCOME TAXES & OTHER
COMPREHENSIVE INCOME .............................       289,002        350,809      1,177,115
   Gain/(Loss) From Minority Interest in Affiliate            (0)       (91,678)       (28,663)
                                                     -----------    -----------    -----------
EARNINGS BEFORE INCOME TAXES .....................       289,002        259,131      1,148,452
   Provision For Income Taxes ....................        95,961         90,860        377,484
                                                     -----------    -----------    -----------
NET EARNINGS .....................................       193,041        168,271        770,968

OTHER COMPREHENSIVE INCOME, NET OF TAXES
   Unrealized Holding Loss .......................       (18,150)             0              0
                                                     -----------    -----------    -----------
OTHER COMPREHENSIVE INCOME .......................   $   174,891    $   168,271    $   770,968
                                                     ===========    ===========    ===========
   Net Earnings Per Common Share:
      Primary (Note 1 & 18) ......................   $      0.01    $      0.01    $      0.07
      Fully Diluted (Note 1 & 18) ................   $      0.01    $      0.01    $      0.05
      Comprehensive Income (Note 1) ..............   $      0.01    $      0.01    $      0.07

See accompanying notes to the consolidated financial statements.

 ------------------------------------------------------------------------------

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

 ------------------------------------------------------------------------------

                                                COMMON STOCK                           ADDITIONAL                        TOTAL
        SEPTEMBER 1, 1997                ---------------------------    PREFERRED       PAID IN         RETAINED      SHAREHOLDERS'
        TO AUGUST 31, 2000                  SHARES         VALUE          STOCK         CAPITAL         EARNINGS         EQUITY
     -------------------------           ------------   ------------   ------------   ------------    ------------    -------------
Total Shareholders' Equity
As Of September 1, 1997 ..............     11,510,334   $     11,510   $          0   $  5,820,180    $    760,698    $   6,592,388
                                         ------------   ------------   ------------   ------------    ------------    -------------
Net Earnings 1998 ....................                                                                     770,968          770,968

New Stock Issued to Shareholders
   J. Hamilton (Nov. 1997) ...........         39,820             40              0         59,960               0           60,000
   D. Walker (Nov. 1997) .............         55,000             55              0         82,445               0           82,500
   D. Walker (Aug. 1998) .............         65,000             65              0         95,564               0           95,629
Syndication Costs ....................              0              0              0        (85,317)              0          (85,317)
                                         ------------   ------------   ------------   ------------    ------------    -------------
Total Shareholders' Equity
As Of August 31, 1998 ................     11,670,154         11,670              0      5,972,832       1,531,666        7,516,168
                                         ------------   ------------   ------------   ------------    ------------    -------------
Net Earnings 1999 ....................                                                                     168,271          168,271

New Stock Issued to Shareholders
   Issuance of Common Stock
        For Services Rendered ........         34,470             34              0        163,457               0          163,491
        For Exercise of Warrants .....      1,775,209          1,776              0      1,044,611               0        1,046,387
                                         ------------   ------------   ------------   ------------    ------------    -------------
Total Shareholders' Equity
As Of August 31, 1999 ................     13,479,833         13,480              0      7,180,900       1,699,937        8,894,317

Net Earnings 2000 ....................              0              0              0              0         193 041          193,041

New Stock Issued to Shareholders .....                                                                                            0
   Issuance of Common Stock
        For Acquisitions .............        868,919            869              0      3,661,125               0        3,661,994
        For Services and Compensation         981,392            981              0      1,641,990               0        1,642,971
        For Warrant Conversion .......      9,410,954          9,411              0     38,558,726               0       38,568,137
        For Debt Conversion ..........        827,557            827              0      1,611,782               0        1,612,609
        For Employee Stock Option Plan         40,608             41              0        158,037               0          158,078

Syndication Costs ....................              0              0              0       (653,029)              0         (653,029)

Unrealized Holding Loss ..............              0              0              0              0         (18,150)         (18,150)
                                         ------------   ------------   ------------   ------------    ------------    -------------
Total Shareholders' Equity
As Of August 31, 2000 ................     25,609,263   $     25,609   $          0   $ 52,159,531    $  1,874,828    $  54,059,968
                                         ============   ============   ============   ============    ============    =============

See accompanying notes to the consolidated financial statements.

 ------------------------------------------------------------------------------

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

 ------------------------------------------------------------------------------

                                                                2000            1999            1998
                                                            ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Earnings .........................................   $    193,041    $    168,271    $    770,968

   Adjustments To Reconcile Net Earnings To Net Cash
     Used By Operating Activities:
      Depreciation and Amortization .....................        576,683         145,164         146,539
      Stock Issued for Services Rendered ................              0         163,491               0
      Unrealized Holding Loss on Marketable Securities ..        (18,150)              0               0
      (Increase)/ Decrease in Marketable Securities .....       (970,701)              0               0
      (Increase)/ Decrease in Accounts  Receivable ......        (87,471)        (40,380)     (2,496,797)
      (Increase)/ Decrease in Other Receivables .........     (2,013,234)     (1,495,703)         28,663
      (Increase)/ Decrease in Inventories ...............     (3,082,510)     (1,082,580)       (261,063)
      (Increase)/ Decrease in Prepaid Expenses ..........        (74,521)       (173,061)        (12,021)
      Increase/(Decrease) in Accounts Payable ...........        539,707        (128,833)         19,613
      Increase/(Decrease) in Accrued Expenses ...........       (125,306)        (11,560)        117,915
      Increase/(Decrease) in Deferred Taxes .............         33,655           2,755         (14,147)
      Increase/(Decrease) in Deferred Revenues ..........       (532,772)        476,268          56,504
      Increase/(Decrease) in Sales Tax Payable ..........        (10,067)         10,365          37,983
      Increase/(Decrease) in Federal Income Taxes Payable        268,227          92,893         114,259
      Increase/(Decrease) in Franchise Taxes Payable ....          4,053         (28,746)         21,854
                                                            ------------    ------------    ------------
      Total Adjustments .................................     (5,492,407)     (2,069,927)     (2,240,698)
                                                            ------------    ------------    ------------
   Net Cash Used By Operating Activities ................     (5,299,365)     (1,901,656)     (1,469,730)

CASH FLOWS FROM INVESTING ACTIVITIES
      (Purchase)/Disposal of Property and Equipment .....     (1,358,298)        (24,489)       (377,247)
      (Increase)/Decrease in Security Deposits ..........        (14,302)         (8,070)          4,065
      (Increase)/Decrease in Deferred Advertising Costs .       (384,463)              0               0
      (Increase)/Decrease in Deferred Syndication Costs .       (270,389)              0               0
      (Increase)/Decrease in Other Intangible Assets ....       (171,118)              0               0
      (Increase)/Decrease in Other Assets ...............        (25,000)              0               0
                                                            ------------    ------------    ------------
   Net Cash Used By Investing Activities ................     (2,223,570)        (32,559)       (373,182)

CASH FLOWS FROM FINANCING ACTIVITIES
      Increase/(Decrease) in Notes Payable (Short-Term) .      1,287,209           3,912          12,731
      Increase/(Decrease) in Capital Leases .............         51,341            (845)        (15,094)
      Increase/(Decrease) in Line of Credit .............         (7,170)              0               0
      Increase/(Decrease) in Shareholders' Advances .....              0         (24,519)       (104,853)
      Proceeds From Sale of Common Stock, Net ...........     38,349,880       1,046,387         152,812
                                                            ------------    ------------    ------------
   Net Cash Provided By Financing Activities ............     39,681,260       1,024,935          45,596

   Net Increase/(Decrease) in Cash ......................     32,158,325        (909,280)     (1,797,316)

CASH AT THE BEGINNING OF THE YEAR .......................        187,965       1,097,245       2,894,561
                                                            ------------    ------------    ------------
CASH AT THE END OF THE YEAR .............................   $ 32,346,290    $    187,965    $  1,097,245
                                                            ============    ============    ============
      Supplemental Disclosures of Cash Flow Information:
      Net cash paid during the year for:
         Interest .......................................   $     94,381    $     10,081    $      5,451
         Income Taxes ...................................         24,054          75,051         338,688

      Supplemental Non-cash Investing Activities - See Note 4.

See accompanying notes to the consolidated financial statements.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000


NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

         Eagle Wireless International, Inc., (the Company), incorporated as a Texas corporation on May 24, 1993 and commenced business in April of 1996. The Company is a worldwide supplier of broadband and telecommunications equipment with related software, broadband products, and fiber and cable as used by service providers in the paging and other wireless personal communications markets. The Company designs, manufactures, markets and services its products under the Eagle and Broadband Magic.com, Inc. names. These products include transmitters, receivers, controllers, software, convergent set-top boxes, fiber, cable, and other equipment used in commercial and personal communications systems and radio and telephone systems.

A)       Consolidation

         At August 31, 2000, the Company has three wholly owned subsidiaries:
         AtlanticPacific Communications, Inc., eToolz, Inc., and Broadband Magic.com, Inc. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

B)       Cash and Cash Equivalents

         The Company has $26,319,359 and $29,059 invested in interest bearing accounts at August 31, 2000 and 1999, respectively.

C)       Property and Equipment

         Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated by using the straight-line method for financial reporting and accelerated methods for income tax purposes. The recovery classifications for these assets are listed as follows:

                                                              YEARS
                                                              -----
                    Manufacturing Equipment                     7
                    Furniture and Fixtures                      7
                    Office Equipment                            5
                    Leasehold Improvements                Life of Lease
                    Property and Equipment                      5
                    Vehicles                                    5

         Expenditures for maintenance and repairs are charged against income as incurred whereas major improvements are capitalized.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES: (continued)

D)       Inventories

         Inventories are valued at the lower of cost or market. The cost is determined by using the FIFO method. Inventories consist of the following items:

                                                        AUGUST 31,
                                             -----------------------------
                                                 2000             1999
                                             ------------     ------------
                  Raw Materials              $  2,822,568     $  1,215,003
                  Work in Process               2,933,210        1,119,672
                  Finished Goods                    - 0 -           21,186
                                             ------------     ------------
                                             $  5,755,778     $  2,355,861
                                             ============     ============

E)       Revenue Recognition

         The Company reports income from long-term contracts by the percentage-of-completion method of accounting. This method recognizes income and costs with respect to individual contracts on the basis of the proportionate value of work completed during the period. Estimated losses are recognized in full as soon as they are identifiable. Earnings are charged with a provision for doubtful accounts receivable based on collection experience and current review of the collectability of accounts. Accounts deemed uncollectable are charged against the allowance for doubtful accounts. The majority of cabling contracts are completed in less than one month.

F)       Research and Development Costs

         For the year ended August 31, 2000, the Company commenced research and development activities for internal projects related to its convergent set-top boxes as well as its multi-media entertainment centers. Research and development costs of $370,828 were expensed for the year ended August 31, 2000.

         Prior to this fiscal year, the Company's research and development costs included obligations to perform contractual services for outside parties. These costs were expensed as contract revenues were earned. Research and development costs of $438,693 were expensed for the year ended August 31, 1999. Contract revenues earned for the year ended August 31, 1999 were approximately $755,771. No research and development services were performed for outside parties for the year ended August 31, 2000.

G)       Income Taxes

         The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires a change from the deferral method to assets and liability method of accounting for income taxes. Timing differences exist between book income and tax income which relate primarily to depreciation methods.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES: (continued)

H)       Net Earnings Per Common Share

         Net earnings per common share is shown as both basic and diluted. Basic earnings per common share are computed by dividing net income less any preferred stock dividends (if applicable) by the weighted average number of shares of common stock outstanding. Diluted earnings per common share are computed by dividing net income less any preferred stock dividends (if applicable) by the weighted average number of shares of common stock outstanding plus any dilutive common stock equivalents. The components used for the computations are shown as follows:

                                                     AUGUST 31, 2000    AUGUST 31, 1999
                                                     ----------------   ---------------
              Weighted Average Number of Common
               Shares Outstanding Including:

             Primary Common Stock Equivalents            19,073,071        11,980,911
             Fully Dilutive Common Stock Equivalents     22,379,254        12,049,911

I)       Impairment of Long Lived and Identifiable Intangible Assets

         The Company evaluates the carrying value of long-lived assets and identifiable intangible assets for potential impairment on an ongoing basis. An impairment loss would be deemed necessary when the estimated non-discounted future cash flows are less than the carrying net amount of the asset. If an asset were deemed to be impaired, the asset's recorded value would be reduced to fair market value. In determining the amount of the charge to be recorded, the following methods would be utilized to determine fair market value:

         1)  Quoted market prices in active markets.
         2)  Estimate based on prices of similar assets
         3)  Estimate based on valuation techniques

         As of August 31, 2000 and 1999, no impairment existed.

J)       Intangible Assets

         Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at the dates of acquisition and is being amortized using the straight-line method over twenty (20) years.

         Other intangible assets consist of patents and the intrinsic value trade-show costs. Patents and trade show costs are being amortized using the straight-line method over ten (10) years and eighteen (18) months, respectively.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES: (continued)

K)       Deferred Advertising Costs

         Beginning in fiscal 2000, advertising costs have been capitalized and amortized on the basis of contractual agreements entered into by the Company. These contracts are amortized over the life of the individual contracts. For the year ended August 31, 2000, the Company has expensed $297,599 whereas $384,463 in costs have been deferred

         Prior to fiscal 2000, the Company had no contractual arrangements, therefore all advertising related costs were expensed as incurred. For the year ended August 31, 1999, the Company had expensed $75,816.

L)       Deferred Syndication Costs

         Deferred syndication costs consist of those expenditures incurred that are directly attributable to fundraising and the collection thereto. Upon successful collection of the funds, all expenses incurred will be reclassified to additional paid in capital and treated as syndication costs; netted against the funds raised.

M)       Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent asset and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

N)       Marketable Securities

         In May 1993, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", effective for fiscal years beginning after December 15, 1993. This statements considers debt securities that the Company has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the company does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading securities and are carried at fair market value. Unrealized holding gains and losses on securities classified as trading are reported in earnings. Unrealized holding gains and losses on securities classified as available-for-sale were previously carried as a separate component of stockholders' equity. SFAS No. 115 as amended by Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Other Comprehensive Income". Management determines the appropriate classification of marketable equity and debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES: (continued)

O)       Other Comprehensive Income

         In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Other Comprehensive Income," effective for fiscal years beginning after December 15, 1997. This statement considers the presentation of unrealized holding gains and losses attributable to debt and equity securities classified as available-for-sale. As stated, any unrealized holding gains or losses affiliated to these securities are carried below net income under the caption "Other Comprehensive Income." For the fiscal year ended August 31, 1999, no other comprehensive income existed.

P)       Reclassification

         The Company has reclassified certain costs and expenses for the year ended August 31, 1999 to facilitate comparison to the year ended August 31, 2000.


NOTE 2 - ACCOUNTS RECEIVABLE:

         Accounts receivable consist of the following:

                                                      AUGUST 31,
                                                2000             1999
                                            -----------      -----------
         Accounts Receivable                $ 1,335,888      $   286,269
         Allowance for Doubtful Accounts         88,775            - 0 -
                                            -----------      -----------
         Net Accounts Receivable            $ 1,247,113      $   286,269
                                            ===========      ===========

NOTE 3 - PROPERTY, PLANT & EQUIPMENT:

         Components of property, plant & equipment are as follows:

                                                           AUGUST 31,
                                                        2000        1999
                                                    -----------  -----------
               Automobile                           $    58,094   $    - 0 -
               Furniture & Fixtures                     140,090       32,900
               Leasehold Improvements                    24,282        9,282
               Manufacturing Equipment                1,383,903      482,359
               Office Equipment                         721,289       78,332
               Property & Equipment                     375,290      319,331
                                                    -----------  -----------
                 Total Property, Plant & Equipment    2,702,948      922,204
               Less:  Accumulated Depreciation       (1,023,153)    (333,474)
                                                    -----------  -----------
                 Net Property, Plant & Equipment    $ 1,679,795  $   588,730
                                                    ===========  ===========

              EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 31, 2000

NOTE 4 - BUSINESS COMBINATIONS:

         On January 1, 2000, the Company acquired AtlanticPacific Communications, Inc. (AtlanticPacific) in a business combination accounted for as a purchase. AtlanticPacific is primarily engaged in the nationwide sales and installation of fiber and cable to commercial enterprises. The results of operations for AtlanticPacific are included in the accompanying financial statements since the date of acquisition. To culminate this transaction, the Company issued 518,919 shares of its common stock and paid no cash to AtlanticPacific. However, the Company assumed debt of $1,304,080 and immediately paid off $830,000. The total cost of the acquisition was $3,131,850, which exceeded the fair value of the net assets of AtlanticPacific by $3,662,890. The excess is being amortized using the straight-line method over twenty (20) years.

         On January 1, 2000, the Company acquired Comtel Communications, Inc. (Comtel) in a business combination accounted for as a purchase. Comtel is primarily engaged in the sales and installation of fiber and cable to commercial enterprises in Texas and Louisiana. The results of operations for Comtel are included in the accompanying financial statements since the date of acquisition. The Company issued 300,000 shares of its common stock to Comtel. in culminating this transaction. The total cost of the acquisition was $2,269,856, which exceeded the fair value of the net assets of Comtel by $1,878,528. The excess is being amortized as goodwill using the straight-line method over twenty
         (20) years.

         On March 17, 2000, the Company acquired eToolz, Inc. (ETI) in a business transaction accounted for as a purchase. ETI specializes in the development of leading edge, innovative, commercial, industrial and military technologies. The results of operations for ETI are included in the accompanying financial statements since the date of acquisition. The Company issued 50,000 shares of its common stock to ETI in culminating the transaction. The total cost of the transaction was $437,500, which exceeded the fair market of the net assets of ETI by $424,019. The excess is being amortized as goodwill using the straight-line method over twenty (20) years.

         Additionally, on September 18, 2000, the Company entered into a merger agreement with ClearWorks.net, Inc. (ClearWorks), a voice, data and video integration firm head-quartered in Houston, Texas. The Company will acquire 100% of ClearWorks in a transaction anticipated to be accounted for as a purchase. The Company will issue 0.8 shares of its common stock for each share of ClearWorks. Further, the Company will assume all outstanding ClearWorks stock options and warrants based upon the same 0.8 exchange ratio.

         The Company has filed a registration statements Form S-4 with the Securities and Exchange Commission (SEC) through which it will seek shareholder approval for the transaction and register the issuance of its common stock in connection therewith.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 4 - BUSINESS COMBINATIONS: (continued)

A)       Pro Forma Results

         The following summarized pro forma (unaudited) information assumes the transactions related to AtlanticPacific, Comtel, ETI and Clearworks.net, Inc. had occurred on September 1, 1999.

         Due to failure of meeting the significance test, AtlanticPacific, Comtel and ETI are not required to be included in the following summarization:

                           2000 PRO FORMA INFORMATION
                                 (In Thousands)

                                             EAGLE
                                            WIRELESS                                  PRO FORMA          COMBINED
                                          INTERNATIONAL      CLEARWORKS.NET              ADJ.             TOTALS
                                          -------------      --------------           ---------          ---------
       Cash                                 $  33,317           $      60            $   - 0 -           $  33,377
       Working Capital (Deficit)               45,870               2,252                - 0 -              48,122
       Total Assets                           154,565              61,072              (49,925)            165,712
       Long Term Debt                              73               1,972                - 0 -               2,045
       Stockholder's Equity (Deficit)       $ 150,984           $  49,925            $ (49,925)          $ 150,984


       Total Revenues                       $   5,240           $  21,447            $   - 0 -           $  26,687
       Cost of Revenues                         2,482              20,293                - 0 -              22,775
                                            ---------           ---------            ---------           ---------
       Gross Profit                             2,758               1,154                - 0 -               3,912
                                                                ---------            ---------           ---------
       Operating Expenses                       3,985              22,207                - 0 -              26,192
                                            ---------           ---------            ---------           ---------
       Other Income - net                       1,516              (6,304)               - 0 -              (4,778)
                                            ---------           ---------            ---------           ---------
       Income From
            Continuing Operations           $     289           $ (27,357)           $   - 0 -           $ (27,068)
                                            =========           =========            =========           =========

                       Earnings Per Share
                         Basic              $    0.01                                                    $   (0.71)
                                            =========                                                    =========
                         Diluted            $    0.01                                                    $   (0.65)
                                            =========                                                    =========

         This pro-forma includes the acquisition by Clearworks.net, Inc. of Link Two Communications, Inc. and LD Connect, Inc. The results of operations for these companies are included in the balances of Clearworks.net, Inc. The elimination entries reflect the adjustment of intangible assets arising from the acquisition of Clearworks.net, Inc. by the Company and to eliminate the Company's investment in Clearworks.net, Inc. All items of amortization arising from this acquisition are included in the pro-forma results above.

B)       Significant Acquisitions

         As stated in the aforementioned, the Company consummated three acquisitions and entered into one merger agreement during the year ended August 31, 2000. None of the three acquisitions meets the significance test individually or cumulative when compared to the Company for the year ended August 31, 2000. The anticipated merger with ClearWorks is considered to represent a significant acquisition when compared to the Company for the year ended August 31, 2000 and has accordingly been included in the above pro forma information for that same period.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 5 - NOTES PAYABLE:

                                                         AUGUST 31,
                                                   ---------------------
                                                     2000          1999
                                                   -------       -------
Unsecured note to Imperial Premium
Finance bearing interest at 14.9%,
due $1,690 monthly until February 2001             $ 5,070       $ 5,386

Unsecured note to Central Insurance
bearing no interest, due $886 monthly
until March 2001                                     4,428         5,220

Unsecured note to Kemper Insurance
bearing no interest, due $694 monthly
until March 2001                                     2,082         1,124

Unsecured note to West Coast Life
Insurance bearing no interest, due
$2,457 quarterly until May 2001                      4,913         4,913

Unsecured note to All American Insurance
bearing interest at 9.6%, due $317 monthly
until June 2001                                        635         - 0 -

Note payable to Wells Fargo Bank
bearing interest at 10.5%, due
$2,849 monthly until January, 2001                  14,517         - 0 -

Note payable to Compass Bank
bearing interest at 9.5%, due $1,150
monthly until April 2001                           $ 9,962       $ - 0 -
                                                   -------       -------

         Total                                      41,607        16,643
         Less Current Portion of
            Long - Term Debt                        41,607        16,643
                                                   -------       -------
         Total Long - Term Debt                    $ - 0 -       $ - 0 -
                                                   =======       =======

NOTE 6 - CAPITAL LEASE OBLIGATIONS:
                                                         AUGUST 31,
                                                   ---------------------
                                                     2000          1999
                                                   -------       -------
Equipment lease with Konica bearing
interest at 8.9%, payable in monthly
installments of $445; due Aug. 2001                $5,486        $9,720

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 6 - CAPITAL LEASE OBLIGATIONS: (continued)
                                                         AUGUST 31,
                                                   --------------------
                                                     2000         1999
                                                   -------       ------
Equipment lease with Agilent Technologies
bearing no interest, payable in monthly
installments of $1,076; due April 2003             $34,440       $- 0 -

Equipment lease with IKON Office
Solutions bearing interest at 18%
payable in monthly installments of
$105; due March 2000                                 - 0 -          695

Software lease with Manifest Group
bearing interest at 14%, payable in
monthly installments of $751; due
August 2000                                          - 0 -        8,487

Equipment lease with Mellon Leasing
bearing interest at 11.19%, payable in
monthly installments of $2,149; due May 2002        40,816        - 0 -

Auto lease with GE Capital bearing interest
at 11.5%, payable in monthly installments
of $465; due June 2002                               9,193        - 0 -

Equipment lease with Fleet Leasing Corp
payable in monthly installments of $133;
due February 2002                                    1,933        - 0 -

Equipment lease with Fleet Leasing Corp
payable in monthly installments of $137;
due February 2002                                    1,980        - 0 -

Equipment lease with Fleet Leasing Corp
payable in monthly installments of $269;
due May 2001                                         2,172        - 0 -

Equipment lease with Master Lease bearing
interest at 6.1%, payable in monthly
installments of $249; due May 2001                 $ 3,963       $- 0 -
                                                   -------       ------

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 6 - CAPITAL LEASE OBLIGATIONS: (continued)

                                                         AUGUST 31,
                                                  ---------------------
                                                    2000          1999
                                                  -------       -------
         Total Obligations                        $99,983       $18,902
         Less Current Portion of
            Lease Obligations                      58,995        15,047
                                                  -------       -------
         Total Long - Term Capital
           Lease Obligations                      $40,988       $ 3,855
                                                  =======       =======

         The capitalized lease obligations are collateralized by the related equipment acquired with a net book value of approximately $ 116,494 and $ 29,600 at August 31, 2000 and 1999, respectively. The future minimum lease payments under the capital leases and the net present value of the future lease payments at August 31, 2000 and 1999 are as follows:

                                               AUG. 31, 2000    AUG. 31, 1999
                                               -------------    -------------

         Total minimum lease payments             $111,406        $ 20,405
         Less:  Amount representing interest        11,423           1,503
                                                  --------        --------
         Present value of net minimum
             lease payments                       $ 99,983        $ 18,902
                                                  ========        ========

                  Future obligations under the lease terms are as follows:

                          AUGUST 31,             AMOUNT
                          ---------             -------
                            2001                $58,995
                            2002                 32,372
                            2003                  8,616
                                                -------
                              Total             $99,983
                                                =======

NOTE 7 - LINE OF CREDIT:

         The Company maintains a $250,000 line of credit with Wells Fargo Bank bearing a variable rate of interest. At August 31, 2000 and 1999, balances of $225,140 and $0 existed, respectively. Interest is due monthly whereas principal is payable upon demand. Subsequent to August 31, 2000, this amount was repaid (see Note 23).

         The Company also has a $50,000 line of credit with Compass Bank bearing a variable rate of interest. At August 31, 2000 and 1999, balances of $40,690 and $0 existed, respectively. Interest is due monthly whereas principal is payable upon demand. Subsequent to August 31, 2000, this amount was repaid (see Note 23).

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 8 - CONVERTIBLE DEBENTURES:

         The Company entered into a convertible debenture arrangement with Global Capital Advisors, LTD (GCA) to fund up to $4,500,000 over a two-year period. On October 7, 1999 the Company borrowed $1,500,000 under this agreement which was repaid in fiscal 2000.

         In conjunction with the $1,500,000 borrowed, the Company issued warrants to purchase 100,000 shares of common stock at $1.54 per share to GCA which warrants were exercised during fiscal 2000. In addition to the note being converted into common stock, GCA exercised the 100,000 warrants during the fiscal year ended August 31, 2000. Although additional funds are available, management does not intend to draw further funds from this agreement.


NOTE 9 - MARKETABLE SECURITIES:

         As discussed in Note 1, the Company adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and SFAS No. 130, "Accounting for Other Comprehensive Income." At August 31, 2000, all of the Company's marketable equity securities are classified as available-for-sale; they were acquired with the intent to dispose of them within the next year. For the year ended August 31, 1999, no marketable securities were held.

         At August 31, 2000, the securities had an original basis of $998,201; determined by multiplying the number of shares being acquired by the fair market value of those shares. At the August 31, 2000 balance sheet date, the fair market value of these securities was $970,701; determined by multiplying the number of shares held by the fair market value of those shares at the balance sheet date. The difference between the cost and fair market value represents an unrealized holding loss and is included below current earnings in "Other Comprehensive Income". This unrealized holding loss of $27,500 is reported on the balance sheet netted against marketable securities. The statement of operations however, carries this loss net of $9,350 tax.


NOTE 10 - INCOME TAXES:

         As discussed in note 1, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Implementation of SFAS 109 did not have a material cumulative effect on prior periods nor did it result in a change to the current year's provision.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 10 - INCOME TAXES: (continued)

A) The effective tax rate for the Company is reconcilable to statutory tax rates as follows:
                                                         AUGUST 31,
                                                     ----------------
                                                      2000       1999
                                                     -----      -----
                                                       %          %
                  U.S. Federal Statutory Tax Rate      34         34
                  U.S. Valuation Difference            (1)         1
                                                     -----      -----
                  Effective U.S. Tax Rate              33         35
                  Foreign Tax Valuation              - 0 -      - 0 -
                                                     -----      -----
                  Effective Tax Rate                   33         35
                                                     =====      =====

B)       Items giving rise to deferred tax assets / liabilities are as follows:

                                                                 August 31,
                                                            -------------------
                                                              2000        1999
                                                            -------     -------
                  Deferred Tax Assets:

                       Tax Loss Carry-forward               $ - 0 -     $ - 0 -
                                                            -------     -------
                  Deferred Tax Liability:

                       Depreciation                          47,480      11,070
                                                            -------     -------
                  Valuation Allowance                         - 0 -       - 0 -
                                                            -------     -------
                       Net Deferred Tax Asset/Liability     $47,480     $11,070
                                                            =======     =======

NOTE 11 - ISSUANCE OF COMMON STOCK:

         During the fiscal year ended August 31, 2000, the Company issued 12,129,430 shares of common stock. The following table summarizes the shares of common stock issued.

                  Shares Outstanding August 31, 1999                  13,479,833
                                                                      ----------
                       Shares issued for acquisitions                    898,919
                       Shares issued for services and compensation       951,392
                       Shares issued for warrant conversion            9,410,954
                       Shares issued for conversion of debt              827,557
                       Shares issued for Employee Stock Option Plan       40,608
                                                                      ----------
                  Shares Outstanding August 31, 2000                  25,609,263

         The Company issued 868,919 shares of its common stock for the acquisitions of AtlanticPacific Communications, Inc., Comtel Communications, Inc. and eToolz, Inc.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 11 - ISSUANCE OF COMMON STOCK: (continued)

         The Company issued 981,392 shares of common stock for compensation and services performed on the Company's behalf.

         The Company issued 9,410,954 shares of common stock associated with the conversion of various outstanding warrants.

         The Company issued 827,557 shares of common stock for conversion of various debt to GCA DWACS and C. Brazier.

         The Company issued 40,608 shares of common stock to the members of its Employee Stock Option Plan.


NOTE 12 - PREFERRED STOCK, STOCK OPTIONS AND WARRANTS:

         In July 1996, the Board of Directors and majority shareholders adopted an employee stock option plan under which 400,000 shares of Common Stock have been reserved for issuance. The options granted for under this plan are to purchase fully paid and non-assessable shares of the Common Stock, par value $.001 per share at a price equal to the underlying common stock's market price at the date of issuance. These options may be redeemed six months after issuance, expire five years from the date of issuance and contain a cash-less exercise feature. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on February 19, 1999. As of August 31, 2000, 242,607 options have been granted pursuant to such plan with 42,999 being exercised and 10,250 being cancelled.

         In May of 1996, the Company received an aggregate of $375,000 in bridge financing in the form of interest-free convertible notes from unaffiliated individuals. Holders of $369,000 of these notes converted into 369,000 shares of Company common stock, and the balance of $6,000 was retired in November of 1996. In conjunction with the issuance of such indebtedness, the Company has issued such investors $.50 Warrants to purchase 375,000 shares of common stock, and $5.00 Warrants to purchase up to 375,000 shares of common stock.

         The Company has issued the following warrants that have since been exercised or expired:

                  1,050,000 stock purchase warrants which expire July 1999. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $.05 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $5.50 per share for twenty consecutive trading days, yet still expire July 1999 if not exercised. During April 1999, the Company's Board of Directors removed the requirement that the Company's common stock trade at a price of no less than $5.50 per share for twenty consecutive trading days provided that the holders of the warrants exercise the warrants prior to the expiration date and remit to the Company a fee of $.70 per underlying share upon exercise of the warrants. Prior to expiration, 1,037,500 warrants had been exercised whereas 12,500 warrants expired.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 12 - PREFERRED STOCK, STOCK OPTIONS, AND WARRANTS: (continued)

                  1,375,000 stock purchase warrants which expire July 1999. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $.50 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $5.50 per share for twenty consecutive trading days, yet still expire July 1999 if not exercised. During April 1999, the Company's Board of Directors removed the requirement that the Company's common stock trade at a price of no less than $5.50 per share for twenty consecutive trading days provided that the holders of the warrants exercise the warrants prior to the expiration date and remit to the Company a fee of $.25 per underlying share upon exercise of the warrants. Prior to expiration, 1,325,000 warrants had been exercised whereas 50,000 warrants expired.

                  425,000 stock purchases warrants that expire July 1999. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $5.00 per share. These warrants are subject to restrictions regarding the timing of exercise. The underlying shares of common stock were registered for resale on September 4, 1997 under the Securities Act of 1933. Prior to expiration, no warrants had been exercised whereas 425,000 warrants expired.

                  100,000 stock purchase warrants issued to Global Capital Advisors, LTD expiring October 7, 2002. The warrants are to purchase fully paid and non-assessable shares of common stock, par value $.001 per share, at a purchase price of $1.54 per share. The shares of common stock underlying these warrants were registered for resale on January 10, 2000, under the Securities Act of 1933. Prior to expiration, all 100,000 warrants were exercised resulting in cash proceeds of $154,000.

                  43,641 stock purchase warrants issued to Midori Capital Corp. expiring October 7, 2002. The warrants are to purchase fully paid and non-assessable shares of common stock, par value $.001 per share, at a purchase price of $1.75 per share. The shares of common stock underlying these warrants were registered for resale on January 10, 2000, under the Securities Act of 1933. Prior to expiration, all 43,641 warrants were exercised resulting in cash proceeds of $76,372.

                  50,000 stock purchase warrants that expire August 31 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share, at a purchase price of $2.00 per share. If, however, the closing bid price of the Common Stock shall have equaled or exceeded $5.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the warrants by paying holders $.05 per warrant. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933. Prior to expiration, no warrants had been exercised whereas 50,000 warrants expired.

                  1,050,000 Class C stock purchase warrants that expire August 31 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share, at a purchase price of $2.00 per share. If, however, the closing bid price of the Common Stock shall have equaled or exceeded $5.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the Class C Warrants by paying holders $.05 per Class C Warrant. The underlying shares of common stock were registered for resale on September 4, 1997 under the Securities Act of 1933. Prior to expiration, all 1,050,000 warrants were exercised resulting in cash proceeds of $2,100,000.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 12 - PREFERRED STOCK, STOCK OPTIONS, AND WARRANTS: (continued)

                  100,000 stock purchase warrants issued to National Financial Communications Corp. expiring July 1, 2003. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $1.92 per share. The shares of common stock underlying these warrants were registered for resale on August 3, 2000, under the Securities Act of 1933. Prior to expiration, all 100,000 warrants were exercised resulting in cash proceeds of $192,000.

         The Company had issued the following warrants to Mega Holding Corp for services rendered. During 2000, upon mutual agreement, these warrants were cancelled in exchange for 450,000 shares of the Company's common stock.

                  150,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $1.50 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $4.00 per share for sixty-one consecutive trading days. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on March 19, 1999. These warrants will expire on March 19, 2000. These warrants were cancelled during 2000.

                  150,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $2.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $5.50 per share for sixty-one consecutive trading days. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on March 19, 1999. These warrants will expire on March 19, 2000. These warrants were cancelled during 2000.

                  200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $3.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $7.50 per share for sixty-one consecutive trading days. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on March 19, 1999. These warrants will expire on March 19, 2000. These warrants were cancelled during 2000.

                  200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $5.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $10.00 per share for thirty-one consecutive trading days. These warrants will expire three years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date. These warrants were cancelled during 2000.

                  200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $7.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $12.00 per share for thirty-one consecutive trading days. These warrants will expire three years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date. These warrants were cancelled during 2000.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 12 - PREFERRED STOCK, STOCK OPTIONS, AND WARRANTS: (continued)

                  200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $9.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $14.00 per share for thirty-one consecutive trading days. These warrants will expire five years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date. These warrants were cancelled during 2000.

                  200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $11.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $16.00 per share for thirty-one consecutive trading days. These warrants will expire five years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date. These warrants were cancelled during 2000.

         The Company has issued and outstanding the following warrants which have not yet been exercised at August 31, 2000:

                  5,033,334 Class A stock purchase warrants which expire August 31, 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $4.00 per share. If, however, the closing bid price of the Common Stock shall have equaled or exceeded $5.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the Class A Warrants by paying holders $.05 per Class A Warrant. The underlying shares of common stock were registered for resale on September 4, 1997 under the Securities Act of 1933. As of August 31, 2000, 4,716,833 warrants were exercised resulting in cash proceeds of $18,867,332. Management decided to extend the expiration date by two weeks to allow further exercise. As a result, subsequent to August 31, 2000, 40,000 warrants were exercised resulting in cash proceeds of $160,000 with 276,501 warrants expiring.

                  5,033,334 Class B stock purchase warrants which expire August 31, 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share, at a purchase price of $6.00 per share. If, however, the closing bid price of the Common Stock shall have equaled or exceeded $7.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the Class B Warrants by paying holders $.05 per Class B Warrant. The underlying shares of common stock and Class B Warrants were registered for resale on September 4, 1997 under the Securities Act of 1933. These warrants trade under the symbol "EGLWZ". As of August 31, 2000, 2,842,576 warrants were exercised resulting in cash proceeds of $17,055,456. Management decided to extend the expiration date by two weeks to allow further exercise. As a result, subsequent to August 31, 2000, 557,830 warrants were exercised resulting in cash proceeds of $3,346,980 with 1,632,928 warrants expiring.

                  600,000 stock purchase warrants issued to Paladin Associates expiring September 1, 2001. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $1.50 per share. 166,667 warrants are not exercisable until and unless the shares of Common Stock trade at a minimum of $4.00 per share for twenty-one consecutive trading days. 166,667 warrants are not exercisable until and unless the shares of Common Stock trade at a minimum of $6.00 per share for twenty-one consecutive trading days.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 12 - PREFERRED STOCK, STOCK OPTIONS, AND WARRANTS: (continued)

                  166,666 warrants are not exercisable until and unless the shares of Common Stock trade at a minimum of $8.00 per share for twenty-one consecutive trading days. The shares of common stock underlying 350,000 warrants were registered for resale on August 3, 2000, under the Securities Act of 1933. 100,000 incentive warrants will be made available and will vest at the end of October 2000 if the first objective of $4.00 is achieved before the end of October. As of August 31, 2000, 250,000 of the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933.

                  50,000 stock purchase warrants issued to Weed & Co. L.P. expiring December 10, 2002. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $1.55 per share. The shares of common stock underlying the se warrants were registered for resale on August 3, 2000, under the Securities Act of 1933. As of August 31, 2000, 25,000 warrants have been exercised resulting in cash proceeds of $38,750.

                  20,000 stock purchase warrants issued to Kason, Inc. expiring October 7, 2002. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $1.75 per share. The shares of common stock underlying these warrants were registered for resale on August 31, 2000, under the Securities Act of 1933. As of August 31, 2000, 6,234 warrants have been exercised resulting cash proceeds of $10,910.

                  50,000 stock purchase warrants issued to Weed & Co. L.P. expiring June 10, 2002. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $3.00 per share. The shares of common stock underlying these warrants were registered for resale on August 3, 2000, under the Securities Act of 1933. As of August 31, 2000, none of these warrants have been exercised.

                  100,000 stock purchase warrants issued to National Financial Communications Corp. expiring June 2003. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $7.00 per share. As of August 31, 2000, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933.

                  250,000 stock purchase warrants issued to Sands Brothers & Co., LTD. expiring July 13, 2003. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $7.49 per share. As of August 31, 2000, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933.

                  25,000 stock purchase warrants issued to Synchton, Inc. expiring July 1, 2003. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $7.50 per share. The shares of common stock underlying these warrants were registered for resale on August 3, 2000, under the Securities Act of 1933. As of August 31, 2000, none of these warrants have been exercised.

                  50,000 stock purchase warrants issued to Weed & Co. L.P. expiring June 10, 2003. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $9.68 per share. The shares of common stock underlying these warrants were registered for resale on August 3, 2000, under the Securities Act of 1933. As of August 31, 2000, none of these warrants have been exercised.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 12 - PREFERRED STOCK, STOCK OPTIONS, AND WARRANTS: (continued)

                  25,000 stock purchase warrants issued to Synchton, Inc. expiring April 1, 2003. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $10.00 per share. The shares of common stock underlying these warrants were registered for resale on August 3, 2000, under the Securities Act of 1933. As of August 31, 2000, none of these warrants have been exercised.

                  250,000 stock purchase warrants issued to Sands Brothers & Co., LTD. expiring July 13, 2003. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $10.00 per share. These warrants, however are not exercisable until and unless the closing price of Common Stock at any time during the exercise period reaches $10.00 per share. As of August 31, 2000, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933.

                  250,000 stock purchase warrants issued to Hampton-Porter Investment Bankers LLC expiring June 27, 2003. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $12.00 per share. The shares of common stock underlying these warrants were registered for resale on August 3, 2000, under the Securities Act of 1933. As of August 31, 2000, none of these warrants have been exercised.

                  350,000 stock purchase warrants issued to Sands Brothers & Co., LTD. expiring July 13, 2003. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $14.00 per share. These warrants, however, are not exercisable until and unless the closing price of the Common Stock at any time during the exercise period reaches $14.00 per share. As of August 31, 2000, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933.

                  250,000 stock purchase warrants issued to Hampton-Porter Investment Bankers LLC expiring June 27, 2003. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $18.00 per share. The shares of common stock underlying these warrants were registered for resale on August 3, 2000, under the Securities Act of 1933. As of August 31, 2000, none of these warrants have been exercised.

                  150,000 stock purchase warrants issued to Sands Brothers & Co., LTD. expiring July 13, 2003. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $25.00 per share. These warrants, however, are not exercisable until and unless the closing price of the Common Stock at any time during the exercise period reaches $25.00 per share. As of August 31, 2000, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 12 - PREFERRED STOCK, STOCK OPTIONS, AND WARRANTS: (continued)

         The warrants outstanding are segregated into four categories (exercisable, non-exercisable, non-registered, and expired). They are summarized as follows:

                 WARRANTS ISSUED                WARRANTS EXERCISABLE                                           WARRANTS EXPIRED
CLASS OF             AUGUST 31,                       AUGUST 31,                   WARRANTS                       AUGUST 31,
WARRANTS      2000             1999             2000           1999     NON-EXERCISABLE  NON-REGISTERED      2000           1999
--------   --------------------------        -------------------------  -------------------------------    ----------------------

 0.01      Exercised        Exercised             --             --             --             --             --             --
 0.05      Exercised        Exercised             --             --             --             --             --           12,500
 0.50      Exercised        Exercised             --             --             --             --             --           50,000
 5.00        Expired          Expired             --             --             --             --             --          425,000
 4.00        316,501        5,033,334   *      316,501      5,033,334           --             --             --             --
 6.00      2,190,758        5,033,334   *    2,190,758      5,033,334           --             --             --             --
 2.00      Exercised        1,050,000   *         --        1,050,000           --             --             --             --

 1.50      Cancelled          150,000   *         --          150,000           --             --             --             --
 2.00      Cancelled          150,000   *         --          150,000           --             --             --             --
 3.00      Cancelled          200,000   *         --          200,000           --             --             --             --
 5.00      Cancelled          200,000             --             --             --          200,000           --             --
 7.00      Cancelled          200,000             --             --             --          200,000           --             --
 9.00      Cancelled          200,000             --             --             --          200,000           --             --
11.00      Cancelled          200,000             --             --             --          200,000           --             --

 1.50        600,000             --               --             --          350,000        250,000           --             --
 1.54        100,000             --               --             --             --             --             --             --
 1.55         50,000             --             25,000           --             --             --             --             --
 1.75         43,641             --               --             --             --             --             --             --
 1.75         20,000             --             13,766           --             --             --             --             --
 1.92        100,000             --               --             --             --             --             --             --
 3.00         50,000             --             50,000           --             --             --             --             --
 7.00        100,000             --               --             --             --          100,000           --             --
 7.49        250,000             --               --             --             --          250,000           --             --
 7.50         25,000   *         --             25,000           --             --             --             --             --
 9.68         50,000   *         --             50,000           --             --             --             --             --
10.00         25,000   *         --             25,000           --             --             --             --             --
10.00        250,000             --               --             --             --          250,000           --             --
12.00        250,000   *         --            250,000           --             --             --             --             --
14.00        350,000             --               --             --             --          350,000           --             --
18.00        250,000   *         --            250,000           --             --             --             --             --
25.00        150,000             --               --             --             --          150,000           --             --

 2.00        Expired           50,000   *         --           50,000           --             --           50,000           --
ESOP          40,200   *       27,375   *         --           13,625         40,200           --             --           10,250
ESOP         202,407          119,000          110,158         69,000         10,000           --           10,250           --
          ---------------------------       -------------------------     -------------------------     -------------------------
           5,413,507       12,613,043        3,306,183     11,749,293        400,200      2,150,000         60,250        497,750
          ===========================       =========================     =========================     =========================

         An asterisk (*) denotes warrants which would have an anti-dilutive effect if currently used to calculate earnings per share for the years ended August 31, 2000 and 1999, respectively.

NOTE 13 - CAPITALIZATION ACTIVITIES:

         On July 10, 2000, AtlanticPacific Communications, Inc. (a wholly-owned subsidiary) initiated a stock offering in accordance with the Securities and Exchange Commission under the Securities act of 1933. AtlanticPacific is offering units at $25,000 per unit. Each unit consists of 10,000 shares of common stock and 10,000 Class A warrants to purchase AtlanticPacific common stock at a price of $6.00 per share with one warrant being issued as a unit with each common share sold. AtlanticPacific will sell up to 4,000,000 shares of common stock and up to 4,000,000 Class A warrants; 400 units. As of August 31, 2000, no units had been sold. Subsequent to August 31, 2000, 13.25 units have been sold totaling 132,500 shares and resulting in proceeds of $331,250.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 14 - INVESTMENT IN LINK - TWO COMMUNICATIONS, INC.:

         The Company and Link - Two Communications, Inc. (Link II) have executed an agreement, whereby the Company would receive up to an eight percent equity interest in Link II in lieu of accruing finance charges on the outstanding balance owed by Link II to the Company. Under the agreement, equity in Link II was earned at a rate of 0.2% per month per $100,000 payable and outstanding for more than thirty days. At August 31, 1999 the Company had earned a 5.0% minority equity interest in Link
         II. This is evidenced by the issuance of 240,000 shares of Link II common stock to the Company. As of August 31, 1999, the Company has recorded its share of losses in this unconsolidated affiliate. The loss as a minority shareholder totaled $91,678. The Company has reclassified its balances due from Link II as other receivables.

         Certain principal stockholders (or affiliates thereof) of the Company, including James Futer, executive vice president, director, and chief operating officer, and A.L. Clifford, a director of the Company, are also principal stockholders of Link II. Mr. Clifford is also the chairman, president, and chief executive officer of Link II and Dr. Cubley is a director of Link II.

         In October 1999, Link II refinanced its existing accounts payable to Eagle Wireless International through the issuance of a promissory note that amounted to $8,655,126 at August 31, 2000. Subsequent to August 31, 2000, Clearworks.net, Inc. acquired control of Link II and in conjunction therewith issued to the Company 2,856,000 shares of Clearworks.net, Inc. common stock in satisfaction of the Link II indebtedness.


NOTE 15 - RISK FACTORS:

         For the years ended August 31, 2000 and 1999, substantially all of the Company's business activities have remained within the United States and have been extended to the wireless infrastructure industry. Approximately forty-six percent of the Company's revenues and receivables have been created solely in the state of Texas, five percent have been created in the international market, and the approximate forty-nine percent remainder have been created relatively evenly over the rest of the nation during the year ended August 31, 2000 whereas approximately eighty-four percent of the Company's revenues and receivables have been created solely in the state of Texas, one-half percent have been created in the international market, and the approximate fifteen and one-half percent remainder has been created relatively evenly over the rest of the nation for the year ended August 31, 1999.

         Through the normal course of business, the Company generally does not require its customers to post any collateral.

         Although the Company concentrated its efforts in the wireless infrastructure industry for the year ended August 31, 1999 and has since expanded into the fiber, cable and broadband markets for the year ended August 31, 2000, it is management's belief that the Company faces little credit or economic risk due to the continuous growth the market is experiencing.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 16 - FOREIGN OPERATIONS:

         Although the Company is based in the United States, its product is sold on the international market. Presently, international sales total approximately 4.8% and 0.5 % at August 31, 2000 and 1999, respectively.

NOTE 17 - COMMITMENTS AND CONTINGENT LIABILITIES:

         The Company leases its primary office space in League City, Texas for $10,000 per month with Space Industries, Inc. ("Space"). This non-cancelable lease commenced on July 1, 1999 and expires on March 29, 2001. In addition to the monthly rental, the Company will issue 100,000 shares of its common stock to Space. Space will have the right to sell no more than 10,000 shares per month until all shares have been sold. Additionally, Space will have the right to put to the Company all unsold shares held by Space in exchange for a payment calculated using the following formula:

                  $173,000 - (gross proceeds from stock sales above $1.70 per share) minus ($1.73 x quantity of shares sold below $1.70 per share)

         For the periods ending August 31, 2000 and 1999, rental expenses of approximately $120,000 and $120,906, respectively, were incurred.

         The Company also leases office space in Oxnard, California with Tiger Ventura County, L.P. This three-year non-cancelable lease commenced August 1, 2000 and expires July 31, 2003. Under the terms of the lease, monthly payments will be $2,130 for the first twelve months whereat the monthly payments will increase by 3.5% at the beginning of both the second and third years. For the periods ended August 31, 2000 and 1999, rental expense of $2,130 and $0, respectively were incurred.

         The Company's wholly owned subsidiary, AtlanticPacific, leases office space in Houston, Texas with Houston Industrial Partners, Ltd. This non-cancelable lease expires October 2001. The monthly payments through October 2000 are $1,420 whereat they will increase to $1,498 for the remaining twelve months. Additionally, AtlanticPacific is responsible for monthly CAM fees of approximately $450. For the periods ended August 31, 2000 and 1999, rental expense of $22,240 and $0, respectively were incurred.

         AtlanticPacific also leases office space in Chicago, Illinois with Lasalle Bank National Association. This twenty-nine month lease commenced on October 1, 2000 and expires February 28, 2003. Under the terms of the lease, monthly payments will be $2,220 for the first twelve months whereat they will increase by 3.2% at the thirteenth and twenty-fifth months.

         AtlanticPacific also leases office space in Houston, Texas with WL and Deborah Miller in the amount of $4,500 per month. This non-cancelable lease expiring September 2002 maintains a five-year renewal option. Rental expense for the period ended August 31, 2000 of $54,000 was incurred.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 17 - COMMITMENTS AND CONTINGENT LIABILITIES: (continued)

                  Future obligations under the non-cancelable lease terms are:

                           PERIOD ENDING
                             AUGUST 31,                               AMOUNT
                           -------------                             --------
                                2001                                 $197,275
                                2002                                  111,854
                                2003                                 $ 43,358
                                                                     ========

         On July 13, 2000, the Company entered into an agreement with Sands Brothers & Co., LTD. (Sands) whereby Sands will perform financial advisory services and assist the Company with mergers and acquisitions, corporate finances and other related matters for a period of two years. As compensation for these services, the Company will immediately pay Sands $50,000 and issue them 10,000 shares of the Company's common stock. As an additional inducement, the Company has issued Sands 1,000,000 stock purchase warrants to be exercisable for a three year period expiring July 13, 2003. These warrants shall vest and be exercisable as follows: 25% of such warrants shall vest upon execution of this agreement and shall have an exercise price per share of $7.49; an additional 25% shall vest when and if the closing price of the common stock at any time during the exercise period reaches $10.00 per share and shall be exercisable at $10.00 per share; an additional 35% shall vest when and if the closing price of the common stock at any time during the exercise period reaches $14.00 per share and shall be exercisable at $14.00 per share; an additional 15% shall vest at any time during the exercise period when the closing price of the common stock at any time reaches $25.00 per share and shall be exercisable at $25.00 per share. Additionally, Sands shall receive further compensation for other activities such as fund raising based upon a percent of all monies raised.

         On May 25, 2000, the Company entered into an agreement with Hampton-Porter Investment Bankers LLC.(Hampton) whereby Hampton will provide a variety of professional services. As compensation for this agreement, the Company will issue 100,000 restricted shares of the Company's common stock and 500,000 stock purchase warrants of which 250,000 are exercisable at $12.00 per share and 250,000 are exercisable at $18.00 per share. Additionally, these warrants expire three years from the signing of this contract. Hampton shall receive further compensation for other activities such as fund raising based upon an escalating percentage of all monies raised. This agreement is terminable by either party upon giving five days written notice to the other party.

         On April 1, 2000, the Company entered a one-year agreement with Synchton, Inc. whereby Synchton, Inc. will provide professional business services. As compensation for these services, the Company will pay $10,000 per month as well as issue 100,000 stock purchase warrants. These warrants shall be issued in 25,000 increments on the first day of each quarter of the agreement with an exercise price equal to the closing price of the Company's common stock of the prior day to issuance. Additionally, these warrants are not exercisable until six months after issuance and expire three years after said issuance. Although this agreement shall automatically renew on an annual basis, it is terminable by the Company prior to the annual renewal by providing Synchton, Inc. with ninety days advance written notice.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 17 - COMMITMENTS AND CONTINGENT LIABILITIES: (continued)

         On February 7, 2000, the Company entered into an agreement with StockNorth Associates (SNA) whereby SNA will assist the Company with various aspects of investor relations. As compensation for these services, the Company will pay $3,500 per month and issue 5,000 shares of the Company's restricted common stock quarterly. These shares are to be issued the first day of each quarter and are dependent upon the ability of SNA to introduce a minimum of four broker-dealers to the Company each month. This agreement is a semi-annual agreement for the term of one year and shall terminate automatically on February 7, 2001. Either party may, however, terminate the balance of the agreement at any time provided written notice is given to the other party of the agreement.

         On January 26, 2000, the Company entered into an agreement with Kason, Inc. (Kason), a public relations firm, whereby Kason will assist the Company in developing relationships with internet e-commerce companies and electronics retail outlets in the United States and Internationally. As compensation for these services, the Company will pay $5,000 monthly in addition to 100,000 shares of common stock. Of this stock to be issued, 50,000 shares will be issued immediately in the form of 144 stock with the balance of 50,000 to be held in escrow and be released in twelve equal monthly installments of 4,166.

         On November 10, 1999, the Company entered into a one-year agreement with The Compass Point Group, Inc. (Compass) whereby Compass will assist the Company with various aspects of investor relations. As compensation for these services, the Company will pay $5,000 per month commencing December 15, 1999. Additionally, the Company will pay $7,000 and issue 40,000 shares of restricted common stock to Compass due in each of the third, sixth and ninth months of the contract. Although due to expire on November 9, 2000, this agreement is terminable by either party at any time after the seventy-fifth day following the mutual execution of the agreement by the parties provided written notice is given to the other party at least fifteen days prior to the expiration of the current quarter of the agreement.

         On September 1, 1999, the Company entered into an agreement with Paladin Associates (Paladin) whereby Paladin will assist the Company with general financial related services. These services shall include, but not be limited to, assistance in writing news releases, stockholder communications, communications with retail brokers and brokerage firms, consulting to large shareholders and general image and public relations issues. As compensation for the services to be rendered under this twelve-month contract, the Company will pay $3,500 and issue 2,000 free trading shares of the Company's common stock per month. This agreement also contains incentive based bonuses tied to the consecutive twenty-one day average closing bid price of the Company's common stock. This incentive will consist of 500,000 two-year options for the purchase of the Company's common stock at $1.50. These options will be vested in three equal portions based upon the Company's performance in the stock market. One-third will vest when the closing bid price reaches $4.00 and remains above this level for a minimum of twenty-one consecutive trading days. The second one-third will vest when the closing bid price reaches $6.00 and remains above this level for a minimum of twenty-one consecutive trading days. The remaining one-third shall vest when the closing bid price reaches $8.00 and remains above this

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 17 - COMMITMENTS AND CONTINGENT LIABILITIES: (continued)

         level for a minimum of twenty-one consecutive trading days. This agreement is cancelable by either party without cause given ten days written notice.

         The Company has entered into an employment contract with Mr. Anthony Cordaro, the president of AtlanticPacific, terminating on December 31, 2002. The agreement provides that Mr. Cordaro will be compensated with a gross annual salary of $98,800. Additionally, Mr. Cordaro maintains the right to participate in all employee benefit plans as established by the Board of Directors of the Company.

         In connection with the anticipated merger between the Company and ClearWorks.net, Inc., the Company has been added as defendant to the lawsuit invoked by Sherman, Gerald Mason d/b/a Castle Developments, Ltd. (Castle) against ClearWorks.net, Inc. The suit alleges that ClearWorks.net, Inc. breached a contract whereby it failed to pay certain consulting fees. Castle is seeking from the Company a temporary injunction preventing the merger between the Company and ClearWorks.net, Inc. The Company intends to vigorously defend this matter.


NOTE 18 - EARNINGS PER SHARE:

         The following table sets forth the computation of basic and diluted earnings per share:

                                                             FOR THE YEAR ENDED AUGUST, 2000
                                                       ----------------------------------------
                                                         INCOME         SHARES        PER-SHARE
                                                       (NUMERATOR)   (DENOMINATOR)      AMOUNT
                                                       -----------  -------------    ----------
         Net Income                                    $  193,041

         Basic EPS:
           Income available to common stockholders        193,041     19,073,071     $    0.01
                                                                                     =========

         Effect of Dilutive Securities:
           Warrants                                         - 0 -      3,306,183
                                                       ----------     ----------

         Diluted EPS:
           Income available to common stockholders
             and assumed conversions                   $  193,041     22,379,354     $    0.01
                                                       ==========     ==========     =========

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 18 - EARNINGS PER SHARE: (continued)

                                                            FOR THE YEAR ENDED AUGUST, 1999
                                                       ----------------------------------------
                                                         INCOME         SHARES       PER-SHARE
                                                       (NUMERATOR)   (DENOMINATOR)     AMOUNT
                                                       ----------     ----------     ----------
         Net Income                                    $  168,272

         Basic EPS:
           Income available to common stockholders        168,272     11,980,911     $     0.01
                                                                                     ==========

         Effect of Dilutive Securities:
           Warrants                                        - 0 -         69,000
                                                       ----------     ----------

         Diluted EPS:
           Income available to common stockholders
             and assumed conversions                   $  168,272     12,049,911     $     0.01
                                                       ==========     ==========     ==========

         For the years ended August 31, 2000 and 1999, anti-dilutive securities existed. (see Note 12)

         For the period September 1, 2000 to November 28, 2000, there were no transactions that would have materially changed the number of common shares or potential common shares outstanding.


NOTE 19 - EMPLOYEE STOCK OPTION PLAN:

         In July 1996, the Board of Directors and majority stockholders adopted a stock option plan under which 400,000 shares of the Company's common stock have been reserved for issuance. Under this plan, as of August 31, 2000 and 1999, 242,607 and 146,375 warrants have been issued to various employees. Of these outstanding warrants, 42,999 and 29,000 were exercised for the years ended August 31, 2000 and 1999, respectively. Additionally, 10,250 warrants have expired as of August 31, 2000.

         Subsequent to August 31, 2000, the Board of Directors approved a stock repurchase program for up to 500,000 shares of the Company's common stock whereby these shares may be used for issuance under this plan. (see Note 23)


NOTE 20 - RETIREMENT PLANS:

         During October 1997, the Company initiated a 401(k) plan for its employees which is funded through the contributions of its participants. This plan maintains that the Company will match up to 3% of each participant's contribution. For the years ended August 31, 2000 and 1999 and 1998, employee contributions were approximately $293,000 and $103,000, respectively. The Company matched approximately $75,300 and $33,500, respectively for those same periods.

         Subsequent to August 31, 2000, the Board of Directors approved a stock repurchase program for up to 500,000 shares of the Company's common stock whereby these shares may be used for issuance under this plan. (see Note 23)

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 21 - MAJOR CUSTOMER:

         As of August 31, 2000, the Company had a receivable due from Link - Two Communications (Link II) in the amount of $8,655,126. Subsequent to August 31, 2000, this receivable has been repaid through the issuance of 2,856,000 shares of ClearWorks.net, Inc. common stock. (see Note 23) Subsequent to August 31, 2000, Link II has had approximately sixty percent of its stock purchased by ClearWorks.net, Inc. to become a majority owned subsidiary of that company.

         The Company had gross revenues of $5,239,670 and $2,359,184 for the years ended August 31, 2000 and 1999, respectively. The following parties individually represent a greater than ten percent of these revenues.

                                                       AUGUST 31, 2000            AUGUST 31, 1999
              CUSTOMER                              AMOUNT    PERCENTAGE       AMOUNT    PERCENTAGE
              --------                            ----------------------     ----------------------
              Sprint PCS                          $  758,660      14.48%     $    - 0 -       0.00%
              Link - Two Communications, Inc.     $  638,011      12.18%     $  991,692      42.83%
              RFTL                                $    - 0 -       0.00%     $  755,771      32.64%
                                                  ===========    ======      ==========     ======

NOTE 22 - INDUSTRY SEGMENTS:

         The Company has adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". At August 31, 2000, the Company's two business units have separate management teams and infrastructures that offer different products and services. The business units have been aggregated into two reportable segments (as described below) since the long-term financial performance of these reportable segments is affected by similar economic conditions.

         Eagle Wireless International, Inc. (Eagle) is a worldwide supplier of broadband and telecommunications equipment with related software and broadband products.

         AtlanticPacific Communications, Inc. specializes in providing professional data and voice cable and fiber optic installations through project management services on a nationwide basis for multiple site-cabling installations for end users and re-sellers.

                                                                      ATLANTIC
                                                      EAGLE            PACIFIC   ELIMINATIONS  CONSOLIDATED
                                                   --------------------------------------------------------
         Revenues from Unaffiliated Customers       1,826,463        3,413,207       - 0 -        5,239,670
         Segment Profit / (Loss)                     (412,632)         605,673       - 0 -          193,041
         Total Assets                              53,470,895        1,820,155     696,745       55,987,795
         Capital Expenditures                         770,978        1,009,766       - 0 -        1,780,744
         Depreciation and Amortization                406,824          169,859       - 0 -          576,683

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2000

NOTE 23 - SUBSEQUENT EVENTS:

         Subsequent to August 31, 2000, the Company's board of directors has authorized a stock repurchase program whereby the Company may repurchase up to 500,000 shares of its outstanding common stock. These shares will be repurchased periodically in the open market or in negotiated transactions and be held for issuance in connection with the Company's ESOP and other employee plans. To date, 193,200 shares of the Company's common stock have been repurchased for a total price of $712,968.

         On September 29, 2000, AtlanticPacific Communications, Inc. (a wholly owned subsidiary of the Company) signed a loan agreement with Southwest Bank of Texas (SWBT) whereby it will borrow $900,000. This 364-day note bears interest at SWBT's prime rate plus .25% which is payable monthly with principal due September 28, 2001. In addition to AtlanticPacific's accounts receivable being put forth as collateral, Eagle Wireless has signed the document as guarantor. These monies are to be used as working capital whereby it has been partially used to repay the outstanding line of credits to both Wells Fargo and Compass Banks.

         In October 2000, the Company loaned $1,000,000 to ClearWorks.net, Inc. This one-year note accrues interest at ten percent (10%) which is to be paid monthly with the principal due September 2001. In addition to secondary liens on all assets, Clearworks.net, Inc. has issued 750,000 shares of its common stock as collateral.

         On November 10, 2000, the Company loaned an additional $1,000,000 to ClearWorks.net, Inc. This one-year note accrues interest at ten percent (10%) which is to be paid monthly with the principal due September 2001. In addition to the secondary liens on all assets, Clearworks.net, Inc. has again issued 750,000 shares of its common stock as collateral.

         Subsequent to August 31, 2000, the receivable due from Link-Two Communications, Inc. has been satisfied through the issuance of 2,856,000 shares of ClearWorks.net, Inc. common stock. (see Note 21)

                         INDEPENDENT ACCOUNTANT'S REPORT


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF CLEARWORKS.NET, INC.:

We have audited the accompanying consolidated balance sheets of ClearWorks.net, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of ClearWorks.net, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ClearWorks.net, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the results of their operations, shareholders' equity, and their cash flows for the years then ended are in conformity with generally accepted accounting principles.




MCMANUS & CO., P.C.
CERTIFIED PUBLIC ACCOUNTANTS
ROCKAWAY, NEW JERSEY

December 18, 2000

--------------------------------------------------------------------------------

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------

                                     ASSETS

                                                                                            DECEMBER 31,
                                                                                     1999                 1998
                                                                                 ------------         ------------
CURRENT ASSETS:
   Cash and Cash Equivalents (Note 1) .......................................    $  1,247,000         $    162,000
   Accounts Receivable ......................................................       3,374,000              201,000
   Deferred Advertising Costs ...............................................            --                  5,000
   Notes Receivable .........................................................          58,000                 --
   Stock Subscription Receivable (Note 4) ...................................         450,000                 --
   Other Receivable .........................................................          14,000                3,000
   Inventories (Note 1) .....................................................         332,000               12,000
                                                                                 ------------         ------------
     Total Current Assets ...................................................       5,475,000              383,000

PROPERTY AND EQUIPMENT (NOTES 1 & 5):
   Transportation Equipment .................................................            --                 26,000
   Head-end Facilities ......................................................       1,576,000                 --
   Operating Equipment ......................................................         625,000              235,000
   Furniture & Fixtures .....................................................         177,000                6,000
   Less: Accumulated Depreciation ...........................................        (122,000)             (13,000)
                                                                                 ------------         ------------
     Total Property and Equipment ...........................................       2,256,000              254,000

OTHER ASSETS:
   Security Deposits ........................................................          27,000                 --
   Prepaid Expenses .........................................................         171,000                 --
   Goodwill (Notes 1 & 2) ...................................................       5,641,000              623,000
   Less: Accumulated Amortization ...........................................        (192,000)             (71,000)
   Deferred Financing Costs .................................................         378,000                 --
   Other Assets .............................................................           2,000                2,000
                                                                                 ------------         ------------
     Total Other Assets .....................................................       6,027,000              554,000

                                                                                 ------------         ------------
   TOTAL ASSETS .............................................................    $ 13,758,000         $  1,191,000
                                                                                 ============         ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts Payable .........................................................    $  3,197,000         $     20,000
   Accrued Expenses .........................................................         149,000              146,000
   Notes Payable (Note 7) ...................................................       1,010,000               56,000
   Payroll Taxes Payable ....................................................            --                 57,000
   Federal Income Tax Payable ...............................................         137,000                 --
   Sales Taxes Payable ......................................................         175,000               13,000
                                                                                 ------------         ------------
     Total Current Liabilities ..............................................       4,668,000              292,000

LONG - TERM LIABILITIES:
   Debentures (Note 8) ......................................................       2,785,000                 --
   Notes Payable - net of current portion (Note 7) ..........................         535,000               14,000
                                                                                 ------------         ------------
     Total Long - Term Liabilities ..........................................       3,320,000               14,000

COMMITMENTS AND CONTINGENT LIABILITIES (NOTE 9)

SHAREHOLDERS' EQUITY:
   Preferred Stock - $.001 par value
     Authorized at 1999 and 1998
     5,000,000 and 5,000,000 shares, respectively ...........................            --                   --
   Common Stock - $.001 and $.001 par value at 1999 and 1998, respectively
     Authorized at 1999 and 1998 50,000,000 and 50,000,000 shares, respectively Issued and Outstanding at 1999 and 1998
     20,884,957 and 11,460,249, respectively ................................          21,000               11,000
   Paid in Capital ..........................................................      11,472,000            1,153,000
   Deferred Financing Charges ...............................................        (285,000)                --
   Retained Earnings/(Deficit) ..............................................      (5,438,000)            (279,000)
                                                                                 ------------         ------------
     Total Shareholders' Equity .............................................       5,770,000              885,000

                                                                                 ------------         ------------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...............................    $ 13,758,000         $  1,191,000
                                                                                 ============         ============

--------------------------------------------------------------------------------

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

--------------------------------------------------------------------------------

                                                             FOR THE PERIODS ENDED DECEMBER 31,
                                                     1999                   1998                   1997
                                                 -----------            -----------            -----------
NET SALES
   Integration Services ..................       $ 1,607,000            $   487,000            $   114,000
   Network Cabling and Wiring ............         1,383,000                555,000                   --
   Software Administration ...............              --                   48,000                   --
   Bundled Digital Services ..............            42,000                   --                     --
                                                 -----------            -----------            -----------
     Total Revenues ......................         3,032,000              1,090,000                114,000

COST OF GOODS SOLD
   Intergration Services and Materials ...         1,280,000                502,000                   --
   Structured Wiring Labor and Materials .         1,295,000                539,000                 88,000
   Bundled Digital Services ..............           222,000                   --                     --
   Depreciation and Amortization .........           205,000                 84,000                   --
                                                 -----------            -----------            -----------
     Total Cost of Goods Sold ............         3,002,000              1,125,000                 88,000
                                                 -----------            -----------            -----------
GROSS PROFIT .............................            30,000                (35,000)                26,000
                                                 -----------            -----------            -----------

OPERATING EXPENSES
   Salaries and Related Costs ............         1,187,000                 12,000                   --
   Advertising and Promotion .............            34,000                 21,000                   --
   Incentive Compensation ................         1,317,000                   --                     --
   Other Support Costs ...................         1,890,000                174,000                 16,000
                                                 -----------            -----------            -----------
     Total Operating Expenses ............         4,428,000                207,000                 16,000
                                                 -----------            -----------            -----------
EARNINGS/(LOSS) FROM OPERATIONS BEFORE
   OTHER EXPENSES AND INCOME TAXES .......        (4,398,000)              (242,000)                10,000

OTHER INCOME/EXPENSES
   Interest Income/(Expense) - net .......          (761,000)               (10,000)                (1,000)
                                                 -----------            -----------            -----------
     Total Other Expenses ................          (761,000)               (10,000)                (1,000)
                                                 -----------            -----------            -----------

EARNINGS/(LOSS) BEFORE INCOME TAXES ......        (5,159,000)              (252,000)                 9,000

   Provision For Income Taxes ............              --                     --                     --

                                                 -----------            -----------            -----------
NET EARNINGS/(LOSS) ......................       $(5,159,000)           $  (252,000)           $     9,000
                                                                                               ===========


   Earnings  Per  Share:
     Basic (Note 1) ......................       $     (0.29)           $     (0.03)                  $NIL
     Diluted (Note 1) ....................       $     (0.29)           $     (0.03)                  $NIL

--------------------------------------------------------------------------------

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

--------------------------------------------------------------------------------

                                                                             ADDITIONAL                                   TOTAL
SEPTEMBER 18, 1997 (DATE OF INCEPTION)  COMMON        COMMON     PREFERRED     PAID-IN      FINANCING     RETAINED     SHAREHOLDERS'
TO DECEMBER 31, 1999                 STOCK (SHARES)    STOCK       STOCK       CAPITAL       CHARGES  EARNINGS/(DEFICIT)  EQUITY
                                      -----------    ---------   --------    -----------    ---------    -----------    ----------
September 18, 1997
  (Date of Inception) ..............         --      $    --     $   --      $      --      $    --      $      --      $     --

                                      -----------    ---------   --------    -----------    ---------    -----------    ----------

Issuance of Common Stock as
   Restated for Recapitalization ...    6,250,000        6,000       --           (5,000)        --             --           1,000

Net Income as of December 31, 1997 .                                                                           9,000         9,000

                                      -----------    ---------   --------    -----------    ---------    -----------    ----------

Total Shareholders' Equity
As Of December 31, 1997 ............    6,250,000        6,000       --           (5,000)        --            9,000        10,000

Conversion From LLC to C-Corp ......         --           --         --           36,000         --          (36,000)         --

Stock Issued for Merger With
   Southeast Tire Recycling, Inc.
   (April) .........................    1,543,960        2,000       --           (2,000)        --             --            --

Stock Issued for Acquisitions
   Team Renaissance (May) ..........      156,250         --         --          322,000         --             --         322,000
   InfraResources (May) ............       80,000         --         --          165,000         --             --         165,000

Conversion of Notes Payable
  (October) ........................      272,550         --         --           27,000         --             --          27,000

Common Shares Issued For
   Syndication Costs (October) .....    2,477,000        2,000       --           (3,000)        --             --          (1,000)

Stock Issued for Services Rendered
  (November) .......................       50,000         --         --            6,000         --             --           6,000

Stock Issued for Acquisition of
   Assets from  Vidatel (November) .       98,039         --         --          150,000         --             --         150,000

New Stock Issued for Cash ..........      532,450        1,000       --          457,000         --             --         458,000

Net Loss 1998 ......................                                                                        (252,000)     (252,000)
                                      -----------    ---------   --------    -----------    ---------    -----------    ----------

Total Shareholders' Equity
As Of December 31, 1998 ............   11,460,249       11,000       --        1,153,000         --         (279,000)      885,000

Stock Issued for Acquisitions ......    2,075,000        2,000       --        4,892,000         --             --       4,894,000

Stock Issued for Cash - net of
   Registration Fees and Expenses ..    6,817,910        7,000       --        2,260,000         --             --       2,267,000

Warrants Issued for Services
  Rendered .........................         --           --         --        1,026,000     (378,000)          --         648,000

Stock Issued for Incentive
  Compensation and Services ........      531,798        1,000       --        1,276,000         --             --       1,277,000

Beneficial Conversion Feature
  for 6% Convertible Debenture .....         --           --         --          650,000         --             --         650,000

Warrants Issued with Convertible
  Debenture ........................         --           --         --          215,000         --             --         215,000

Amortization of Deferred Financing
  Charges ..........................         --           --         --             --         93,000           --          93,000

Net Loss 1999 ......................                                                             --       (5,159,000)   (5,159,000)
                                      -----------    ---------   --------    -----------    ---------    -----------    ----------

Total Shareholders' Equity
As Of December 31, 1999 ............   20,884,957    $  21,000   $   --      $11,472,000    $(285,000)   $(5,438,000)   $5,770,000
                                      ===========    =========   ========    ===========    =========    ===========    ==========

--------------------------------------------------------------------------------

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------

                                                                    FOR THE PERIODS ENDED DECEMBER 31,
                                                                -----------------------------------------
                                                                    1999          1998           1997
                                                                -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Earnings/(Loss) ......................................   $(5,159,000)   $  (252,000)   $     9,000
                                                                -----------    -----------    -----------
   Adjustments To Reconcile Net Earnings/(Loss) To
     Net Cash Used By Operating Activities:
      Depreciation and Amortization .........................       205,000         84,000              0
      Non-Cash Interest Expense .............................       650,000              0              0
      Amortization of Deferred Financing Charges ............        93,000              0              0
      Stock Issued For Compensation and Services Rendered ...     1,277,000          6,000              0
      Warrants Issued for Services Rendered .................       648,000              0              0
      (Increase)/Decrease in Accounts Receivable ............      (728,000)      (125,000)       (62,000)
      (Increase)/Decrease in Inventory ......................      (129,000)             0              0
      (Increase)/Decrease in Deferred Advertising Costs .....             0         (5,000)             0
      (Increase)/Decrease in Other Receivable ...............       (11,000)        (3,000)             0
      (Increase)/Decrease in Security Deposits ..............             0          2,000         (2,000)
      (Increase)/Decrease in Other Assets ...................      (398,000)        (2,000)             0
      Increase/(Decrease) in Accounts Payable ...............       926,000              0          4,000
      Increase/(Decrease) in Accrued Expenses ...............       (71,000)       143,000          3,000
      Increase/(Decrease) in Deferred Revenues ..............             0              0          4,000
      Increase/(Decrease) in Payroll Taxes Payable ..........             0         52,000          5,000
      Increase/(Decrease) in Sales Tax Payable ..............             0         11,000              0
                                                                -----------    -----------    -----------
      Total Adjustments .....................................     2,462,000        163,000        (48,000)
                                                                -----------    -----------    -----------
   Net Cash Used By Operating Activities ....................    (2,697,000)       (89,000)       (39,000)
                                                                -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
      Acquisitions, Net of Cash Received ....................      (465,000)       (27,000)             0
      Investment in Organization Costs ......................             0          1,000         (1,000)
      Purchase of Property and Equipment ....................    (1,994,000)      (210,000)        (2,000)
                                                                -----------    -----------    -----------
   Net Cash Used By Investing Activities ....................    (2,459,000)      (236,000)        (3,000)
                                                                -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from Notes Payable, Net of Repayments ........     1,424,000         26,000         46,000
      Proceeds from Issuance of 6% Convertible Debentures ...     3,000,000              0              0
      Increase in Stock Subscriptions Receivable ............      (450,000)             0              0
      Proceeds From Sale of Common Stock ....................     2,267,000        457,000          1,000
                                                                -----------    -----------    -----------
   Net Cash Provided By Financing Activities ................     6,241,000        483,000         47,000
                                                                -----------    -----------    -----------
   Net Increase/(Decrease) in Cash ..........................     1,085,000        158,000          5,000
CASH AT THE BEGINNING OF THE YEAR ...........................       162,000          4,000              0
                                                                -----------    -----------    -----------
CASH AT THE END OF THE YEAR .................................   $ 1,247,000    $   162,000    $     5,000
                                                                ===========    ===========    ===========
      SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
         Net cash paid during the year for:
                   Interest .................................   $     2,000    $    10,000    $     1,000
                   Income Taxes .............................   $         0    $         0    $         0

      SUPPLEMENTAL SCHEDULE ON NON-CASH INVESTING ACTIVITIES:
         Issuance of Common stock for Asset Acqusition ......   $ 4,895,000    $   637,000    $         0

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

     ClearWorks.net, Inc. and subsidiaries (the "Company" or "ClearWorks"), commenced operations on September 18, 1997 as Millennium Integration Technologies, LLC ("MIT"), a Texas limited liability company. On March 5, 1998, a separate company, Millennium Integration Technologies, Inc. ("Millennium") was organized under the rules and regulations of the State of Delaware.

     On April 1, 1998, Southeast Tire Recycling, Inc. ("Southeast"), a publicly traded Florida corporation with no ongoing operations that previously had been engaged in the tire recycling business, entered into an agreement to purchase one hundred percent of the stock of MIT, which converted to a Texas corporation April 9, 1998. The acquisition was consummated effective April 27, 1998 and MIT, Inc. became a wholly owned subsidiary of Southeast. The exchange of shares between MIT, Inc. and Southeast was accounted for as a recapitalization of the MIT, Inc. operations into the corporate shell of Southeast. At the time of this transaction, Southeast was an empty corporate shell.

     Effective May 8, 1998, Millennium changed its name to ClearWorks Technologies, Inc. On May 12, 1998, Southeast merged with and into ClearWorks Technologies, Inc, whereby ClearWorks Technologies, Inc. was the surviving entity. The exchange of shares with Southeast was accounted for as a second recapitalization of the millennium operations into the corporate shell. On April 27, 1999, ClearWorks Technologies, Inc. began operating under the name of ClearWorks.net, Inc.

     The Company is a communications carrier providing broadband data, video and voice communication services to residential and commercial customers, currently within Houston, Texas. These services are provided over fiber-optic networks ("Fiber-To-The-Home" or "FTTH") which the Company designs, constructs, owns and operated inside large residential master-planned communities and office complexes. The Company also provides information technology staffing personnel, network engineering, vendor evaluation of network hardware, implementation of network hardware and support of private and enterprise networks, as well as, developing residential, commercial and education accounts for deployment of structured wiring solutions.

A)   Consolidation

     At December 31, 1999, the Company has three wholly owned subsidiaries:

     ClearWorks Communications, Inc., ClearWorks Structured Wiring Services, Inc. and ClearWorks Integration Services, Inc. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidated.

B)   Liquidity

     The ability of the Company to satisfy its obligations depends in part upon its ability to reach a profitable level of operations and securing short and long-term financing for development of its commercial and residential products. The Company is currently in discussions with other financial institutions to provide additional funding through a combination of debt and equity to fund its business plan. There is no assurance that short and long-term financing can be obtained to fulfill the Company's capital needs. Without the short or long-term financing, the Company will attempt to sell additional common stock to meet its current and future capital needs. If the Company is not able to obtain either short or long-term funding or funding through the sale of its common stock, the Company would be required to cut back its expansion plans and operate the facilities it currently has built, and fund its operations with internally generated funds from its integration, structured wiring and communications business units.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES: (continued)

C)   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The markets for the Company's services are characterized by intense competition, rapid technological development, regulatory changes and frequent new product introductions, all of which could impact the future value of the Company's assets.

D)   Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

E)   Property and Equipment

     Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated by using the straight-line method over the following useful lives:

                                                        YEARS
                                                        -----
            Head-end facilities                            20
            Field operating equipment                   3 - 7
            Satellite demonstration equipment               7
            Furniture, fixtures and office equipment    2 - 7

     Expenditures for maintenance and repairs are charged against income as incurred and major improvements are capitalized.

F)   Inventories

     Inventories are valued at the lower of cost or market. The cost is determined by using the first in first out ("FIFO") method. Inventories consist primarily of purchased technical equipment.

G)   Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over five years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if the estimated future operating cash flows are not achieved. Goodwill amortization expense for the years ended December 31, 1999 and 1998 was $121,000 and $70,000, respectively. Accumulated amortization at December 31, 1999, was $192,000.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES: (continued)

H)   Research and Development

     The Company charges to expense research and development ("R&D") costs as incurred. The Company spent approximately $164,000 on R&D during 1999 and had no R&D expenditures during 1998. The Company expects to continue to commit substantial resources for R&D in order to improve and expand the performance and capability of its Bundled Digital Services.

I)   Income Taxes

     During 1998, the Company converted from a limited liability company to a C-Corporation and, as such, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

J)   Revenue Recognition

     The Company recognizes revenue and the related costs at the time the services are rendered. Revenue is derived from fees charged for the delivery of Bundled Digital Services, integration services and cabling and wiring.

     Revenue from long-term contracts is recognized using the percentage completion method, measured by the percentage of total costs incurred to date to estimated total costs for each contract. This is used because management considers actual costs to be the best available measure of progress on these contracts.

K)   Earnings (Loss) Per Common Share

     The Company computes net loss per share pursuant to Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic net loss per share is computed by dividing income or loss applicable to common stockholders by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted net loss per share is determined in the same manner as basic net loss per share except that the interest expense related to the Company's convertible debentures, net of tax, is added back to income or loss applicable to common stockholders and the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and dilutive conversion of the Company's convertible debt.

     During the years ended December 31, 1999 and 1998, warrants to purchase 2,710,000 and 2,000,000, respectively, shares of common stock were excluded from the calculation of earnings per share since their inclusion would be antidilutive.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES: (continued)

L)   Fair Value of Financial Instruments

     Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgement, and therefore cannot be determined with precision.

     The Company believes that the carrying amounts of its financial instrument current assets and liabilities approximate the fair value of such items due to their nature. The carrying amounts of long-term of long-term debt and convertible debentures approximate fair value as the interest rates thereon approximate market.

M)   Reclassification

     The Company has reclassified certain revenues, costs and expenses for the year ended December 31, 1998, and to facilitate comparison to the year ended December 31, 1999.


NOTE 2 - BUSINESS COMBINATIONS:

     On April 30, 1999, the Company acquired Archer Mickelson Technologies, LLC ("Archer') a systems integration firm located in Houston, Texas. In exchange for one hundred percent (100%) of the membership interests of Archer, the Company paid $50,000 in cash and issued 75,000 shares of its restricted common stock, issued under Rule 144, to the sole member. The total purchase price for this acquisition, including certain acquisition costs, was $130,500. Goodwill in the approximate amount of $76,000 resulted from this transaction.

     On December 30, 1999, the Company acquired United Computing Group, Inc. and United Consulting Group, Inc. (collectively "UCG"), an accelerator company and computer hardware reseller firm located in Houston, Texas. The Company issued 2,000,000 shares of its restricted common stock and paid $500,000. The total purchase price for this acquisition was approximately $5,320,000. Goodwill of approximately $4,942,000 resulted from this transaction.

     The Company has entered into employment and stock option agreements with the former principals of United Computing Group, Inc. at the time of acquisition. Under the terms of the employment agreements, the former principals receive a base salary, a monthly cash bonus based on a percentage of earnings of United Computing Group, Inc. before interest and taxes, reimbursement of all reasonable, ordinary and necessary business expenses and participation in the Company's employee benefit plan. In addition, the Company has entered into option agreements with the former principals pursuant to which they can earn options to purchase up to a total of 1,000,000 shares of the Company's common stock to be issued pursuant to the Company's 1999 long-term Incentive Plan, based upon certain pre-determined revenue goals for United Computing Group, Inc. The options are exercisable, only if the revenue goals are met, at $.25 per share and expire December 30, 2000. In general, the options become exercisable in increasing amounts to the extent, if any, that United Computing Group, Inc.'s revenues exceed $15 million for the calendar year 2000, and all 1,000,000 options become exercisable if United Computing Group, Inc.'s revenues equal or exceed $42 million for the calendar year 2000.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 2 - BUSINESS COMBINATIONS: (continued)

     The purchase agreement provides that, at the election of the UCG shareholders, all the shares of UCG will be returned to the UCG shareholders and the UCG shareholders will return all but 500,000 shares of the Company's common stock (I) if the closing bid price for the Company's common stock is less that $1.50 per share during certain specified periods, or (ii) if the Company does not provide UCG sufficient capital for UCG to maintain a positive working capital ratio of 1.2 during the period from March 1, 2000 until December 31, 2000. Should the Company return all of the shares of UCG to the UCG shareholders and the UCG shareholders return all but 500,000 shares of the Company's common stock to the Company, UCG would be required to repay the $500,000 paid to UCG at closing.

     The net purchase price of the 1999 acquisitions has been allocated as follows: (in thousands)

            Accounts receivable, net                    $2,526
            Inventories                                    191
            Prepaid expenses and other current assets      131
            Property and equipment, net                     92
            Goodwill                                     5,018
            Other assets                                    19
            Accounts payable                            (2,278)
            Accrued expenses                              (290)
            Notes payable                                  (50)
                                                        ------

            Purchase price, net of cash received        $5,359

     On May 26, 1998, the Company acquired InfraResources, LLC ("InfraResources") in a business combination accounted for as a purchase. InfraResources is primarily engaged in integration technology services. To culminate this transaction, the Company issued 80,000 shares of restricted common stock valued at $165,000 and paid no cash to InfraResources. However, the Company assumed debt of $40,000 and immediately paid it off. Goodwill in the approximate amount of $204,000 resulted from this transaction.

     On May 29, 1998, the Company acquired Team Renaissance, Inc. ("Team Renaissance") in a business combination accounted for as a purchase. Team Renaissance is primarily engaged in structured wiring solutions for residences and businesses. The Company issued 156,250 shares of restricted common stock valued at $322,000 to Team Renaissance in culminating this transaction. Goodwill in the approximate amount of $292,000 resulted from this transaction.

     The Company purchased the assets of John Diaz d.b.a. Vitadel
     Communications, an individual residing in Texas, on November 19, 1998. In exchange for these assets, the Company issued 98,039 shares of its common stock valued at $150,000. Goodwill in the approximate amount of $126,000 resulted from this transaction.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 2 - BUSINESS COMBINATIONS: (continued)

     The following unaudited pro forma information represents the combined results of operations of the Company as if the acquisitions had occurred as of January 1, 1998 and 1999: (in thousands)

                                                   1999           1998
                                                 ----------------------
            Revenues                             $13,241        $ 3,430
            Costs and expenses                    19,686          4,748
                                                 -------        -------

              Net loss                           $(6,445)       $(1,318)
                                                 -------        -------

            Basic and diluted loss per share     $  (.36)       $  (.16)
                                                 ----------------------

     The pro-forma information is not necessarily indicative of operating results that would have occurred if the acquisitions had in fact occurred on January 1, 1998, nor is it necessarily indicative of future operating results. The actual results of operations of an acquired company are included in the Company's consolidated financial statements only from the date of acquisition.


NOTE 3 - FACTORING:

     In August 1998, the Company entered into a factoring agreement with Amerisource Funding, Inc. ("ASF"). Under the agreement, ASF could purchase the Company's accounts receivable at the Company's discretion in accordance with the terms of the agreement.

     ASF purchased acceptable accounts from the Company at a discount of 6.25%. Under the agreement, ASF reserved the right to withhold 13.75% of any account in a non-interest bearing reserve account had been fully paid and/or satisfied. If ASF deemed any portion of an account to be uncollectable, the Company was required to repurchase those accounts and proceed with its own collection. During 1999, the Company terminated its factoring agreement with ASF.


NOTE 4 - STOCK SUBSCRIPTION RECEIVABLE:

     The Company sold 1,800,000 shares of its common stock to KMA Investments during April 1999 and recorded a stock subscription receivable in the amount of $450,000. The funds for this stock sale were subsequently collected in February 2000.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 5 - PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following at December 31, 1999 and 1998: (in thousands)

                                                   1999          1998
                                                 ----------------------
            Head-end Facilities                  $ 1,576       $    -0-
            Operating Equipment                      625            235
            Transportation Equipment                 -0-             26
            Furniture, Fixtures and Equipment        177              6
                                                 -------       --------
                 Total                             2,378            267
            Accumulated depreciation                (122)           (13)
                                                 --------      --------
            Property and equipment, net          $  2,256      $    254
                                                 ========      ========


NOTE 6 - ACCRUED EXPENSES:

     Accrued expenses consist of the following at December 31, 1999 and 1998:
     (in thousands)

                                             1999        1998
                                            -----------------
            Accrued payroll                 $  45       $  60
            Accrued interest                   80           9
            Other                              24          77
                                            -----       -----

            Total accrued expenses          $ 149       $ 146
                                            =====       =====


NOTE 7 - NOTES PAYABLE:

     The following table lists the Company's note obligations as of December 31, 1999: (in thousands)

                                     ANNUAL
                                    INTEREST
                                      RATE      DUE DATE      AMOUNT
                                    --------    --------      -------
            KMA Investments         12.0%       July 2000     $   802
            NTL Securities          12.0%       May 2001          500
            M. McClere              12.0%       Jan. 2000         150
            Other                   Various     Various       $    93
                                                              -------

                  Total notes payable                         $ 1,545
                  Less current portion                         (1,010)
                                                              -------

                  Total long-term debt                        $   535
                                                              =======

     On August 4, 1999, the Company borrowed $802,000 from KMA Investments at an interest rate of 12% per year. This loan is due and payable on or before July 9, 2000, and is evidenced by a promissory note. If the note and all accrued interest is not paid when due, the delinquent amount automatically converts into shares of the Company's common stock at the rate of one share for each $1.375 of principal and/or interest outstanding. The Company may prepay the principal and accrued interest only after giving the holder 30 days prior notice to effect conversion. During April 2000, this note was converted into 588,747 shares of the Company's restricted common stock covering principal and interest.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 7 - NOTES PAYABLE: (continued)

     On October 14, 1999, the Company borrowed $500,000 from NTL Securities. This loan is evidenced by a promissory note and accrues interest at the rate of 12% per year. All accrued interest and unpaid principal are due on May 1, 2001. On September 25, 2000, the two parties agreed to convert this note into 250,000 shares of the Company's common stock.

     Two notes payable to Michael T. McClere, the Company's Chief Executive Officer, outstanding at December 31, 1998 were repaid during 1999. On December 13, 1999, the Company borrowed $150,000 from Mr. McClere. This loan was evidenced by a promissory note and bore interest at the rate of 12% per year until it was repaid on January 10, 2000.


NOTE 8 - CONVERTIBLE DEBENTURES:

     On December 13, 1999, the Company closed a private placement transaction with Candlelight Investors, LLC, and ("Candlelight") a Delaware limited liability company. In the private placement, the Company received from Candlelight a total of $3,000,000 in exchange for $3,000,000 total face value 6% convertible debentures due December 13, 2001, together with warrants to purchase up to 210,000 shares of common stock. The Company determined the warrants to have a total value of $215,000 on the date of issuance and recorded this amount as a discount against the convertible debentures.

     The warrants are exercisable at $3.16 per share. The debentures are convertible at the lower of $3.30 per share or ninety-two percent (92%) of the average of the three lowest closing bid prices for the Company's common stock during the 30 days immediately preceding conversion. However, if the average lowest closing price is less than $1.50 per share, then the conversion price of the debentures shall be equal to the average lowest closing price without modification. Because the conversion price of these debentures was less than the fair value of the Company's common stock on the date of issuance, the Company has recorded as interest expense the intrinsic value of the beneficial conversion feature. The intrinsic value of the beneficial conversion feature was determined to be $650,000.

     The Company also gave Candlelight the right to acquire, upon total payment to the Company of $2,000,000, an additional $2,000,000 face value of debentures and additional warrants to purchase up to 140,000 shares of common stock.

     In connection with the private placement, the Company agreed not to sell any of its securities until July 4, 2000, unless the securities are (1) issued in connection with a public offering of at least $15 million, (2) in connection with an acquisition of additional businesses or assets or (3) as compensation to employees, consultants, officers or directors.

     This debenture was subsequently converted and additional convertible debentures were initiated. (see Note 15)

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 9 - COMMITMENTS AND CONTINGENT LIABILITIES:

     LEGAL PROCEEDINGS

     Coinciding with the reverse merger with Southeast, the former management of Southeast established a trust to provide for the orderly liquidation of any alleged claims existing as of the date of acquisition. Certain stockholders of Southeast have contributed 86,000 free trading shares of the Company's common stock to the trust to satisfy approximately $150,000 of alleged claims. Due to the resignation of the trustee, the trust shares have been deposited in the registry of the Harris County Texas District Court, and the Company has been named a nominal defendant in an Interpleader action. The Company intends to vigorously defend its position by requesting the court release the stock for payment of all alleged claims as was originally intended. The Company's management does not expect that the results of this legal proceeding will have a material adverse effect on the Company's financial condition or results of operations.

     The Company is currently a plaintiff in ClearWorks.net, Inc. v. Michael C. Callihan and Linda Callihan. The sit was filed February 25, 2000 (after attempts to mediate were unsuccessful) alleging causes of action based on breach of contract, breach of warranty, fraud in stock transactions and common law fraud. The facts underlying the lawsuit are as follows: On or about May 21, 1998, the principal shareholder of Team Renaissance, Inc. entered into a merger agreement with ClearWorks. Shortly thereafter, the principal shareholder, Michael Callihan, requested that the Company pay in full promissory notes in which Mr. Callihan was the payee. However, those promissory notes were neither disclosed in the merger agreement nor attached to the merger agreement as exhibits. A dispute arose between ClearWorks and Mr. Callihan regarding the validity of the promissory notes. Additionally, a dispute arose regarding credit card accounts held in the name of Mr. Callihan which Mr. Callihan claims are the obligation of the Company and which the Company claims are the personal debt Mr. and Mrs. Callihan. Also, prior to closing, ClearWorks learned that the Callihans had failed to make payments to its employees and contractors, and had also failed to pay its suppliers, in direct violation of the merger agreement between the parties. In this suit, ClearWorks seeks return of shares previously issued to Mr. Callihan in connection with the events underlying the suit. This suit was settled on November 29, 2000 whereby the Company was ordered to issue 140,000 shares of its common stock to the Callihans.

     The Company is currently a defendant in Tim Pennington v. ClearWorks Technologies, Inc. and James W. Walters. Tim Pennington has recently filed a petition asserting claims against the Company. These claims allegedly first arose with Mr. Pennington's employment with Southeast Tire Recycling, Inc. Mr. Pennington claims that he had an employment agreement with Southeast Tire Recycling, Inc. providing him with options to purchase up to 175,000 shares of free trading stock, 100,000 shares of restricted stock, and an additional 50,000 shares for every six (6) months of Pennington's employment. Pennington claims that his employment agreement was breached by Southeast Tire prior to the merger. Pennington also claims that he was also the owner of 300,000 shares of common stock of Southeast Tire. Pennington's claims are addressed to ClearWorks, although the alleged misconduct was not the conduct of ClearWorks but that of its predecessor, Southeast Tire, and its shareholders, officers and directors. Pennington's claims are grounded in fraud, state and federal securities fraud, and conversion. Pennington seeks a judgement in excess of $100,000 plus punitive damages, court costs, attorneys' fees and interest. This suit was settled on December 1, 2000 whereby the Company was ordered to pay $135,000 to Mr. Pennington.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 9 - COMMITMENTS AND CONTINGENT LIABILITIES: (continued)

     The Company also currently is a defendant in Robert Horn vs. ClearWorks Technologies, Inc. The suit was filed March 25, 1999, alleging causes of action based on breach of contract in the amount of approximately $200,000. The facts underlying this lawsuit are as follows: Robert Horn entered into an employment agreement with the Company effective April 1, 1998. The employment agreement contained a condition precedent which stated: "The completion and subsequent release of escrow money associated with the initial 504 offering of the Company's securities on or before May 1, 1998, is a condition precedent to the obligation of any party hereunder". The condition precedent was not met because the Company did not have a 504 offering prior to May 1, 1998. On July 1, 1998, Mr. Horn tendered his notice of resignation effective July 31, 1998. On March 25, 1999, Mr. Horn filed a lawsuit claiming that the Company had terminated Mr. Horn's employment without cause. The Company filed an answer on April 16, 1999, denying the claim and asserting its affirmative defenses. The Company attempted to mediate this case but was unsuccessful. The suit is currently in the discovery phase with a trial date set for the two-week period beginning February 5, 2001. The Company continues to vigorously contest these claims by Robert Horn on the basis that they are without merit.

     The Company is a defendant in Sherman Gerald Mason, d/b/a Castle Developments, Ltd. vs. ClearWorks Technologies, Inc. On December 17, 1999, Sherman Mason d/b/a Castle Developments, Ltd. filed suit against the Company. In his Original Petition, Mr. Mason alleges the breach of a consulting agreement with the Company and seeks recovery of 500,000 shares of stock. He also seeks recovery of alleged monthly retainer payments in an undisclosed amount and seeks injunctive relief. The Company has filed an answer disputing all liability, asserting that the contract was terminable and that the contract is not enforceable because of the prior breaches of the consulting agreement by Mr. Mason. This suit was only recently served upon the Company. The Company has answered. In October 2000, both parties have agreed to binding arbitration. To date, no discovery has occurred.

     The Company is a defendant in Valley First Community Bank vs. ClearWorks.net, Inc. and ClearWorks Home Systems, Inc. On August 16, 2000, Valley First Community Bank (Valley) filed suit alleging a breach of contract, breach of implied duty of good faith and fair dealing, conversion, intentional interference with contract, and promissory estoppel/detrimental reliance. This suit arose when ClearWorks Home Systems, Inc. (CHS) executed a binding letter of intent to purchase from Valley certain assets, which Valley represented to CHS that it held first lien for a purchase price of $150,000. Subsequently, CHS learned Valley did not in fact hold a first lien on such assets, rather such assets were sold in a landlord's auction. As a result, CHS did not remit $150,000 to Valley for payment. (see Note 15) To date, no discovery has occurred and the Company intends to vigorously contest all claims in this case.

     The Company is a defendant in Carl Thompson Associates, Inc. vs. ClearWorks.net, Inc. On October 4, 2000, Carl Thompson Associates, Inc. filed suit presenting claims for breach of contract, unjust enrichment, action on account, quantum meruit, and breach of contract-implied covenant of good faith and fair dealing and seeks recovery of damages in the sum of $521,415 plus court costs. The Company denies the claims and has filed an answer disputing the claims with affirmative defenses.

     LEASE COMMITMENTS

     The Company leases its principal offices in Houston, Texas, consisting of approximately 9,000 square feet of office space, expiring in 2003. The Company also leases warehouse space in Houston, Texas, expiring in 2000. There are small offices located in Las Vegas, Nevada, Phoenix, Arizona and San Antonio, Texas. United Computing Group, Inc. leases approximately 8,000 square feed of office and warehouse space in Houston, Texas, expiring in 2001.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 9 - COMMITMENTS AND CONTINGENT LIABILITIES: (continued)

     Future minimum lease payments for non-cancelable operating leases having initial or remaining terms in excess of one year are as follows: (in thousands)

                              DECEMBER 31,         AMOUNT
                              -----------          ------
                                 2000              $  246
                                 2001                 203
                                 2002                 143
                                 2003                  46
                                                   ------
                                    Total          $  638


NOTE 10 - STOCK OPTIONS AND WARRANTS:

     LONG-TERM INCENTIVE PLAN

     On May 12, 1999, the Long-Term Incentive Plan (the "1999 Plan") was adopted by the Board of Directors. In order to become and remain fully effective, the 1999 Plan must be approved by the shareholders of the Company on or before May 12, 2000. None of the options granted pursuant to the 1999 Plan may be exercised unless and until the 1999 Plan is approved by the shareholders. Pursuant to the 1999 Plan, an aggregate of 10,000,000 shares of common stock may be granted to key employees, directors and other persons have contributed or are contributing to the Company's success. Alternatively, options to purchase common stock, stock appreciation rights or cash may be granted instead of outright awards of stock. The options that may be granted pursuant to the 1999 Plan may be either incentive options qualifying for beneficial tax treatment for the recipient or nonqualified options. The 1999 Plan is administered by the Board of Directors. Administration of the 1999 Plan includes determination of the terms of options granted under the 1999 Plan. At December 31, 1999, options to purchase 3,027,500 shares were granted upon stockholder approval under the 1999 Plan. On April 31, 2000, the Company held its Annual Stockholder's meeting in which a proposal to approve the 1999 Plan was submitted to the stockholders for a vote. The proposal did not pass and the meeting was continued until May 11, 2000. At such time, the proposal was defeated resulting in the stock options granted to the Company's key employees becoming unenforceable and invalid.

     STOCK WARRANT PLAN

     Effective as of April 24, 1998, Southeast instituted a Stock Warrant Plan (the "Warrant Plan"). After the merger of Southeast into the Company on May 12, 1998, the Warrant Plan continued to be effective as the Company's stock warrant plan. Pursuant to the Warrant Plan, the Company may issue Class A Warrants or Class B Warrants to key employees, directors, and other persons who have contributed or are contributing to the Company's success. Each Class A or Class B Warrant allows the holder to purchase one share of common stock. The maximum number of shares underlying all warrants that may be granted pursuant to the Warrant Plan is limited to 5,000,000 shares. The warrants granted pursuant to the Warrant Plan may be considered either incentive options qualifying for beneficial tax treatment for the recipient or nonqualified options. The Warrant Plan is administered by the Board of Directors. At December 31, 1999, Class A Warrants to purchase 1,000,000 shares at $3.00 per share and Class B Warrants to purchase 1,000,000 shares at $6.00 per share were outstanding under the Warrant Plan.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 10 - STOCK OPTIONS AND WARRANTS: (continued)

     During 1999, the Company issued 210,000 warrants in connections with the issuance of 6% convertible debentures and determined them to have a total value of $215,000 on the date of issuance and recorded this amount as a discount against the convertible debentures (See Note 8). The Company issued an additional 250,000 warrants to an entity in connection with capital raising activities. The Company determined the fair value of these warrants to be $378,000 on the date of issuance and has recorded this amount as deferred financing charges, as a separate component of stockholders' equity to be amortized over the expected period of benefit. The Company also issued and amortized over the expected period of benefit. The Company also issued an additional 250,000 warrants to a consultant of the Company for services performed. The Company determined the fair value of these warrants to be $648,000 on the date of issuance and charged this amount to earnings on that date.

     Of the 2,710,000 warrants outstanding at December 31, 1999, 500,000 expire during 2000; 210,000 expire during 2002; 1,000,000 expire on April 24, 2008.


NOTE 11 - INCOME TAXES:

     Income tax expense (benefit) attributable to income from continuing operations differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax income from continuing operations as a result of the following:
     (in thousands)
                                                         1999          1998
                                                      -----------------------
            Computed "expected" tax benefit           $ (1,754)      $    (86)
            Increase in valuation allowance              1,137             86
            Non-deductible warrant and
               beneficial conversion expenses              473            -0-
            Non-deductible amortization of goodwill         40            -0-
            Non-deductible stock option expense             77            -0-
            Other                                           27            -0-
                                                      --------       --------
                                                      $    -0-       $    -0-
                                                      ========       ========


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 are presented below: (in thousands)

            Deferred tax assets:
            Accounts receivable, principally due
               to allowance for doubtful accounts              $    29

            Net operating loss carryforwards                     1,457
            Other                                                    6
                                                               -------
                Total gross deferred tax assets                  1,492
            Less valuation allowance                            (1,409)
                                                               -------
            Net deferred tax assets                                 83
                                                               -------

            Deferred tax liabilities:
                Plant and equipment, principally
                   due to differences in depreciation               83
                                                               -------
            Net deferred tax liability                         $   -0-
                                                               =======

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 11 - INCOME TAXES: (continued)

     The valuation allowance for deferred tax assets as of December 31, 1999 was $1,409,000. The net change in the total valuation allowance for the year ended December, 31, 1999 was an increase of $1,137,000. At December 31, 1999, the Company has net operating loss carryforwards of $4,284,000 which are available to offset future federal taxable income, if any, with expirations through 2019.


NOTE 12 - ISSUANCE OF COMMON STOCK:

     During the year ended December 31, 1999, the Company issued 9,424,708 shares of common stock. The following table summarizes the shares of common stock issued:

            Shares outstanding December 31, 1998                  11,460,249
              Shares issued for cash                               5,730,000
              Shares issued for acquisitions                       2,075,000
              Shares issued for syndication costs                  1,087,910
              Shares issued for compensation and services            531,798
                                                                  ----------

                  Shares outstanding December 31, 1999            20,884,957


     During 1999, the Company issued 5,730,000 shares of its common stock for cash in three separate issuances. The first issuance was 2,930,000 shares for cash consideration of $831,000 and was in accordance with the transactional exemption from registration afforded by Rule 504 of Regulation D, as promulgated under Section 3(b) of the Securities Exchange Act of 1993. The second issuance was 1,000,000 shares of restricted common stock to two entities, neither of which is affiliated with a director or executive officer of the Company, for cash consideration of $500,000 each or an aggregate or $1,000,000. The third issuance was 1,800,000 shares of common stock to one entity, which is not affiliated with a director or executive officer of the Company, for cash consideration of $450,000.

     The Company issued 2,000,000 shares of its restricted common stock for the acquisition of United Computing Group, Inc. and United Consulting Group, Inc. and 75,000 shares of its restricted common stock for the acquisition of Archer Mickelson Technologies, LLC.

     The Company issued 1,087,910 shares of its common stock to certain persons or entities as compensation for syndication services on behalf of the Company in completing its Rule 504 placement of common stock as discussed above.

     The Company issued 531,798 shares of its restricted common stock to certain employees of the Company and non-affiliated personnel as compensation for services to the Company. The Company charged as compensation expense the fair value of the common stock on the date of issuance.


NOTE 13 - MAJOR CUSTOMERS:

     During the year ended December 31, 1999, the Company had sales to the Texas A&M University system that accounted for 12% of total revenues for the year. During the period ended December 31, 1998, the Company had sales to Enron Corp. that accounted for 20% of total revenues for the year.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 14 - INDUSTRY SEGMENTS:

     The Company has adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". At December 31, 1999 the Company's three business units have separate management teams and infrastructures that offer different products and services. The business units have been aggregated into three reportable segments (described below) since the long-term financial performance of these reportable segments is affected by similar economic conditions.

     CLEARWORKS COMMUNICATIONS, INC. subsidiary focuses primarily on the delivery of integrated voice, video and data market for bundled consumption. The Company deploys dial tone, multi-channel digital video services, dedicated Internet connectivity, on-demand video rental, voicemail, security monitoring and a community intranet as a Bundled Digital Service into the home or office. ClearWorks Communications provides solutions to consumers by implementing technology, both within the community and within the home. Within the residential community, ClearWorks Communications is installing fiber optic backbones to deliver voice, video and data solutions directly to consumers.

     CLEARWORKS STRUCTURED WIRING SERVICES, INC. subsidiary focuses primarily on developing residential, commercial and educational accounts for deployment of structured wiring solutions and sale audio and visual equipment to new construction single family and multi-family dwelling units. These customers consist of companies, school districts and universities and individuals that seek outside expertise to deploy fiber-optic and copper-based structured wiring solutions. ClearWorks Structured Wiring Services generates revenue through time and materials billings, consulting contracts, service and support contracts.

     CLEARWORKS INTEGRATION SERVICES, INC. subsidiary provides information technology staffing personnel, network engineering, vendor evaluation of network hardware, resale of network hardware, implementation of network hardware and support of private and enterprise networks. Additional services include desktop rollouts, multi-platform supports and Local Area Networks ("LAN") as well as Wide Area Networks ("WAN") analysis and server deployment.

     The accounting policies of the reportable segments are the same as those described in Note 1. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

     Summarized financial information concerning the Company's reportable segments is shown below in the following table:

---------------------------------------------------------------------------------------------------------------------------
                                                               CLEARWORKS       CLEARWORKS
                                              CLEARWORKS       STRUCTURED      INTEGRATION     CORPORATE &
                                            COMMUNICATIONS       WIRING          SERVICES     ELIMINATIONS     CONSOLIDATED
---------------------------------------------------------------------------------------------------------------------------
Year ended 12/31/99:
   Revenues from unaffected customers            42,000        1,383,000        1,607,000            --          3,032,000
   Segment profit (loss)                       (419,000)        (127,000)         111,000      (3,758,000)      (4,193,000)
   Total assets                               1,771,000          784,000        3,183,000       8,020,000       13,758,000
   Capital expenditures                       1,778,000           92,000           24,000         100,000        1,994,000
   Depreciation & amortization                   14,000           38,000            1,000         152,000          205,000

Year ended 12/31/98
   Revenues from unaffected customers              --            555,000          535,000            --          1,090,000
   Segment profit (loss)                           --             16,000           33,000        (207,000)        (158,000)
   Total assets                                    --             42,000           47,000       1,101,000        1,190,000
   Capital expenditures                            --               --               --           208,000          208,000
---------------------------------------------------------------------------------------------------------------------------

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 14 - INDUSTRY SEGMENTS: (continued)

     The following reconciles segment profit (loss) to loss from operations per the 1999 and 1998 consolidated statements of operations:

                                                    1999             1998
                                                ----------------------------

     Total loss from reportable segments        $(4,193,000)     $  (158,000)
     Depreciation and amortization                 (205,000)         (84,000)
                                                -----------      -----------
      Loss from operations                       (4,398,000)        (242,000)


NOTE 15 - SUBSEQUENT EVENTS:

     On February 14, 2000, Candlelight converted $1,500,000 face value and accrued interest thereon of the convertible debentures into 724,760 shares of common stock. (See Note 8).

     On March 15, 2000, the Company issued an additional $2,000,000 of 6% convertible debentures to Candlelight with conversion features similar to those noted above. Because the conversion price of these debentures was less than the fair value of the Company's common stock on the date of issuance, the Company has recorded as interest expense the value of the beneficial conversion feature. The value of the beneficial conversion features exceeded the carrying value of the convertible debentures (net of discount allocable to detachable warrants discussed below), therefore, the charge to interest expense was limited to approximately $1,701,000.

     The 6% convertible debentures issued on March 15, 2000 were also issued with detachable warrants, exercisable at $3.16 per share. The warrants can be converted into 140,000 shares of common stock. The Company determined the warrants to have a total value of approximately $299,000 on the date of issuance and recorded this amount as a discount against the convertible debentures. This discount will be amortized to interest expense over the term of the convertible debentures.

     On April 19, 2000, the Company issued an additional $2,000,000 of 6% convertible debentures to Candlelight with conversion features similar to those as issued on March 15, 2000. Because the conversion price of these debentures was less than the fair value of the Company's common stock on the date of issuance, the Company has recorded as interest expense the value of the beneficial conversion feature. The value of the beneficial conversion feature exceeded the carrying value of the debentures (net of discount allocable to detachable warrants discussed below), therefore, the charge to interest expense was limited to approximately $1,716,000.

     This April 19, 2000 debenture required the Company to register all underlying shares of common stock by May 19, 2000. These shares were not registered until November 2000 resulting in a situation of default. As a result of this default, the Company is deemed to owe approximately $230,000 to Candlelight.

     The 6% convertible debentures issued on April 19, 2000 were also issued with detachable warrants, exercisable at $3.16 per share. The warrants may be converted into 140,000 shares of common stock. The Company determined the warrants have a total value of approximately $284,000 on the date of issuance and recorded this amount as a discount against the convertible debentures. This discount will be amortized to interest expense over the term on the convertible debentures.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 15 - SUBSEQUENT EVENTS: (continued)

     In February, May and June 2000, Candlelight converted $3,500,000 total face value of the 6% convertible debentures into 1,345,364 shares of common stock. At the dates of these conversions, the Company charged deferred financing charges, accrued interest and convertible discount amounting $1,911,696 to additional paid in capital.

     During July and August 2000, the Company received conversion notice from Candlelight to convert $1,500,000 of the outstanding 6% convertible debentures into 542,980 shares of common stock.

     On March 17, 2000, ClearWorks Home Systems, Inc. acquired all of the assets of Secure-All Security, a sole proprietorship owned by Ronnie Evans. Secure-All Security is in the business of selling and installing security systems and monitoring the systems it installs. The Company paid Ronnie Evans $225,000 and issued 34,000 shares of common stock for the assets of Secure-All Security. The common stock was valued at approximately $9.00 per share for purposes of this transaction. The Company assumed liabilities of Secure-All Security totaling $131,000.

     In January 2000, the Company entered into a service agreement with Land Tejas Development LLC (Land Tejas) whereby the Company will serve as the exclusive provider of Bundled Digital Services in communities developed by Land Tejas. At the effective date of this agreement, the Company owed to Land Tejas an up-front fee of approximately $540,000 for the right to access lots at Land Tejas communities. This amount has not yet been paid and is recorded as an accrued liability on the accompanying consolidated balance sheet. The Company also issued warrants to purchase 300,000 shares of common stock at an average price of $2.00 per share to certain principals of Land Tejas. The fair value of these warrants was determined to be $580,000. Both the accrued access fees and warrant fair values have been capitalized and included in other assets in the accompanying balance sheet to be amortized over the asset's estimated useful life of five years. In March 2000, these warrants were exercised and the Company thus received two note receivables in the amount of $300,000 each. Subsequently, the two parties agreed to exchange these notes for debt incurred by the Company payable to Land Tejas. This agreement will remain in effect until the $600,000 receivable from Land Tejas is exhausted.

     Subsequent to December 31, 1999, the Company has established offices in Phoenix, Arizona and San Antonio, Texas. The Phoenix lease with Airpark Holdings VI, LLC is a three-year non-cancelable lease that commenced August 1, 2000. Monthly payments begin at approximately $2,350 and escalate as high as $7,555 whereas the San Antonio office has no signed lease and is thus on a month to month for $2,000.

     On May 9, 2000, Clearworks Home Systems, Inc. (CHS), a wholly owned subsidiary, entered into a letter of intent with Home Systems Integration
     (HSI) to acquire substantially all of the assets of the business. HSI is in the business of providing residential structured wiring, security systems, audio/video solutions and home automation. Subsequent to signing the letter of intent, the principles of HSI disposed of certain assets without the permission or knowledge of CHS. The transaction is still pending based upon HSI's ability to recover and retain possession of all assets referred to in the letter of intent. (see Note 9)

     On August 3, 2000, the Company entered into a letter of intent to acquire a controlling interest in Link-Two Communications, Inc. (Link II), a nationwide provider of high-speed wireless broadband access. The acquisition of Link II is anticipated to provide the Company with a strategic arm in which to address the large retrofit market in wireless Bundled Digital Services. During November 2000, the Company acquired approximately sixty percent (60%) of Link II for 10,526,163 shares of its common stock.

                       CLEARWORKS.NET, INC. & SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 15 - SUBSEQUENT EVENTS: (continued)

     On August 31, 2000, the Company issued 99,996 warrants to Carl A. Chase which have an exercise price of $0.25 per share. These warrants expire one-year from issuance and are issued as well as vest monthly in increments of 8,333 per month beginning on August 31, 2000. As of December 11, 2000, Mr. Chase has exercised 24,999 warrants.

     On September 15, 2000, the Company purchased the assets of LDConnect.com, Inc. (LD) which is engaged in the business of providing flat fee telephone long distance service and debit calling cards for the United States and Canada. At the time of the acquisition, LD was a Texas corporation. The Company issued 1,000,000 shares of its common stock for the purchase of LD that was valued at $4.00 per share for the purposes of this transaction.

     On September 18, 2000, the Company entered into an agreement and plan of reorganization with Eagle Wireless International, Inc. (Eagle), a Texas corporation, and Eagle Acquisition Corporation. Under the merger agreement, Eagle will acquire 100% of the outstanding common stock of Clearworks and merge Eagle Acquisition Corporation, a wholly owned subsidiary of Eagle, with the Clearworks. As a result of the merger, stockholders of Clearworks will hold in the aggregate approximately53% of the outstanding common stock of Eagle following completion of the merger. Eagle will issued 0.8 shares of Eagle common stock for each share of Clearworks. Further, Eagle will assume all outstanding Clearworks stock options and warrants based upon the same 0.8 exchange ratio. A registration statement Form S-4 has been filed with the Securities and Exchange Commission (SEC) to culminate this merger afterwhich both companies will seek shareholder approval for the transaction and register the issuance of its common stock in connection therewith.

     In October 2000, Eagle loaned the Company $1,000,000, accruing interest at ten percent (10%), to meet its immediate cash flow needs. Repayment of the loan is secured by all of the assets of the Company. The Company issued 750,000 shares of its common stock as additional collateral for the loan.

     On November 10, 2000, Eagle loaned the Company $1,000,000, accruing interest at ten percent (10%), to meet its immediate cash flow needs. Repayment of the loan is secured by all of the assets of the Company. The Company issued Eagle 750,000 shares of its common stock as additional collateral for this loan.

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    September 30, 2000 And December 31, 1999

                                                                   September 30, 2000    December 31, 1999
                                                                   ------------------    ------------------
          ASSETS                                                       (Unaudited)
Current assets:
  Cash and cash equivalents ....................................   $           59,649    $        1,247,000
  Accounts receivable, net of allowance for doubtful
    accounts of $463,188 and $93,081, respectively .............            5,764,477             3,388,000
  Stock subscription receivable ................................                                    450,000
  Inventories ..................................................            1,250,346               332,000
  Prepaid expenses and other current assets ....................              174,629               229,000
                                                                   ------------------    ------------------
        Total current assets ...................................            7,249,101             5,646,000
                                                                   ------------------    ------------------
Property and equipment, net ....................................            7,270,463             2,256,000
                                                                   ------------------    ------------------
Other assets:
  Goodwill, net ................................................            6,771,182             5,449,000
  Deferred financing costs .....................................              311,869               378,000
  Other ........................................................            1,067,510                29,000
                                                                   ------------------    ------------------
                                                                            8,150,561             5,856,000
                                                                   ------------------    ------------------
        Total assets ...........................................   $       22,670,125    $       13,758,000
                                                                   ==================    ==================
          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable, trade ......................................   $        6,228,802    $        3,197,000
  Accrued expenses .............................................            1,444,444               461,000
  Current maturities of long-term debt .........................            1,496,322               860,000
  Note payable, shareholder ....................................                 --                 150,000
                                                                   ------------------    ------------------
        Total current liabilities ..............................            9,169,568             4,668,000
                                                                   ------------------    ------------------
Long-term debt, net of current maturities ......................               69,670               535,000
                                                                   ------------------    ------------------
6% Convertible debentures, net of discount .....................            1,902,750             2,785,000
                                                                   ------------------    ------------------
Shareholders' equity:
Common stock, $.001 par value; 50,000,000 shares authorized;
28,030,231 and 20,884,957 shares issued and
outstanding September 30, 2000 and December 31,
1999, respectively .............................................               28,030                21,000
  Additional paid-in capital ...................................           40,406,757            11,472,000
   Stock subscription receivable ...............................             (604,491)                 --
  Deferred financing charges ...................................           (1,102,965)             (285,000)
  Accumulated deficit ..........................................          (27,199,194)           (5,438,000)
                                                                   ------------------    ------------------
                                                                           11,528,137             5,770,000
                                                                   ------------------    ------------------
        Total liabilities and shareholders' equity .............   $       22,670,125    $       13,758,000
                                                                   ==================    ==================

See accompanying notes to consolidated financial statements.

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
     FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                                   (UNAUDITED)

                                                            THREE MONTHS        THREE MONTHS       NINE MONTHS        NINE MONTHS
                                                           ENDED SEPTEMBER    ENDED SEPTEMBER    ENDED SEPTEMBER    ENDED SEPTEMBER
                                                               30, 2000           30, 1999           30, 2000           30, 1999
                                                           ---------------    ---------------    ---------------    ---------------
                                                                                 (RESTATED)                            (RESTATED)
Revenues:
   ClearWorks IT Solutions .............................   $     5,798,852    $       615,814    $    16,738,665    $     1,215,458
   ClearWorks Home Systems .............................         1,043,765               --            1,773,423               --
   ClearWorks Structured Wiring ........................           254,955            411,186            588,632            836,542
   ClearWorks Communications ...........................           392,662               --            1,366,580               --
                                                           ---------------    ---------------    ---------------    ---------------
                                                                 7,490,234          1,027,000         20,467,300          2,052,000
                                                           ---------------    ---------------    ---------------    ---------------
Costs and expenses:
    ClearWorks IT Solutions services and materials .....         4,783,645            226,500         14,395,679            516,849
    Home Systems services and materials ................           997,646               --            2,125,431               --
    Structured Wiring services and materials ...........           318,870            528,500            587,440            856,151
    Communications services and materials ..............           203,504               --            1,354,878               --
    Selling, general and administrative expenses .......        14,846,036            675,000         17,971,621          1,979,000
    Depreciation and amortization ......................           378,138             53,000          1,197,890            139,000
                                                           ---------------    ---------------    ---------------    ---------------
                                                                21,527,839          1,483,000         37,632,939          3,491,000
                                                           ---------------    ---------------    ---------------    ---------------
Loss from operations ...................................       (14,037,605)          (456,000)       (17,165,639)        (1,439,000)
Other income/(expense):
    Interest income ....................................             2,013             55,000              8,768             55,000
    Interest expense ...................................          (236,431)           (11,000)        (4,604,323)           (24,000)
                                                           ---------------    ---------------    ---------------    ---------------
Loss before income taxes ...............................       (14,272,023)          (412,000)       (21,761,194)        (1,408,000)
                                                           ---------------    ---------------    ---------------    ---------------
Income taxes, net of valuation allowances ..............              --              (45,000)              --              (45,000)
                                                           ---------------    ---------------    ---------------    ---------------
Net loss ...............................................   $   (14,272,023)   $      (457,000)   $   (21,761,194)   $    (1,453,000)
                                                           ===============    ===============    ===============    ===============
Loss per share:
    Basic ..............................................              (.57)              (.03)              (.91)              (.09)
    Diluted ............................................              (.57)              (.03)              (.91)              (.09)

Weighted average number of common shares outstanding:
    Basic ..............................................        24,912,345         15,301,957         23,957,594         15,301,957
    Diluted ............................................        24,912,345         15,301,957         23,957,594         15,301,957

See accompanying notes to consolidated financial statements.

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                                   (UNAUDITED)

                                                                                            NINE MONTHS ENDED     NINE MONTHS ENDED
                                                                                           SEPTEMBER 30, 2000    SEPTEMBER 30, 1999
                                                                                           ------------------    ------------------
Cash flows from operating activities:                                                                                (Restated)
  Net loss .............................................................................    $     (21,761,194)    $      (1,408,000)
                                                                                            -----------------     -----------------
Adjustments to reconcile net loss to net cash
    used by operating activities, net of
    acquisitions:
     Depreciation and amortization .....................................................            1,197,890               139,000
     Stock issued for compensation and services ........................................           12,756,592               755,000
     Non-Cash interest expense .........................................................            3,454,468                  --
     Amortization of deferred financing charges, costs
       and debt discount ...............................................................              704,988                  --
     (Increase) Decrease in accounts receivable, net ...................................           (2,376,477)             (923,000)
     (Increase) Decrease in inventories ................................................             (918,346)              (22,000)
     (Increase) Decrease in prepaids and other assets ..................................              125,146               (20,000)
     Increase  in accounts payable .....................................................            2,492,287               914,000
     Increase (Decrease) in accrued expenses ...........................................              859,785               (63,000)
                                                                                            -----------------     -----------------
  Net cash used by operating activities ................................................           18,296,333               780,000

Cash flows from investing activities:
       Acquisitions, net ...............................................................            1,306,171               (35,000)
       Capital expenditures ............................................................           (3,109,494)           (2,032,000)
                                                                                            -----------------     -----------------
  Net cash used by investing activities ................................................           (1,803,323)           (2,067,000)

Cash flows from financing activities:
       Net borrowings of notes payable .................................................              (99,407)              782,000
       Proceeds from issuance of convertible debentures ................................            4,000,000                  --
       Payments of deferred financing costs ............................................             (223,991)                 --
       Payments of syndication costs ...................................................              (45,769)                 --
       Proceeds from common stock sales, net ...........................................                 --               1,853,000
       Decrease in stock subscription receivable .......................................              450,000
                                                                                            -----------------     -----------------
  Net cash provided by financing activities ............................................            4,080,833             2,635,000

  Net decrease in cash .................................................................           (1,187,351)              (60,000)

  Cash at the beginning of the period ..................................................            1,247,000               162,000
                                                                                            -----------------     -----------------
  Cash at the end of the period ........................................................    $          59,649     $         102,000
                                                                                            =================     =================
  Supplemental disclosures of cash flow
        Interest expense paid ..........................................................    $         296,017     $          14,000
  Supplemental disclosures of non-cash
  Issuance of common stock for asset acquisitions ......................................    $       4,306,000                  --
       Fair value of assets acquired ...................................................    $       2,352,708     $          95,000
       Fair value of capital stock issued ..............................................    $       4,000,000     $          60,000
       Liabilities assumed .............................................................                 --       $          35,000

See accompanying notes to consolidated financial statements.

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND YEAR ENDED DECEMBER 31, 1999

                                                                  ADDITIONAL      DEFERRED
                                     SHARES OF      COMMON         PAID-IN        FINANCING
                                   COMMON STOCK      STOCK         CAPITAL         CHARGES
                                   ------------   ------------   ------------    ------------
Balances, December 31, 1998 ....     11,460,249   $     11,000   $  1,152,000    $       --

Stock issued for acquisitions ..      2,075,000          2,000      4,893,000            --

Stock issued for cash, net of ..      6,817,910          6,885      2,260,000            --
registration fees and expenses

Warrants issued for services ...           --             --        1,026,000        (378,000)

Stock issued for incentive
compensation and services ......        531,798          1,000      1,276,000            --

Beneficial conversion feature
for 6% convertible debenture ...           --             --          650,000            --

Warrants issued with convertible
debentures .....................           --             --          215,000            --

Amortization of deferred
financing charges ..............           --             --             --            93,000
                                   ------------   ------------   ------------    ------------
Balances, December 31, 1999 ....     20,884,957   $     20,885   $ 11,472,000    $   (285,000)
                                   ============   ============   ============    ============
(The following information is
unaudited)

Stock issued for acquisitions ..      1,034,000          1,034      4,304,966            --

6% convertible debentures
converted to stock, net of
deferred financing costs and
discounts ......................      2,619,083          2,619      3,058,163       1,721,326

Warrants issued for services ...           --             --        3,712,522      (3,132,161)

Stock issued for incentive
compensation and services ......      2,783,919          2,784     13,627,075            --

Beneficial conversion feature
for 6% convertible debenture ...           --             --        3,417,463            --

Warrant issued with convertible
debentures .....................           --             --          582,537            --

Common stock issued for warrant
conversion .....................        708,262            708        603,783            --

Amortization of deferred
financing charges ..............           --             --         (325,983)        592,870

Syndications Costs .............           --             --          (45,769)           --

Net Loss .......................           --             --                             --
                                   ------------   ------------   ------------    ------------
Balances September 30, 2000 ....     28,030,231   $     28,030   $ 40,406,757    $ (1,102,965)
                                   ============   ============   ============    ============
                                        STOCK        RETAINED EARNINGS        TOTAL
                                     SUBSCRIPTION      (ACCUMULATED       SHAREHOLDERS'
                                      RECEIVABLE         DEFICIT)            EQUITY
                                     ------------    -----------------    ------------
Balances, December 31, 1998 ....     $       --      $        (279,000)   $    884,000

Stock issued for acquisitions ..             --                   --         4,895,000

Stock issued for cash, net of ..             --                   --         2,266,885
registration fees and expenses

Warrants issued for services ...             --                   --           648,000

Stock issued for incentive
compensation and services ......             --                   --         1,277,000

Beneficial conversion feature
for 6% convertible debenture ...             --                                650,000

Warrants issued with convertible
debentures .....................             --                   --           215,000

Amortization of deferred
financing charges ..............             --                                 93,000
                                     ------------    -----------------    ------------
Balances, December 31, 1999 ....     $       --      $      (5,438,000)   $  5,769,885
                                     ============    =================    ============
(The following information is
unaudited)

Stock issued for acquisitions ..             --                   --         4,306,000
6% convertible debentures
converted to stock, net of
deferred financing costs and
discounts ......................             --                   --         4,782,108

Warrants issued for services ...             --                   --           580,361

Stock issued for incentive
compensation and services ......             --                   --        13,629,859

Beneficial conversion feature
for 6% convertible debenture ...             --                   --         3,417,463

Warrant issued with convertible
debentures .....................             --                   --           582,537

Common stock issued for warrant
conversion .....................         (604,491)                --              --

Amortization of deferred
financing charges ..............             --                   --           266,887

Syndications Costs .............             --                   --           (45,769)

Net Loss .......................             --            (21,761,194)    (21,761,194)
                                     ------------    -----------------    ------------
Balances September 30, 2000 ....     $   (604,491)   $     (27,199,194)   $ 11,528,137
                                     ============    =================    ============

See accompanying notes to consolidated financial statements.

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000
                                   (UNAUDITED)

Note 1.     Summary of Significant Accounting Policies

a)          UNAUDITED

            The unaudited financial statements included herein for the Company for the three and nine months ended September 30, 2000 and 1999 have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission and include all adjustments which are, in the opinion of management, necessary for a fair presentation. Certain information and footnote disclosures required by generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the audited financial statements and related notes thereto for the annual periods ended December 31, 1999 and 1998.

b)          Liquidity

            The ability of the Company to satisfy its obligations depends in part upon its ability to reach a profitable level of operations and securing short and long-term financing for development of its commercial and residential products. The Company is currently in discussions with other financial institutions to provide additional funding through a combination of debt and equity to fund its business plan. There is no assurance that short and long-term financing can be obtained to fulfill the Company's capital needs. Without the short or long-term financing, the Company will attempt to sell additional common stock to meet its current and future capital needs. If the Company is not able to obtain either short or long-term funding or funding through the sale of its common stock, the Company would be required to cut back its expansion plans and operate the facilities it currently has built, and fund its operations with internally generated funds from its integration, structured wiring and communications business units.

c)          CONSOLIDATION

            At September 30, 2000, the Company has four wholly owned subsidiaries: ClearWorks Communications, Inc., ClearWorks Structured Wiring Services, Inc., ClearWorks Home Systems, Inc., and ClearWorks Integration Services, Inc. (also known as ClearWorks IT Solutions, Inc.). The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

d)          USE OF ESTIMATES

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The markets for the Company's services are characterized by intense competition, rapid technological development, regulatory changes and frequent new product introductions, all of which could impact the future value of the Company's assets.

e)          CASH AND CASH EQUIVALENTS

            The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

f)          PROPERTY AND EQUIPMENT

            Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated by using the straight-line method over the following useful lives:

                                                                    YEARS
                                                                    -----
                 Head-end facilities ..........................       20
                 Field operating equipment ....................      3-7
                 Satellite demonstration equipment ............        7
                 Furniture, fixtures and office equipment......      2-7

            Expenditures for maintenance and repairs are charged against income as incurred and major improvements are capitalized.

g)          INVENTORIES

            Inventories are valued at the lower of cost or market. The cost is determined by using the first in first out ("FIFO") method. Inventories consist primarily of materials, equipment and work in process.

h)          GOODWILL

            Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over five years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill may be impacted if the estimated future operating cash flows are not achieved.

i)          REVENUE RECOGNITION

            The Company recognizes revenue and the related costs at the time the services are rendered. Revenue is derived from fees charged for the delivery of Bundled Digital Services, integration services and cabling and wiring.

            Revenue from long-term contracts is recognized using the percentage of completion method, measured by the percentage of total costs incurred to date to estimated total costs for each contract. This is used because management considers actual costs to be the best available measure of progress on these contracts.

j)          EARNINGS (LOSS) PER COMMON SHARE

            The Company computes net income/(loss) per share pursuant to Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic net income/(loss) per share is computed by dividing income or loss applicable to common stockholders by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted net income/(loss) per share is determined in the same manner as basic net income/(loss) per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and dilutive conversion of the Company's convertible debt. For the three and nine months ended September 30, 1999 and 2000, the dilutive effect of all stock options, warrants and convertible debt were not included in the calculation of diluted loss per share as the Company is reporting net losses for each period.


Note 2. Restatement of Prior Years Results

      The results of operations for the nine months ended September 30, 1999 have been restated to reflect adjustments recorded in connection with the Company's financial statements for the year ended December 31, 1999, as reported in the Company's annual report, as amended, in Form 10-KSB/A. Such adjustments resulted in additional compensation expense of $696,000 for the nine months ended September 30,1999.

Note 3. Related Party Transactions

      On September 29, 2000, ClearWorks borrowed $101,000 from Michael T. McClere, its Chairman of the Board and Chief Executive Officer. This loan was evidenced by a promissory note and bore interest at the rate of 12% per annum. ClearWorks subsequently repaid this note on October 11, 2000.

Note 4. Business Combinations

      On August 3, 2000 ClearWorks entered into a letter of intent to acquire a controlling interest in Link Two Communications, a nationwide provider of high speed wireless broadband access. The acquisition of Link Two Communications is anticipated to provide ClearWorks with a strategic arm in which to address the large retrofit market in wireless Bundled Digital Services.

      On September 15, 2000, ClearWorks purchased the assets of LDConnect.com, which is engaged in the business of providing flat fee telephone long distance service and debit calling cards for the United States and Canada. At the time of the acquisition, LDConnect.com was a Texas corporation. ClearWorks paid 1,000,000 shares of common stock for the purchase of LDConnect.com, which ClearWorks valued at $4.00 per share for the purposes of this transaction.

      On September 18, 2000, ClearWorks entered into an Agreement and Plan of Reorganization with Eagle Wireless International, Inc, a Texas corporation, and Eagle Acquisition Corporation. Under the Merger Agreement, Eagle will acquire 100% of the outstanding common stock of ClearWorks and merge Eagle Acquisition Corporation, a wholly-owned subsidiary of Eagle, with ClearWorks. As a result of the merger, stockholders of ClearWorks will hold in the aggregate approximately 53% of the outstanding common stock of Eagle following completion of the merger. Eagle will issue 0.8 shares of Eagle common stock for each share of ClearWorks. Further, Eagle will assume all outstanding ClearWorks stock options and warrants based upon the same 0.8 exchange ratio.

      The business purpose of the merger between Eagle and ClearWorks is to create a company with unique product and service offerings. This merger is, in effect, creating a new company that will have the ability to provide a full complement of broadband products and services to a wide range of customers and applications in a manner that currently is not being provided by any other competitor. Each Bundled Digital Service or BDSsm subscriber gives the new company an opportunity to create a long-term recurring revenue stream and to generate up-front product revenue by adding a number of current and future hardware and software and service products, such as the convergence set-top-box to the existing ClearWorks contracts. This balance of near-term and long-term recurring revenue is a combination that in the opinion of management is highly desirable. Hardware, installation and home wiring for the current BDSsm contracts alone have the potential to generate substantial near-term revenue for the new company in the next 24 months. And, since these same contracts are expected to generate large amounts of recurring revenue over the next twenty-five years, the new company is looking forward to establishing this revenue stream as soon as possible. The new company is also looking forward to applying the BDSsm concept to some of the current Eagle contract applications in the near future. The combination of Eagle's convergent hardware products, network services, wireless products, wireless network and spectrum services, and strong manufacturing and R&D capabilities and ClearWorks, BDSsm, "last mile" cable and fiber installation, and ClearWorks competitive local exchange carrier ("CLEC") status should provide a well-balanced revenue mix as the combined company provides a full complement of broadband products and services to its customers.

      The merger is subject to the approval by the stockholders of Eagle of the proposed share issuance in connection with the merger, the approval by the stockholders of ClearWorks of the Merger Agreement, and other customary closing conditions. Following the merger, Eagle's common stock will continue to be listed on the American Stock Exchange under the symbol "EAG."

      The board of directors of Eagle has approved the proposed issuance of shares of Eagle common stock and the assumption of stock options and warrants in connection with the merger and unanimously recommends that Eagle's stockholders vote in favor of the proposed share issuance to complete the merger.

Note 5. Issuance of Common Stock and Warrants

      During the nine month period ended September 30, 2000, the Company issued 7,145,274 shares of common stock. The following table summarizes the shares of common stock issued:


            Shares outstanding December 31, 1999 ............      20,884,957
                                                                  -----------
                Shares issued from 6% debenture conversion...       2,619,083
                Shares issued for acquisitions ..............       1,034,000
                Shares issued for services and compensation..       2,783,929
                Shares issued for warrant conversion ........         708,272
                Shares cancelled ............................             (10)
                                                                  -----------
            Shares outstanding September 30, 2000 ...........      28,030,231


      The Company issued 2,619,083 shares of its common stock associated with conversion of the 6% convertible debentures.

      The Company issued 2,783,929 shares of its common stock associated with compensation and services performed for the Company.

      The Company issued 708,272 shares of its common stock associated with conversion of warrants.

      The Company issued 1,034,000 shares of its restricted common stock associated with the acquisition of Secure-All Security..

      In July 2000 the Company granted 888,015 shares of stock to its employees. This bonus resulted in a non-cash compensation expense of $ 4,773,081.

      On September 11, 2000 the Company granted 400,000 shares of stock to its employees. This bonus resulted in a non-cash compensation expense of $1,700,000.

      The Company issued 175,000 warrants to Intratech Capital Partners, Ltd. and its affiliates in connection with the April 19, 2000 Candlelight transaction. Such warrants have an exercise price of $2.50 per share and vest from April 19, 2000 and expire on April 19, 2001. The Intratech warrants also have a cashless feature.

      On August 10, 2000, the Company's chief executive officer elected to exercise 210,000 warrants through a cash payment of $630,000.

      On August 21, 2000, the Company's chief operations officer elected to exercise 10,000 warrants through a cash payment of $30,000.00.

      On August 31, 2000, the Company issued a total of 99,996 warrants to Carl
A. Chase which have an exercise price of $0.25 per share. The warrants have a one year term and vest monthly in increments of 8,333 warrants per month beginning on August 31, 2000. See below:

                                                 NUMBER OF      EXERCISE
                                   ISSUED        WARRANTS         PRICE       VESTS        EXPIRATION
                                   ------        --------         -----       -----        ----------
               Carl A. Chase       8/31/00         8,333         $ .250       8/31/00         8/31/01
               Carl A. Chase       8/31/00         8,333         $ .250       9/30/00         9/30/01
               Carl A. Chase       8/31/00         8,333         $ .250       10/31/00       10/31/01
               Carl A. Chase       8/31/00         8,333         $ .250       11/30/00       11/30/01
               Carl A. Chase       8/31/00         8,333         $ .250       12/31/00       12/31/01
               Carl A. Chase       8/31/00         8,333         $ .250       1/30/00         1/30/01
               Carl A. Chase       8/31/00         8,333         $ .250       2/28/01         2/28/02
               Carl A. Chase       8/31/00         8,333         $ .250       3/31/01         3/31/02
               Carl A. Chase       8/31/00         8,333         $ .250       4/30/01         4/30/02
               Carl A. Chase       8/31/00         8,333         $ .250       5/31/01         5/31/02
               Carl A. Chase       8/31/00         8,333         $ .250       6/30/01         6/30/02
               Carl A. Chase       8/31/00         8,333         $ .250       7/31/01         7/31/02

Subsequent to September 30th, 24,999 warrants have been exercised (see Note 7.)

      During the month of September, 2000, Kevan Casey and Tommy Allen elected to exercise their nonqualified stock options, which options were issued as additional consideration pursuant to the Agreement and Plan of Acquisition between the Company and ClearWorks Integration Services, Inc. and United Computing Group, Inc., et. al dated December 30, 1999. The Company issued 12,248 shares to Kevan Casey and 8,165 shares to Tommy Allen. At this time, the Company is still waiting payment form Mr. Casey and Mr. Allen in the amounts of $2,449.60 and $2,041.25, respectively.

Note 6. Convertible Debentures

      On December 13, 1999, the Company closed a private placement transaction with Candlelight Investors, LLC, ("Candlelight") a Delaware limited liability company. In the private placement, the Company received from Candlelight a total of $3,000,000 in exchange for $3,000,000 total face value 6% convertible debentures due December 13, 2001, together with warrants to purchase up to 210,000 shares of common stock. The Company determined the warrants to have a total value of $265,000 on the date of issuance and recorded this amount as a discount against the convertible debentures.

      The warrants are exercisable at $3.16 per share. The debentures are convertible at the lower of $3.30 per share or 92 percent of the average of the three lowest closing bid prices for the Company's common stock during the 30 days immediately preceding conversion. However, if the average lowest closing price is less than $1.50 per share, then the conversion price of the debentures shall be equal to the average lowest closing price without modification.

      Because the conversion price of these debentures was less than the fair value of the Company's common stock on the date of issuance, the Company recorded as interest expense the value of the beneficial conversion feature. The value of the beneficial conversion feature was determined to be $650,000. The Company also gave Candlelight the right to acquire, upon total payment to the Company of $2,000,000, an additional $2,000,000 face value of debentures and additional warrants to purchase up to 140,000 shares of common stock.

      In connection with the private placement, the Company agreed not to sell any of its securities until July 4, 2000, unless the securities are (1) issued in connection with a public offering of at least $15 million, (2) in connection with an acquisition of additional businesses or assets or (3) as compensation to employees, consultants, officers or directors.

      On March 15, 2000, the Company issued an additional $2,000,000 of 6% convertible debentures to Candlelight with conversion features similar to those noted above. Because the conversion price of these debentures was less than the fair value of the Company's common stock on the date of issuance, the Company has recorded as interest expense the value of the beneficial conversion feature. The value of the beneficial conversion feature exceeded the carrying value of the convertible debentures (net of discount allocable to detachable warrants discussed below), therefore, the charge to interest expense was limited to $1,701,000.

      The 6% convertible debentures issued on March 15, 2000 were also issued with detachable warrants, exercisable at $3.16 per share. The warrants can be converted into 140,000 shares of common stock. The Company determined the warrants to have a total value of $299,000 on the date of issuance and recorded this amount as a discount against the convertible debentures. This discount will be amortized to interest expense over the term on the convertible debentures.

      On April 19, 2000, the Company issued an additional $2,000,000 of 6% convertible debenture to Candlelight with conversion features similar to those noted above. Because the conversion price of these debentures was less than the fair value of the Company's common stock on the date of issuance, the Company has recorded as interest expense the value of the beneficial conversion feature. The value of the beneficial conversion feature exceeded the carrying value of the debentures (net of discount allocable to detachable warrants discussed below), therefore, the charge to interest expense was limited to $1,716,000.

      This debenture required the Company to register all underlying shares of common stock by May 19,2000. As of 9/30/00, these shares have not yet been registered resulting in a situation of default. Accordingly, the Company is deemed to owe approximately $171,000 to Candlelight as a result of this default. At November 12, 2000, this liability has increased to approximately $228,000.

      The 6% convertible debentures issued on April 19, 2000 were also issued with detachable warrants, exercisable at $3.16 per share. The warrants can be converted into 140,000 shares of common stock. The Company determined the warrants have a total value of $284,000 on the date of issuance and recorded this amount as a discount against the convertible debentures. This discount will be amortized to interest expense over the term on the convertible debentures.

      In February, May and June 2000 Candlelight converted $3,500,000 total face value of the 6% convertible debentures into 1,345,364 shares of common stock. At the dates of these conversions, the Company charged a total of deferred financing charges, accrued interest and convertible discount of $1,911,696 to additional paid-in capital.

      On July 20, 2000 the Company received conversion notice from Candlelight to convert $150,000 of the outstanding 6% convertible debentures into 49,511 shares of common stock.

      On July 27, 2000 the Company received conversion notice from Candlelight to convert $10,000 of the outstanding 6% convertible debentures into 3,087 shares of common stock.

      On August 7, 2000 the Company received conversion notice from Candlelight to convert $740,000 of the outstanding 6% convertible debentures into 270,717 shares of common stock

      On August 10, 2000 the Company received conversion notice from Candlelight to convert $400,000 of the outstanding 6% convertible debentures into 146,404 shares of common stock.

      On August 15, 2000, the Company received conversion notice from Candlelight to convert $200,000 of the outstanding 6% convertible debentures into 73,261 shares of common stock.

Note 7.  Subsequent Events

      On October 12, 2000, Mr. Chase elected to exercise 16,666 warrants (August and September warrants) through a cash payment of $4,166.50 to the Company. On October 31, 2000, Mr. Chase elected to exercise 8,333 warrants (October warrants) through a cash payment of $2,083.25 to the Company.

      In October 2000, Eagle loaned ClearWorks $1,000,000, accruing interest at the prime rate, to meet its immediate cash flow needs. Repayment of the loan is secured by all of the assets of ClearWorks. ClearWorks issued Eagle 750,000 shares of common stock as additional consideration for the loan.

      In November 10, 2000, Eagle loaned ClearWorks $1,000,000, accruing interest at the prime rate, to meet its immediate cash flow needs. Repayment of the loan is secured by all of the assets of ClearWorks. ClearWorks will issue Eagle 750,000 shares of common stock as additional consideration for the loan. Moreover, it is likely that Eagle will loan additional funds to ClearWorks prior to the Special Meeting of Stockholders to approve the Merger Agreement. Any additional loans are likely to involve the issuance of additional shares of ClearWorks common stock.

      As stated in Note 4 the Company signed a letter of intent to acquire a controlling interest in Link2. During November 2000 the Company acquired approximately 60% of Link 2 for 10,526,163 shares of the Company's common stock.

Note 8: Industry Segments

      The Company has adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." At December 31, 1999 the Company's three business units have separate management teams and infrastructures that offer different products and services. The business units have been aggregated into three reportable segments (described below) since the long-term financial performance of these reportable segments is affected by similar economic conditions.

      CLEARWORKS COMMUNICATIONS, INC. subsidiary focuses primarily on the delivery of integrated voice, video and data services to the residential and commercial marketplace. Its proprietary technology enables it to proceed into the voice, video and data market for bundled consumption. The Company deploys dial tone, multi-channel digital video services, dedicated Internet connectivity, on-demand video rental, voicemail, security monitoring and a community intranet as a Bundled Digital Service into the home or office. ClearWorks Communications provides solutions to consumers by implementing technology, both within the community and within the home. Within the residential community, ClearWorks Communications is installing fiber optic backbones to deliver voice, video and data solutions directly to consumers.

      CLEARWORKS STRUCTURED WIRING SERVICES, INC. subsidiary focuses primarily on developing residential, commercial and educational accounts for deployment of structured wiring solutions and sale of audio and visual equipment to new construction single family and multi-family dwelling units. These customers consist of companies, school districts and universities and individuals that seek outside expertise to deploy fiber-optic and copper-based structured wiring solutions. ClearWorks Structured Wiring Services generates revenue through time and materials billings, consulting contracts, service and support contracts.

      CLEARWORKS IT SOLUTIONS, INC. subsidiary provides information technology staffing personnel, network engineering, vendor evaluation of network hardware, resale of network hardware, implementation of network hardware and support of private and enterprise networks. Additional services include desktop rollouts, multi-platform supports and Local Area Networks ("LAN"), as well as Wide Area Networks ("WAN") analysis and server deployment.

      CLEARWORKS HOME SYSTEMS, INC. subsidiary addresses new home building with the goal of integrating technology into the home. This includes structured wiring, security systems, audio/video solutions and home automation. As such, the primary customers of ClearWorks Home Systems are major builders and the home buyers themselves. Many of the systems installed are bundled into the mortgage of the actual home. The company integrates with its counterparts in delivery the key systems inside the home to prepare the home for high speed data services and other future technologies.

    The accounting policies of the reportable segments are the same as those described in Note 2. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

Summarized financial information concerning the Company's reportable segments is shown below in the following table:

                                           CLEARWORKS      STRUCTURED                   CLEARWORKS    CORPORATE AND
                                         COMMUNICATIONS      WIRING     IT SOLUTIONS   HOME SYSTEMS    ELIMINATIONS   CONSOLIDATED
                                         --------------   -----------   ------------   ------------   -------------   ------------
Nine Months Ended September 30, 2000
  Revenues from unaffiliated customers        1,378,622       588,632     16,738,665      1,761,381            --       20,467,300
  Segment profit (loss) ...............        (433,950)     (146,111)       262,509       (791,359)    (14,728,158)   (15,837,069)
  Total assets ........................       4,222,402     1,487,501      5,233,771        953,810      10,772,642     22,670,126
  Capital expenditures ................       2,147,801        81,969        102,176         72,490         315,058      2,719,494
  Depreciation and amortization .......          96,591        25,144          8,475         13,942       1,053,738      1,197,892


Three Months Ended September 30, 2000
  Revenues from unaffiliated customers          404,704       254,955      5,798,852      1,031,723            --        7,490,234
  Segment profit (loss) ...............          73,610      (113,426)       (51,685)      (162,514)    (13,405,452)   (13,659,467)
  Total assets ........................       4,222,402     1,487,501      5,233,771        953,810      10,772,642     22,670,126
  Capital expenditures ................       1,051,671          --           86,075          3,425            --        1,141,171
  Depreciation and amortization .......          37,099         8,556          2,825          6,098         323,560        378,138

Nine Months Ended September 30, 1999
  Revenues from unaffiliated customers             --         836,542      1,215,458           --              --        2,052,000
  Segment profit (loss) ...............            --         (19,609)       698,609           --        (1,979,000)    (1,300,000)
  Total assets ........................            --         369,659        259,845           --         2,698,496      4,091,000
  Capital expenditures ................            --          16,374        251,683           --         1,070,943      2,032,000
  Depreciation and amortization .......            --           1,356          5,650           --            78,994        139,000

Three Months Ended September 30, 1999
  Revenues from unaffiliated customers             --         411,186        615,814           --              --        1,027,000
  Segment profit (loss) ...............            --         (32,605)       314,194           --        (1,296,122)      (403,000)
  Total assets ........................            --         369,659        259,845           --         2,698,496      4,091,000
  Capital expenditures ................            --          16,374        251,683           --         1,070,943      2,032,000
  Depreciation and amortization .......            --           2,445          5,650           --            78,994         53,000

The following reconciles segment profit (loss) to income (loss) from operations for the three and nine months ended September 30, 2000 and 1999 Consolidated Statements of Operations:

                                                  THREE MONTHS ENDED   THREE MONTHS ENDED   NINE MONTHS ENDED    NINE MONTHS ENDED
                                                  SEPTEMBER 30, 2000   SEPTEMBER 30, 1999   SEPTEMBER 30, 2000   SEPTEMBER 30, 1999
                                                  ------------------   ------------------   ------------------   ------------------
Total profit (loss) from reportable segments ..          (13,378,786)            (403,000)         (15,687,069)          (1,300,000)
 Depreciation and amortization ................             (378,138)             (53,000)          (1,197,892)            (139,000)
Income (loss) from operations .................          (14,037,605)            (456,000)         (17,165,639)          (1,439,000)

Note 9. Commitments and Contingent Liabilities

      LEGAL PROCEEDINGS

      We are subject to legal proceedings and claims which arise in the ordinary course of business. We do not expect that the results in any of these legal proceedings will have a material adverse effect on our financial condition or results of operations.

      We are currently plaintiff in CLEARWORKS.NET, INC. V. MICHAEL C. CALLIHAN AND LINDA CALLIHAN; 157th Judicial District Court of Harris County, Texas; Cause No. 2000-10296. Suit was filed February 25, 2000 after attempts to mediate were unsuccessful alleging causes of action based on breach of contract, breach of warranty, fraud in stock transactions and common law fraud. The facts underlying the lawsuit are as follows: On or about May 21, 1998, the principal shareholder of Team Renaissance, Inc. entered into a merger agreement with us. Shortly thereafter, the principal shareholder, Michael Callihan, requested that we pay in full promissory notes in which Mr. Callihan was the payee. However, those promissory notes were neither disclosed in the merger agreement nor attached to the merger agreement as exhibits. A dispute arose between us and Mr. Callihan regarding the validity of the promissory notes. Additionally, a dispute arose regarding credit card accounts held in the name of Mr. Callihan which Mr. Callihan claims are our obligation and which we claim are the personal debt of Mr. and Mrs. Callihan. Also, prior to closing, we learned that the Callihans had failed to make payments to its employees and contractors, and had also failed to pay its suppliers, in direct violation of the merger agreement between the parties. We intend to continue to vigorously prosecute our claims against the Callihans and the Company is seeking to be reimbursed for, among other things, the funds expended by the Company to make the payments to the employees, contractors and suppliers and for return of or reduction of the shares paid to the Callihans. The Company further seeks damages for breach of contract, breach of warranty, fraud in stock transactions and common law fraud and are seeking recovery of the stock issued to the Callihans. The Court has ordered the case to mediation on or before November 30, 2000. The case is currently set for trial during the two week period beginning June 18, 2001.

      We were defendants in Cause No. 98-34 190; MARTIN R. NATHAN V. CLEAR WORKS TECHNOLOGIES, INC., ET. AL.; In the 216th Judicial District Court, Harris County, Texas, which case was referred to arbitration in Case No. 70-168-00402-99; American Arbitration Association, CLEARWORKS TECHNOLOGIES, INC.; MICHAEL T MCCLERE, RACHEL MCCLERE 1998 TRUST; MCCLERE FAMILY TRUST; AND SHANNON MCLEROY VS. TIM PENNINGTON, RECOH TRICOTE, INC., INTERNAL REVENUE SERVICE AND MCMANUS & COMPANY, P.C., JAMES W. WALTERS, J. STANFORD LIFSEY AND JANET W. LIFSEY, EARL STOVER AND DEBRA SMITH. This suit, however, has been dismissed, and the parties have agreed to work out a settlement of all claims. One of the claims among the parties to this proceeding is focused upon apportionment of liability among the parties for damages, if any, payable to Tim Pennington in the action brought by him against the Company. This suit was originally instituted by Plaintiffs' Original Petition filed in the above referenced cause of action by Martin R. Nathan, alleged escrow agent, against the Company and others. This suit was filed as an interpleader action and arises out of the reverse merger pursuant to that one certain Agreement for Purchase of Common Stock dated April 1, 1998, which created the public form of the Company as it now exists. Pursuant to the terms of certain escrow agreements or arrangements between the original shareholders of Millennium Integration Technologies, a predecessor to the Company, and Southeast Tire Recycling, Inc., the original owners of Southeast Tire escrowed shares of stock in the Company that they received in the transaction in order to satisfy any disclosed or undisclosed outstanding obligations of Southeast Tire as of the date of the merger. The claimants in the proceeding are the Company and the former shareholders of Millennium Integration Technologies. The principal respondents are those former shareholders of Southeast Tire, referred to as the Walters Group, who are alleged to have indemnity obligations to the claimants and who have escrowed approximately 86,000 shares of the Company's stock to secure any outstanding obligations claimed by any party and arising prior to the date of the merger. The known claims are Recoh Tricote, Inc., Internal Revenue Service, Tim Pennington and McManus & Company, P.C.

      We are currently a defendant in Cause No. 98-34 190-A; TIM PENNINGTON V. CLEAR WORKS TECHNOLOGIES, INC. AND JAMES W. WALTERS; In the 269th Judicial District Court of Harris County, Texas. Reference is made to the foregoing paragraphs describing the Nathan lawsuit. While all other interpleader claims referenced in the foregoing paragraphs were referred to arbitration and subsequently dismissed pursuant to agreement, the remaining claim by Tim Pennington was severed into an independent cause of action. Tim Pennington has filed a petition asserting claims against the Company. These claims allegedly first arose with Mr. Pennington's employment with Southeast Tire Recycling, Inc. Mr. Pennington claims that he had an employment agreement with Southeast Tire Recycling, Inc. providing him with approximately $42,000.00, options to purchase up to 175,000 shares of free trading stock, 100,000 shares of restricted stock, and an additional 50,000 shares for every six (6) months of Pennington's employment. Pennington claims that his employment agreement was breached by Southeast Tire prior to the merger. Pennington also claims that he was also the owner of 300,000 shares of common stock of Southeast Tire. Pennington's claims are addressed to ClearWorks, although the alleged misconduct was not the conduct of ClearWorks but that of its predecessor, Southeast Tire, and its shareholders, officers and directors. Pennington's claims are grounded in breach of contract, fraud, state and federal securities fraud, and conversion. Pennington seeks a judgment in excess of $100,000 plus punitive damages, court cost, attorneys' fees and interest. The Company has filed its answer and a counterclaim to the filing by Pennington. The Company intends to dispute the claim and to raise affirmative defenses on behalf of the Company, such as failure of a condition or conditions to the agreement, estoppel, latches, and that Pennington's claims are limited to claims against the escrowed shares and that Pennington's claims are not properly asserted against the Company, but should be addressed to the former officers, directors, and shareholders.

      This lawsuit is currently in the discovery phase. The Court has ordered that this lawsuit be mediated. Trial date is scheduled for December 11, 2000. The Company intends to vigorously contest all claims in this case. The Company also expects to pursue its indemnity claims in this proceeding against the former shareholders of Southeast Tire of whom have agreed to indemnify the Company of these claims or are otherwise legally obligated to do so. The Company also expects to assert claims for any out of pocket expenses, attorneys' fees and other costs of defense in this case against the former shareholders and the proceeds of the shares of stock held in the registry of the District Court in the proceeding identified in the Nathan lawsuit above.

      We also currently are a defendant in CAUSE NO. 1999-15281; ROBERT HORN VS. CLEAR WORKS TECHNOLOGIES, INC. Suit was filed March 25, 1999, in the 333rd Judicial District Court of Harris County, Texas, alleging causes of action based on breach of contract in the amount of approximately $200,000.00. The facts underlying this lawsuit are as follows: Robert Horn entered into an employment agreement with us effective April 1, 1998. The employment agreement contained a condition precedent which stated: "The completion and subsequent release of escrow money associated with the initial 504 offering of the Company's securities on or before May 1, 1998, is a condition precedent to the obligation of any party hereunder." The condition precedent was not met because we did not have a 504 offering prior to May 1, 1998. On July 1, 1998, Mr. Horn tendered his notice of resignation effective July 31, 1998. On March 25, 1999, Mr. Horn filed a lawsuit claiming that we had terminated Mr. Horn's employment without cause. We filed an Answer on April 16, 1999 denying the claim and asserting our affirmative defenses. This lawsuit is currently in the discovery phase. The parties have scheduled a mediation in this lawsuit. Trial is scheduled for the two-week period beginning February 5, 2001. We are vigorously contesting these claims by Robert Horn on the basis that they are without merit.

      We are a defendant CAUSE NO. 1999-62209; SHERMAN GERALD MASON, D/B/A CASTLE DEVELOPMENTS, LTD. V. CLEARWORKS.NET, INC. FORMERLY CLEARWORKS TECHNOLOGIES, INC.; IN THE DISTRICT COURT OF HARRIS COUNTY, TEXAS; 157TH JUDICIAL DISTRICT. On December 17, 1999, Sherman Gerald Mason d/b/a Castle Developments, Ltd. filed suit against the Company in the 157th Judicial District Court of Harris County, Texas. In his Original Petition, Mr. Mason alleges the breach of a consulting agreement with the Company and seeks recovery of 500,000 shares of stock. He also seeks recovery of alleged monthly retainer payments in an undisclosed amount and seeks injunctive relief. The Company has filed an answer disputing all liability, asserting that the contract was terminable and that the contract is not enforceable because of the prior breaches of the consulting agreement by Mr. Mason.

      The Company has answered. The Company has moved to have the case submitted to arbitration, and the Plaintiff has agreed to do so. No discovery has been propounded and no scheduling order or trial date has been entered in connection with the case or the arbitration.

      We are a defendant in CAUSE NO. 728431; CHARTERWOOD ASSOCIATES, LTD. V. CLEARWORKS STRUCTURED WIRING SERVICES, INC.; IN THE COUNTY CIVIL COURT AT LAW NUMBER THREE (3), HARRIS COUNTY, TEXAS. On January 21, 2000, Charterwood Associates, a Texas Limited Partnership, sued Clearworks Structured Wiring Services, Inc., a subsidiary of the Company. The suit presents claims for breach of a contract to design, operate and maintain "bundled digital services" to Plaintiffs apartment complex. The suit seeks recovery of damages in the sum of $78,746.69 plus interest, attorneys' fees and cost of court. The Company denies the claims. The Company maintains its own claims for breach of contract in connection with the same project. The Company has filed an affidavit claiming lien against the apartment project owned by the Plaintiffs claiming that $52,800 is unpaid for services and materials provided. The Company will seek attorneys' fees, interest and cost of court in connection with its counter-claim, when filed.

      No discovery has been taken. The Court has scheduled a trial date beginning the week of March 5, 2001.

      The Company intends to vigorously contest all claims in this case. The Company also expects to vigorously pursue collection of its claims for services rendered and materials provided.

      We are a defendant in CAUSE NO. 2000-30394; MERGER COMMUNICATIONS, INC. VS. CLEARWORKS TECHNOLOGIES, INC.; IN THE 281ST JUDICIAL DISTRICT COURT OF HARRIS COUNTY, TEXAS. On June 16, 2000, Merger Communications, Inc. sued the Company. The suit presents claims for breach of a contract to provide Company public relations services. The suit seeks recovery of damages in the sum of $7,797.92, the value of 106,667 restricted shares of Company common stock as of the date of the alleged breach plus interest, attorneys' fees and cost of court. The Company denies the claims and has filed an answer.

      No discovery has been taken. The Court has not scheduled a trial date. The Company intends to vigorously contest all claims in this case.

      We are a defendant in CASE NO. CV2000015051; VALLEY FIRST COMMUNITY BANK VS. CLEARWORKS.NET, INC. AND CLEARWORKS HOME SYSTEMS, INC.; IN THE SUPERIOR COURT OF ARIZONA, MARICOPA COUNTY. On August 16, 2000, Valley First Community Bank. sued the Company and its subsidiary ClearWorks Home Systems, Inc. The facts underlying the lawsuit are as follows: On or about June 21, 2000, ClearWorks Home Systems, Inc. executed a binding letter of intent to purchase from Valley First certain assets, which Valley First represented to ClearWorks Home System that it held a first lien. The purchase price for such assets was set at $150,000.00. Subsequently, ClearWorks Home Systems, Inc. discovered that Valley First did not in fact hold a first lien on such assets. Moreover, ClearWorks Home Systems discovered that such assets were sold in a landlord's auction. As a result, ClearWorks Home Systems, Inc. did not pay Valley First $150,000. Valley First filed its lawsuit and such suit presents claims for breach of contract, breach of implied duty of good faith and fair dealing, conversion, intentional interference with contract, and promissory estoppel/detrimental reliance. The suit seeks recovery of an unspecified amount of damages not less than $150,000, attorneys' fees and cost of court. The Company denies the claims and has filed an answer, including affirmative defenses.

      No discovery has been taken. The Court has not scheduled a trial date. The Company intends to vigorously contest all claims in this case.

      We are a defendant in CIVIL NO. 00-K-1982; CARL THOMPSON ASSOCIATES, INC. VS. CLEARWORKS.NET, INC.; IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO. On October 4, 2000, Carl Thompson Associates, Inc. sued the Company. The facts underlying the lawsuit are as follows: On or about January 13, 2000, ClearWorks.net, Inc. executed a letter agreement for investor relations services for a term of one year. During the month of March, a dispute arose regarding Carl Thompson's hourly billing rates for answering shareholder's telephone inquiries, which billing rates were not initially disclosed to the Company. Thereafter, the Company ceased using Carl Thomson's services, and Carl Thompson ceased providing services. Carl Thomson filed its lawsuit presenting claims for breach of contract, unjust enrichment, action on account, quantum meruit, and breach of contract-implied covenant of good faith and fair dealing. The suit seeks recovery of damages in the sum of $521,415.00, attorneys' fees and cost of court. The Company denies the claims and will be filing an answer and affirmative defenses.

      The Company intends to vigorously contest all claims in this case.

      Our subsidiary is a defendant in CAUSE NO. 741287; INTERNATIONAL INTEGRATED SOLUTIONS VS. CLEARWORKS INTEGRATION SERVICES, INC. AKA AND DBA CLEARWORKS INTEGRATION SVCS AND ARCHER MICKELSON TECHNOLOGIES; IN THE COUNTY CIVIL COURT AT LAW NUMBER 4 OF HARRIS COUNTY, TEXAS. On September 22, 2000, International Integrated Solutions sued ClearWorks Integration Services presenting claims for an action on account. The suit seeks recovery of damages in the sum of $29,890.20, attorneys' fees and cost of court. The Company filed an answer denying all claims. The Company is currently in settlement negotiations.

      The Company is a defendant in CAUSE NO. 740809; CONSECO FINANCED VENDOR SERVICES CORPORATION FORMERLY DOING BUSINESS AS GREEN TREE VENDOR SERVICES CORPORATION VS. CLEARWORK.NET, INC. FORMERLY DBA CLEARWORKS TECHNOLOGIES, INC. AND MICHAEL T. MCCLERE; IN THE COUNTY CIVIL COURT AT LAW NUMBER 1 OF HARRIS COUNTY, TEXAS. On October 3, 2000, Conseco Financed Vendor Services sued the Company presenting claims for breach of lease, and sued Michael T. McClere as guarantor under the contract. The suit seeks recovery of damages in the sum of $19,785.84, attorneys' fees and cost of court. The Company filed an answer denying all claims. The Company is currently in settlement negotiations.

      The Company is a defendant in CAUSE NO. 00-361-C; BUCKALEW EMPLOYMENT SERVICES, INC. VS. CLEARWORK.NET, INC. DBA CLEARWORKS TECHNOLOGIES, INC.; IN THE DISTRICT COURT OF KLEBERG COUNTY, TEXAS. On July 14, 2000, Buckalew sued the Company presenting claims for payment of an account. The suit seeks recovery of damages in the sum of $13,832.96, attorneys' fees and cost of court. Buckalew filed a motion for substitute service and the company was served on September 27, 2000 by posting the petition to the door at 2450 Fondren, Suite 200, Houston, Texas 77063. The Company, however, never became aware of such lawsuit, and Buckalew made no attempt to contact the Company's general counsel. The Company became aware of such lawsuit on October 25, 2000 and immediately contacted Buckalew's counsel. Upon receiving a copy of the lawsuit via fax, the Company immediately filed an answer denying all claims.

      United Consulting Group, Inc. and United Computing Group, Inc., each of which became a wholly owned subsidiary of our ClearWorks Integration subsidiary on December 30, 1999, are defendants and counter-plaintiffs in SALES CONSULTANTS OF HOUSTON'S. UNITED CONSULTING GROUP, INC. AND UNITED COMPUTING GROUP, INC.; In the County Civil Court at Law Number 1 of Harris County, Texas; Cause No. 720200. Plaintiffs filed their lawsuit on August 24, 1999 alleging causes of action based on breach of contract and fraud. The facts underlying the lawsuit are as follows: On or about March 16, 1999, Sales Consultants of Houston ("Sales Consultants"), which is in the personnel placement business, entered into an agreement with United Consulting Group, Inc. in which United Consulting agreed to pay Sales Consultants a finder's fee for placing an employee with United Consulting. United Consulting agreed to pay a finder's fee in the amount of 30% of the new employee's base salary. Shortly thereafter, a dispute arose regarding the amount of the new employee's base salary. United Consulting claims that the base salary was $8,000 because the new employee was offered $4,000 per month for only two months plus commissions. Sales Consultants claims that the new employee's base salary is calculated by multiplying $4,000 (the first two month's base salary) by 12 months and arrives at a base salary of $48,000. Consequently, the finder's fee was not paid. This suit was an uninsured claim in the amount of approximately $5,000. United Consulting filed an Answer on August 30, 1999 denying Sales Consultants' claims and also filed a Counterclaim for Declaratory Judgement on October 21, 1999. We are vigorously contesting the claims by Sales Consultants on the basis that they are without merit.

                                    PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 20. Indemnification of Officers and Directors

Under Texas law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such person against liability under the Securities Act of 1933. True and correct copies of
Article 2.02 and 2.02-1 of the Texas Business Corporations Act that address indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

In addition, Article 2.02-1(B) of the Texas Business Corporation Act and Eagle's Articles of Incorporation and Bylaws provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability in circumstances which (1) the person was found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or (2) the person is found liable to the corporation.

The effect of these provisions may be to eliminate the rights of Eagle and its stockholders (through stockholders' derivative suit on behalf of Eagle) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in situations described in clauses (1)-(2) of the preceding paragraph.

Item 21. Exhibit and Financial Statement Schedules

The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

EXHIBIT  TITLE
NUMBER

3(i)     Articles of Incorporation of Eagle Wireless International, Inc.

3(ii)    By-laws

4.1      Specimen of Share Certificate

5.1      Opinion of Richard O. Weed

8.1      Opinion re: tax matters

10.1     Agreement and Plan of Reorganization with ClearWorks

21       Subsidiaries of Eagle Wireless, Inc.

23.1     Consent of Richard O. Weed

23.2     Consent of Independent Auditors (McManus & Co. for Eagle)

23.3     Consent of Independent Auditors (McManus & Co. for ClearWorks)

23.4     Consent of Person About to be named a Director, Michael T. McClere

23.5     Consent of Person About to be named a Director, Shannon D. McLeroy

23.6     Consent of Person About to be named a Director, Raymond G. Harrell, III

27       Financial Statement Schedules

99.1     Articles 2.02 and 2.02.1 of the Texas Business Corporations Act

99.2     Form of Eagle Proxy Card

99.3     Form of ClearWorks Proxy Card

ITEM 22. UNDERTAKINGS

1.  The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (i) include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Eagle pursuant to Section 13 or Section 5(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (b) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the other items of the applicable form.

   (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed as the initial bona fide offering thereof.

4. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in League City, state of Texas, on December 26, 2000.



                              EAGLE WIRELESS INTERNATIONAL, INC.
                              A Texas Corporation


                              By: /S/ DR. H. DEAN CUBLEY
                              Dr. H. Dean Cubley,
                              Director and President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                    TITLE                       DATE
  -------------------------    --------------------------    -----------------
   /S/ H. DEAN CUBLEY          President, Chief Executive    December 26, 2000
       H. Dean Cubley          Officer, and Director

   /S/ RICHARD ROYALL          Chief Financial Officer       December 26, 2000
       Richard Royall

   /S/ CHRISTOPHER W. FUTER    Vice President, Director      December 26, 2000
       Christopher W. Futer

   /S/ A.L. CLIFFORD           Director                      December 26, 2000
       A.L. Clifford

   /S/ GLENN A. GOERKE         Director                      December 26, 2000
       Glenn A. Goerke

                                  EXHIBIT INDEX

          EXHIBIT NUMBER                      TITLE
          --------------                      -----
               3(i)          Articles of Incorporation of Eagle Wireless       Previously filed
                             International, Inc.
               3(ii)         By-laws                                           Previously filed
                4.1          Specimen of Share Certificate                     Previously filed
                5.1          Opinion of Richard O. Weed                        Filed electronically
                8.1          Opinion re: tax matters                           Filed electronically
               10.1          Agreement and Plan of Reorganization with         Previously filed
                             ClearWorks
                21           Subsidiaries of Eagle Wireless, Inc.              Previously filed
               23.1          Consent of Richard O. Weed                        Filed electronically
               23.2          Consent of Independent Auditors (McManus & Co.    Filed electronically
                             for Eagle)
               23.3          Consent of Independent Auditors (McManus & Co.    Filed electronically
                             for ClearWorks)
               23.4          Consent of Person About to be named a Director,   Filed electronically
                             Michael T. McClere
               23.5          Consent of Person About to be named a Director,   Filed electronically
                             Shannon D. McLeroy
               23.6          Consent of Person About to be named a Director,   Filed electronically
                             Raymond G. Harrell, III
                27           Financial Statement Schedules                     Filed electronically
               99.1          Articles 2.02 and 2.02.1 of the Texas Business    Previously filed
                             Corporations Act
               99.2          Form of Eagle Proxy Card                          Filed electronically
               99.3          Form of ClearWorks Proxy Card                     Filed electronically

                                      II-5